Exhibit 10.7

SECOND LIEN CREDIT AGREEMENT

Dated as of March 16, 2017

By and among

BCPE EAGLE INTERMEDIATE HOLDINGS, LLC,

as Holdings,

BCPE EAGLE BUYER LLC,

as the Borrower,

The several Lenders

from time to time parties hereto,

ROYAL BANK OF CANADA,

as the Administrative Agent, the Collateral Agent and a Lender,

and

RBC CAPITAL MARKETS*, BARCLAYS BANK PLC, BMO CAPITAL MARKETS CORP., and GOLDMAN

SACHS LENDING PARTNERS LLC,

as the Joint Lead Arrangers and Bookrunners

*	RBC Capital Markets is a marketing name for the capital markets business of Royal Bank of Canada and its affiliates.

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SECTION 7 [Reserved]		106

SECTION 8 Representations and Warranties		106
8.1	Corporate Status	106
8.2	Corporate Power and Authority	106
8.3	No Violation	106
8.4	Litigation	107
8.5	Margin Regulations	107
8.6	Governmental Approvals	107
8.7	Investment Company Act	107
8.8	True and Complete Disclosure	107
8.9	Financial Condition; Financial Statements	107
8.10	Compliance with Laws	108
8.11	Tax Matters	108
8.12	Compliance with ERISA	108
8.13	Subsidiaries	108
8.14	Intellectual Property	108
8.15	Environmental Laws	109
8.16	Properties	109
8.17	Solvency	109
8.18	Patriot Act; Anti-Terrorism Laws	109
8.19	Security Interest in Collateral	109
8.20	Anti-Terrorism Laws	110

SECTION 9 Affirmative Covenants		110
9.1	Information Covenants	111
9.2	Books, Records, and Inspections	113
9.3	Maintenance of Insurance	114
9.4	Payment of Taxes	114
9.5	Preservation of Existence; Consolidated Corporate Franchises	115
9.6	Compliance with Statutes, Regulations, Etc.	115
9.7	ERISA	115
9.8	Maintenance of Properties	115
9.9	Changes to Fiscal Year	115
9.10	Affiliate Transactions	116
9.11	Additional Guarantors and Grantors	118
9.12	Pledge of Additional Stock and Evidence of Indebtedness	119
9.13	Use of Proceeds	119
9.14	Further Assurances	119
9.15	Maintenance of Ratings	121
9.16	Lines of Business	121

SECTION 10 Negative Covenants		121
10.1	Limitation on Indebtedness	121
10.2	Limitation on Liens	127
10.3	Limitation on Fundamental Changes	127
10.4	Limitation on Sale of Assets	129
10.5	Limitation on Restricted Payments	130
10.6	Limitation on Subsidiary Distributions	138
10.7	Organizational and Subordinated Indebtedness Documents	140
10.8	Permitted Activities	141

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SECTION 11 Events of Default		141
11.1	Payments	141
11.2	Representations, Etc.	141
11.3	Covenants	142
11.4	Default Under Other Agreements	142
11.5	Bankruptcy, Etc.	143
11.6	ERISA	143
11.7	Guarantee	143
11.8	Pledge Agreement	143
11.9	Security Agreement	143
11.10	Judgments	144
11.11	Change of Control	144
11.12	Remedies Upon Event of Default	144
11.13	Application of Proceeds	144

SECTION 12 The Agents		145
12.1	Appointment	145
12.2	Delegation of Duties	145
12.3	Exculpatory Provisions	145
12.4	Reliance by Agents	146
12.7	Indemnification	147
12.8	Agents in Their Individual Capacities	148
12.9	Successor Agents	148
12.10	Withholding Tax	149
12.11	Agents Under Security Documents and Guarantee	149
12.12	Right to Realize on Collateral and Enforce Guarantee	150
12.13	Intercreditor Agreements Govern	150

SECTION 13 Miscellaneous		151
13.1	Amendments, Waivers, and Releases	151
13.2	Notices	155
13.3	No Waiver; Cumulative Remedies	155
13.4	Survival of Representations and Warranties	155
13.5	Payment of Expenses; Indemnification	156
13.6	Successors and Assigns; Participations and Assignments	157
13.7	Replacements of Lenders Under Certain Circumstances	164
13.8	Adjustments; Set-off	165
13.9	Counterparts	165
13.10	Severability	165
13.11	Integration	165
13.12	GOVERNING LAW	165
13.13	Submission to Jurisdiction; Waivers	166
13.14	Acknowledgments	166
13.15	WAIVERS OF JURY TRIAL	167
13.16	Confidentiality	167
13.17	Direct Website Communications	168
13.18	USA PATRIOT Act	170
13.19	Payments Set Aside	170
13.20	No Fiduciary Duty	170

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SCHEDULES

Schedule 1.1(a)	Real Properties
Schedule 1.1(b)	Commitments of Lenders
Schedule 1.1(c)	Disposition Assets
Schedule 1.1(e)	Specified Excluded Subsidiaries
Schedule 8.13	Subsidiaries
Schedule 8.15	Environmental
Schedule 9.10	Closing Date Affiliate Transactions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A-1	Second Lien Pari Intercreditor Agreement
Exhibit A-2	Second Lien Intercreditor Agreement
Exhibit B-1	Assignment and Acceptance (Non-Affiliated Lender)
Exhibit B-2	Assignment and Acceptance (Affiliated Lender)
Exhibit C	Second Lien Guarantee
Exhibit D	Intercompany Note
Exhibit E	Joinder Agreement
Exhibit F	[Reserved]
Exhibit G	Second Lien Pledge Agreement
Exhibit H	Second Lien Security Agreement
Exhibit I	Promissory Note (Term Loans)
Exhibit J	Notice of Borrowing or Notice of Conversion or Continuation
Exhibit K-1 to K-4	Non-Bank Tax Certificates
Exhibit L	Closing Date Certificate
Exhibit M	Prepayment Notice

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SECOND LIEN CREDIT AGREEMENT

SECOND LIEN CREDIT AGREEMENT, dated as of March 16, 2017, by and among BCPE EAGLE INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), BCPE EAGLE BUYER LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time parties hereto as lenders (each, a “Lender” and, collectively, the “Lenders”), and ROYAL BANK OF CANADA, as the Administrative Agent, the Collateral Agent, and a Lender (such terms and each other capitalized term used but not defined in this preamble or the recitals below having the meaning provided in Section 1.1).

WHEREAS, in connection with that certain Stock Purchase Agreement, dated as of December 16, 2016 (such Stock Purchase Agreement, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, the “Eagle Acquisition Agreement”), by and among Borrower, Epic/Freedom, LLC, a Delaware limited liability company (“Eagle Seller”), Epic Acquisition, Inc., a Delaware corporation, and FHH Holdings, Inc., a Delaware corporation (together with Epic Acquisition, Inc., “Eagle”), Borrower will acquire, directly or indirectly, Eagle from Eagle Seller;

WHEREAS, in connection with that certain Agreement and Plan of Merger, dated as of December 23, 2016 (such Agreement and Plan of Merger, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Iliad Merger Agreement”), by and among BCPE Eagle Holdings, Inc., a Delaware corporation, Borrower, BCPE Eagle Merger Sub Inc., a Delaware corporation (“Merger Sub”), PSA Healthcare Intermediate Holding Inc. (“Iliad”), a Delaware corporation, and PSA Healthcare Holding LLC, a Delaware limited liability company (“Iliad Seller”), Borrower will acquire, directly or indirectly, Iliad (the “Iliad Acquisition” and together with the Eagle Acquisition, the “Acquisitions”);

WHEREAS, pursuant and subject to the terms of the Iliad Merger Agreement, Merger Sub will merge with and into Iliad, with Iliad surviving as an indirect, Wholly-Owned Subsidiary of Borrower (the “Merger”);

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit in the form of Initial Term Loans to the Borrower on the Closing Date, in an aggregate principal amount of $240,000,000;

WHEREAS, substantially concurrently with the effectiveness of this Agreement, the Borrower will establish a first lien term loan facility pursuant to the First Lien Credit Documents (the “First Lien Facility”) consisting of (a) initial first lien term loans to the Borrower on the Closing Date, in an aggregate principal amount of $585,000,000 and (b) revolving credit loans made available to the Borrower in an aggregate principal amount at any time outstanding not in excess of $75,000,000 in accordance with the terms of the First Lien Credit Agreement;

WHEREAS, in connection with the foregoing, on or prior to the Closing Date, the Sponsors and co-investors arranged or designated by the Sponsors will make an equity investment (the “Sponsor Equity Investment”) in Borrower or a direct or indirect parent thereof (which equity investment, if other than common equity, will be on terms reasonably acceptable to the Joint Lead Arrangers and Bookrunners, and if such equity investment is made in a direct or indirect parent of Borrower, will be contributed to Borrower in an aggregate amount (when combined with any equity in Borrower or a direct or indirect parent thereof received by management of Eagle or Iliad and by other existing direct or indirect equityholders of Eagle or Iliad rolled over or re-invested in connection with the Acquisitions (the “Rollover Equity” and, such Rollover Equity together with the Sponsor Equity Investment, the “Equity Contribution”)) that is not less than 40% of the sum (the “Capitalization Amount”) of (i) the aggregate gross proceeds of the Loans and the First Lien Loans to be borrowed on the Closing Date (excluding, in each case, the aggregate gross proceeds of any loans borrowed under the Revolving Credit Facility on the Closing Date for working capital purposes (including to fund any working capital payments or adjustments under the Acquisition Agreements)) or to replace, backstop or cash collateralize existing letters of credit), plus (ii) the amount of such Equity Contribution.

WHEREAS, the Borrower shall use the proceeds of the Initial Term Loans and the First Lien Term Loans, together with certain proceeds of Revolving Credit Loans, if any, the Equity Contribution and cash on hand to (i) effect the Eagle Acquisition and the Iliad Acquisition, (ii) consummate the Closing Date Refinancing and (iii) pay the Transaction Expenses; and

WHEREAS, the Lenders are willing to make available to the Borrower the term loan described herein upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1

Definitions

1.1    Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 1/2 of 1% and (iii) the rate per annum determined in the manner set forth in clause (ii) of the definition of LIBOR Rate plus 1.00%; provided that, notwithstanding the foregoing, in no event shall the ABR applicable to the Initial Term Loans at any time be less than 2.00% per annum. Any change in the ABR due to a change in the Prime Rate or in the Federal Funds Effective Rate shall take effect at the opening of business on the date of such change.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acquired Companies” shall mean Eagle and Iliad.

“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisitions” shall have the meaning provided in the recitals to this Agreement.

“Additional Lender” shall mean any Person (other than a natural Person) that is not an existing Lender and that has agreed to provide Refinancing Commitments pursuant to Section 2.14(h) (including any Affiliated Lender).

“Administrative Agent” shall mean Royal Bank of Canada as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, or by contract.

“Affiliated Lender” shall mean a Lender that is a Sponsor or any Affiliate thereof (other than Holdings, the Borrower, any other Subsidiary of Holdings, or any Bona Fide Debt Fund).

“Agent Parties” shall have the meaning provided in Section 13.17(b).

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers and Bookrunners.

“Agreement” shall mean this Second Lien Credit Agreement.

“AHYDO Payment” shall mean any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Code Section 163(i).

“Applicable Indebtedness” shall have the meaning provided in the definition of Weighted Average Life to Maturity.

“Applicable Margin” shall mean a percentage per annum equal to (1) for LIBOR Loans that are Initial Term Loans, 8.00% and (2) for ABR Loans that are Initial Term Loans, 7.00%.

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (b) the Applicable Margin in respect of any Class of New Term Loans shall be the applicable percentages per annum set forth in the relevant Incremental Amendment, (c) the Applicable Margin in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant amendment agreement, (d) the Applicable Margin in respect of any Class of Refinancing Term Loans shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment, and (e) in the case of the Initial Term Loans, the Applicable Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” shall mean:

(i)    the sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale Leaseback) (each, a “disposition”) of the Borrower or any Restricted Subsidiary, or

(ii)    the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 10.1 and Disqualified Capital Stock of Restricted Subsidiaries not constituting Disqualified Stock), whether in a single transaction or a series of related transactions, in each case under the foregoing clauses (i) and (ii), other than:

(a)    (x) any disposition of (i) Cash Equivalents or Investment Grade Securities or (ii)(A) obsolete, negligible, worn out or surplus property, immaterial property or (B) other property (including any leasehold property interest) that is no longer (I) economically practical in its business, (II) commercially desirable to maintain or (III) used or useful in its business and (y) any disposition in the ordinary course of business of goods, equipment, inventory, or other assets;

(b)    (i) the incurrence of Liens that are permitted to be incurred pursuant to Section 10.2, (ii) as would constitute all or part of a transaction permitted by Section 10.3 or (iii) the making of any Restricted Payment or Permitted Investment, that is permitted to be made, and is made, pursuant to Section 10.5;

(c)    any disposition of assets or any issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value not in excess of the greater of (x) $12,000,000 and (y) 9.0% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of such disposition or issuance or sale, as applicable (with the Fair Market Value of each disposition being measured at the time made and without giving effect to subsequent changes in value);

(d)    any disposition of property or assets or issuance of securities (1) by a Restricted Subsidiary to the Borrower or (2) by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(e)    to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(f)    any issuance, sale or pledge of Equity Interests in, or Indebtedness, or other securities of, an Unrestricted Subsidiary;

(g)    foreclosures, condemnation, expropriation, or disposition required by a Governmental Authority or any similar action on assets or casualty or insured damage to assets;

(h)    any disposition or discount of Receivables Assets in connection with any Receivables Facility and any disposition of Securitization Assets in connection with any Qualified Securitization Financing with an aggregate Fair Market Value not to exceed $18,000,000 in any fiscal year of the Borrower;

(i)    any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale Leasebacks and asset securitizations permitted by this Agreement;

(j)    the Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Equity Interests or any Equity Interests to intercompany Indebtedness, (iii) transfer any intercompany Indebtedness to the Borrower or any Restricted Subsidiary, (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Restricted Subsidiary, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, managers, independent contractors, directors, officers or employees of Holdings, the Borrower, any direct or indirect parent thereof, or any Subsidiary thereof or any of their successors or assigns, or (vi) surrender or waive contractual rights and settle, release, surrender or waive contractual or litigation claims;

(k)    the disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(l)    (i) the sale, assignment, licensing, sub-licensing or other disposition of Intellectual Property or other general intangibles in the ordinary course of business, (ii) the sale, assignment, licensing, sub-licensing or other disposition of Intellectual Property or other general intangibles pursuant to any Intercompany License Agreement, and (iii) the statutory expiration of any Intellectual Property;

(m)    the unwinding of any Hedging Obligations or obligations in respect of Cash Management Services or Bank Products;

(n)    any sale, transfer, and other disposition of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(o)    the lapse or abandonment of Intellectual Property rights in the ordinary course of business, which, in the reasonable business judgment of the Borrower, are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(p)    the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(q)    any disposition of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 450 days thereof or (2) the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually purchased within 450 days thereof);

(r)    leases, assignments, subleases, licenses, sublicenses, covenants not to sue, releases, consents and other forms of license (and terminations thereof), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(s)    (i) any disposition of non-core assets acquired in connection with any Permitted Acquisition or Investment permitted hereunder and (ii) any disposition required to obtain antitrust approval of a Permitted Acquisition or other permitted Investment;

(t)    any disposition of assets or issuance or sale of Equity Interests that do not constitute Collateral with an aggregate Fair Market Value not to exceed the greater of $12,000,000 and 9.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) in the aggregate in any fiscal year of the Borrower with unused amount in any fiscal year carried forward over to the immediately succeeding fiscal year;

(u)    any disposition of any assets that are set forth on Schedule 1.1(c);

(v)    any sale, transfer or other disposition of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof;

(w)    any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater Fair Market Value or usefulness to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, as determined in good faith by the Borrower; and

(x)    any disposition in connection with a Permitted Reorganization or an IPO Reorganization Transaction.

“Asset Sale Prepayment Event” shall mean any Asset Sale of Collateral made pursuant to the provisions of Section 10.4; provided, that with respect to any Asset Sale Prepayment Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Asset Sale Prepayment Events, after giving effect to the reinvestment rights set forth herein, exceeds $21,875,000 in any fiscal year of the Borrower (the “Prepayment Trigger”), at which time all such Net Cash Proceeds for such fiscal year (excluding amounts below the Prepayment Trigger, as applicable) shall be applied in accordance with Section 5.2.

“Assignment and Acceptance” shall mean (i) an assignment and acceptance entered into by a Lender and an assignee that is not an Affiliated Lender (with the consent of any party whose consent is required by Section 13.6), substantially in the form of Exhibit B-1 or any other form approved by the Administrative Agent and the Borrower, (ii) an assignment and assumption entered into by a Lender and an assignee that is an Affiliated Lender (with the consent of any party whose consent is required by Section 13.6), substantially in the form of Exhibit B-2 or any other form approved by the Administrative Agent and the Borrower and (iii) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.15, such form of assignment (if any) as may be agreed by the Administrative Agent and the Borrower in accordance with Section 2.15(a).

“Auction Agent” shall mean (i) the Administrative Agent or (ii) any other financial institution or advisor employed by Holdings, the Borrower or any Subsidiary thereof (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.15 or Dutch auction pursuant to Section 13.6(h); provided, that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer of such Person), the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Assistant Treasurer, the Controller, the General Counsel, a Senior Vice President, an Executive Vice President, a Vice President or other similar officer or agent with express authority to act on behalf of such Person and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Credit Party.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bain” shall mean Bain Capital Private Equity, LP.

“Bank Products” shall have the meaning provided for such term (or a replacement analogous term) in the First Lien Credit Agreement.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bona Fide Debt Fund” shall mean any debt fund or other Person that is engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to Holdings or a Sponsor; provided, however, in no event shall (x) any natural Person or (y) Holdings, the Borrower or any Subsidiary thereof be a “Bona Fide Debt Fund.”

“Borrower” shall have the meaning provided in the recitals to this Agreement.

“Borrower Materials” shall have the meaning provided in Section 13.17(b).

“Borrowing” shall mean Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Broker-Dealer Subsidiary” shall mean any Subsidiary that is registered as a broker-dealer under the Exchange Act or any other applicable law requiring similar registration.

“Business Day” shall mean any day excluding Saturday, Sunday, and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to any interest rate settings as to a LIBOR Loan, any fundings, disbursements, settlements, and payments in respect of any such LIBOR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the applicable London interbank market.

“Call Premium” shall have the meaning provided in Section 4.1(b).

“Canadian Dollars” shall mean the lawful currency of Canada.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant, or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries (including capitalized expenditures relating to license and intellectual property payments, customer acquisition costs and incentive payments, conversion costs, and contract acquisition costs).

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided, that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to the Closing Date (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such leases to be recharacterized as Capital Leases.

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock and Indebtedness which is convertible into Capital Stock shall not constitute Capital Stock unless and until actually converted).

“Capitalization Amount” shall have the meaning provided in the recitals to this Agreement.

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided, that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP immediately prior to the Closing Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” shall mean a Subsidiary of the Borrower or any of its Subsidiaries established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Borrower or any of its Subsidiaries or joint ventures or to insure related or unrelated businesses.

“Cash Collateralize” shall have the meaning provided in the First Lien Credit Agreement.

“Cash Equivalents” shall mean:

(i)    Dollars,

(ii)    Euros, Pounds Sterling, Canadian Dollars, or any national currency of any Participating Member State in the European Union,

(iii)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States government, the Canadian Government or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(iv)    certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the equivalent thereof as of the date of determination) in the case of foreign banks,

(v)    repurchase obligations for underlying securities of the types described in clauses (iii) and (iv) above and clause (ix) below entered into with any financial institution meeting the qualifications specified in clause (iv) above,

(vi)    commercial paper rated at least P-2 (or the equivalent thereof) by Moody’s or at least A-2 (or the equivalent thereof) by S&P and in each case maturing within 24 months after the date of creation thereof,

(vii)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 (or, in either case, the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation or acquisition thereof,

(viii)    readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,

(ix)    Indebtedness or preferred Capital Stock issued by Persons with a rating of “A” (or the equivalent thereof) or higher from S&P or “A2” (or the equivalent thereof) or higher from Moody’s with maturities of 24 months or less from the date of acquisition,

(x)    solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by entities for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,

(xi)    in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (i) through (ix) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies, and

(xii)    investment funds investing all or substantially all of their assets in securities of the types described in clauses (i) through (xi) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above; provided, that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Services” shall have the meaning provided for such term (or a replacement analogous term) in the First Lien Credit Agreement.

“Casualty Event” shall mean, with respect to any property of any Person constituting Collateral, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds or proceeds of a condemnation award in respect of any equipment, fixed assets, or real property (including any improvements thereon) to replace or repair such equipment, fixed assets, or real property; provided, further, that with respect to any Casualty Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Casualty Prepayment Events, after giving effect to the reinvestment rights set forth herein, exceeds $21,875,000 in any fiscal year of the Borrower (the “Casualty Prepayment Trigger”), at which time all such Net Cash Proceeds in such fiscal year (excluding amounts below the Casualty Prepayment Trigger) shall be applied in accordance with Section 5.2.

“Casualty Prepayment Trigger” shall have the meaning provided in the definition of Casualty Event.

“CFC” shall mean a Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” shall mean a Domestic Subsidiary of the Borrower that owns no material assets other than (i) equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more Foreign Subsidiaries that are CFCs or (ii) cash, cash equivalents, and incidental assets related thereto held on a temporary basis.

“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date, or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law), including, for avoidance of doubt any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III.

“Change of Control” shall mean and be deemed to have occurred if, at any time after the Eagle Acquisition,

(a)	at any time:

(i)     prior to the consummation of a Qualifying IPO, the Permitted Holders shall at any time not own, in the aggregate, directly or indirectly, beneficially, at least 50% of the aggregate voting power of the outstanding Voting Stock of Holdings, or

(ii)     upon and after the consummation of a Qualifying IPO, (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act), but excluding any employee benefit plan of such Person or “group” and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 35% of the aggregate voting power of the outstanding Voting Stock of Holdings, unless, in the case of clause (a)(i) or this clause (a)(ii) of this definition of “Change of Control”, the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors (or analogous governing body) of Holdings;

(b)     at any time prior to consummation of a Qualifying IPO of the Borrower1, Holdings (or New Holdings) shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Capital Stock of the Borrower; or

(c)     the occurrence of a “Change of Control” as defined in the First Lien Credit Agreement.

“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, New Term Loans (of each Series), Extended Term Loans (of the same Extension Series), Replacement Term Loans (of the same Replacement Series), or Refinancing Term Loans (of the same Refinancing Series) and (ii) when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, a New Term Loan Commitment (of the same Series), a Replacement Term Loan Commitment (of the same Replacement Series), a commitment in respect of any Extended Term Loan (of the same Extension Series) or a Refinancing Term Loan Commitment (of the same Refinancing Series).

“Closing Date” shall mean March 16, 2017.

“Closing Date Refinancing” shall mean the repayment in full (or the termination, discharge or defeasance (or arrangements reasonably satisfactory to the Joint Lead Arrangers and Bookrunners for the termination, discharge or defeasance)) of (i) all outstanding indebtedness of Eagle and its Subsidiaries and guarantees and security in respect thereof under (A) the Amended and Restated Credit and Guaranty Agreement, dated February 17, 2015 and as amended through October 12, 2016 (the “Prior Epic First Lien Credit Agreement”), among Epic Health Services, Inc., a Texas corporation, Freedom Home Healthcare, Inc., a Delaware corporation, Pyra Med Health Services, LLC, a Texas limited liability company, LCAH Merger Sub, Inc., a Delaware corporation, the borrowers, guarantors, and lenders parties thereto, CIT Finance LLC, a Delaware limited liability company, as administrative agent, General Electric Capital Corporation, as Co-Syndication Agent, ING Capital LLC, as Co-Syndication Agent, Varagon Capital Partners, L.P., as Co-Documentation Agent, and Orix Finance LP, as Co-Documentation Agent and (B) the Amended and Restated Second Lien Credit and Guaranty Agreement, dated February 17, 2015 and as amended through October 12, 2016, among Epic Health Services, Inc., a Texas corporation, Freedom Home Healthcare, Inc., a Delaware corporation, Pyra Med Health Services, LLC, a Texas limited liability company, LCAH Merger Sub, Inc., a Delaware corporation, the borrowers, guarantors, and lenders parties thereto, and Fifth Street Finance Corp., a Delaware corporation, as administrative agent and (ii) of all outstanding Indebtedness of Iliad and its Subsidiaries and guarantees and security in respect thereof under (A) the First Lien Credit Agreement, dated March 19, 2015 and as amended through September 17, 2016 (together with the Prior Epic First Lien Credit Agreement, the “Prior First Lien Credit Agreements”), among PSA Healthcare Acquisition Inc., a Delaware corporation, Pediatric Services Holding Corporation, a Delaware corporation, Pediatric Services of America, Inc., a Georgia corporation, PSA Healthcare Intermediate Holding Inc., a Delaware corporation, Pediatric Home Nursing Services, Inc., a New York corporation, Pediatric Services of America, Inc., a Delaware corporation, each lender party thereto, and BMO Harris Bank N.A., as administrative agent and collateral agent and (B) the Second Lien Credit Agreement, dated March 19, 2015 and as amended through September 17, 2016, among PSA Healthcare Acquisition Inc., a Delaware corporation, Pediatric Services Holding Corporation, a Delaware corporation, Pediatric Services of America, Inc., a Georgia corporation, PSA Healthcare Intermediate Holding Inc., a Delaware corporation, Pediatric Home Nursing Services, Inc., a New York corporation, Pediatric Services of America, Inc., a Delaware corporation, each lender party thereto, and Penfund Partners, Inc., an Ontario corporation, as administrative agent and collateral agent.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

[1]

NTD: Our added language is only intended to prevent a scenario where Holdings does a Qualifying IPO and then sells off the entire Borrower without triggering a CoC. We’re willing to discuss drafting if that’s the concern but we and the banks do not believe it is the intention to allow such a scenario to occur.

“Collateral” shall mean all property pledged or mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents, excluding in all events Excluded Property and Excluded Stock and Stock Equivalents.

“Collateral Agent” shall mean Royal Bank of Canada, as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9 and any Affiliate or designee of Royal Bank of Canada that acts as the Collateral Agent under any Security Document.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Initial Term Loan Commitment, New Term Loan Commitment, Replacement Term Loan Commitment, Refinancing Term Loan Commitment, or commitment in respect of Extended Term Loans.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” shall have the meaning provided in Section 13.17.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum for the Credit Facilities dated February 22, 2017.

“Connection Income Tax” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, Capitalized Expenditures, Capitalized Software Expenditures or costs, amortization of expenditures relating to license and intellectual property payments, amortization of any lease related assets recorded in purchase accounting, customer acquisition costs, unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(i)	increased by (without duplication):

(a)     (A) provision for taxes based on income or profits or capital, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, property, value added, and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income and (B) amounts paid to Holdings or any parent entity in respect of taxes in accordance with Section 10.5(b)(15), solely to the extent such amounts were deducted in computing Consolidated Net Income, plus

(b)     Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period (including (1) net payments and losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense), together with items excluded from the definition of Consolidated Interest Expense and any non-cash interest expense, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(c)     Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period to the extent the same were deducted in computing Consolidated Net Income, plus

(d)     any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments or any acquisition, plus

(e)     any other non-cash charges, expenses or losses, including any non-cash expense relating to the vesting of warrants, non-cash asset retirement costs, non-cash compensation charges, and any write offs, write downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(f)     the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus

(g)     the amount of management, monitoring, consulting, advisory and other fees (including termination and transaction fees) and indemnities and expenses paid or accrued in such period to the Sponsors or any of their Affiliates plus

(h)     costs of surety bonds incurred in such period in connection with financing activities, plus

(i)     the amount of readily identifiable and factually supportable “run-rate” cost savings, operating expense reductions and other operating changes, improvements and initiatives (including, to the extent applicable, from the Transactions or the effect of increased pricing in customer contracts), and synergies (without duplication of any amounts added back pursuant to Section 1.12(c) in connection with Specified Transactions) that are projected by the Borrower in good faith to result from actions taken or expected to be taken within 24 months following the date of such operating changes, improvement, initiative or Specified Transactions net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions and other operating changes, improvements, initiatives and synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions and other operating changes, improvements and initiatives, or synergies had been realized on the first day of such period); provided, that it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action either taken or expected to be taken within 24 months following the date of such operating changes, improvement, initiative or Specified Transactions, plus

(j)     the amount of loss or discount on sale of (x) Receivables Assets and related assets in connection with a Receivables Facility and (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing, plus

(k)     any costs, expenses, or charges incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or equity option plan or any other management or employee benefit plan or agreement or any equity subscription or equityholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (iii) of Section 10.5(a) and have not been relied on for purposes of any incurrence of Indebtedness pursuant to clause (l)(i) of Section 10.1, plus

(l)     the amount of costs, charges and expenses relating to payments made to option holders of any direct or indirect parent of the Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement, plus

(m)     with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(n)     costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith or other enhanced accounting functions and Public Company Costs, plus

(o)     cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (ii) below for any previous period and not added back, plus

(p)     to the extent not already included in the Consolidated Net Income any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any acquisition or investment or any sale, conveyance, transfer, or other Asset Sale of assets permitted hereunder, plus

(q)     to the extent not already deducted from the Consolidated Net Income of the Borrower and the Restricted Subsidiaries, payments by the Borrower and the Restricted Subsidiaries paid or accrued during such period in respect of earn outs and other contingent payment obligations and long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness (including, without limitation, purchase price holdbacks, earn outs and similar obligations), plus

(r)     the net amount, if any, of the difference between (to the extent the amount in the following clause (i) exceeds the amount in the following clause (ii)): (i) the deferred revenue of such Person and its Restricted Subsidiaries as of the last day of such period (the “Determination Date”) and (ii) the deferred revenue of such Person and its Restricted Subsidiaries as of the date that is 12 months prior to the Determination Date, plus

(s)     letter of credit fees, plus

(t)     any net loss from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of); plus

(u)     adjustments evidenced by or contained in a due diligence quality of earnings report made available to the Administrative Agent (including any such report relating to the Transactions) by (i) a “big-four” nationally recognized accounting firm or (ii) any other accounting firm that shall be reasonably acceptable to the Administrative Agent; plus

(v)     adjustments included in the Confidential Information Memorandum or the Sponsor Model or consistent with Regulations S-X of the Securities Act of 1933, as amended; plus

(w)     (i) the amount of any charges, items, losses or expenses due to insurance reserve fluctuations and any reduction in the projected professional liability exposure for a policy year as a result of purchasing additional professional liability insurance, offset by the cost of purchasing that insurance and (ii) amounts paid in connection with post payment review or other healthcare regulatory audits and any costs, fees and expenses incurred in connection therewith; and

(ii)     decreased by (without duplication):

(a)     non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; provided, that, to the extent non-cash gains are deducted pursuant to this clause (ii)(a) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein, plus

(b)     any net income from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of); plus

(c)     the amount of gain on sale of (x) Receivables Assets and related assets in connection with a Receivables Facility and (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing.

For the avoidance of doubt: (i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, (ii) to the extent any add-backs or deductions are reflected in the calculation of Consolidated Net Income, such add-backs and deductions shall not be duplicated in determining Consolidated EBITDA and (iii) Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.12.

Notwithstanding the foregoing, for purposes of determining Consolidated EBITDA for any Test Period that includes any of the fiscal quarters ended December 31, 2015, March 31, 2016, June 30, 2016 and September 30, 2016, Consolidated EBITDA for such fiscal quarters shall equal $34,258,000, $33,985,000, $36,569,000 and $32,200,000, respectively (which amounts, for the avoidance of doubt, shall be subject to add-backs and adjustments pursuant to the immediately preceding paragraph and shall give effect to calculations on a Pro Forma Basis in accordance with this Agreement in respect of Specified Transactions (including the cost savings, synergies and “run-

rate” adjustments described above or in the definition of “Consolidated Net Income” or in Section 1.12, subject in each case to the applicable limitations set forth therein) that in each case may become applicable due to actions taken on or after the Closing Date).

Unless otherwise stated or context clearly dictates otherwise, references to Consolidated EBITDA shall refer to the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries.

“Consolidated First Lien Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated First Lien Secured Debt as of such date of determination, minus unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries reflected on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries in accordance with GAAP (provided that (x) cash and Cash Equivalents subject to a Permitted Lien and (y) cash and Cash Equivalents restricted in favor of any Lender shall be deemed, in each case, to be unrestricted for purposes of calculating the Consolidated First Lien Net Leverage Ratio) to (ii) Consolidated EBITDA for the Test Period then last ended.

“Consolidated First Lien Secured Debt” shall mean Consolidated Total Debt as of such date that is not Subordinated Indebtedness and is secured by a Lien on the Collateral on a first priority basis (but without giving regard to control of remedies).

“Consolidated Interest Expense” shall mean, with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1)     consolidated cash interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (x) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances and paid in cash, (y) capitalized interest to the extent paid in cash, and (z) net payments (over payments received), if any, made in cash pursuant to interest rate Hedging Obligations with respect to Indebtedness); plus

(2)     any cash payments made during such period in respect of the accretion or accrual of discounted liabilities referred to in clause (i) below relating to Funded Debt that were amortized or accrued in a previous period; less

(3)     cash interest income for such period (other than interest income on customer deposits and other restricted cash);

provided, the following shall in all cases be excluded from Consolidated Interest Expense:

(a)     any one-time cash costs associated with breakage in respect of Hedge Agreements to the extent such costs would be otherwise included in Consolidated Interest Expense;

(b)     all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP;

(c)     any “additional interest” owing pursuant to a registration rights agreement;

(d)     non-cash interest expense attributable to a parent entity resulting from push-down accounting, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(e)     any non-cash expensing of bridge, commitment, and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(f)     deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization and write-off thereof, and any amounts constituting non-cash interest expense;

(g)     annual agency fees paid to any administrative agent or collateral agent under any credit facilities or other debt instruments or documents, and any other fees paid or payable to any agent, arranger or lender in respect of any such credit facilities or other debt instruments or documents to the extent such fees would be otherwise included in Consolidated Interest Expense;

(h)     costs associated with obtaining Hedge Agreements;

(i)     the accretion or accrual of discounted liabilities;

(j)     non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification 815;

(k)     any non-cash expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, any non-cash expenses due to purchase accounting in connection with the Transactions or any acquisition;

(l)     commissions, discounts, yield, and other fees and charges (including any interest expense) related to any Receivables Facility or any Securitization Facility; and

(m)     any prepayment premium or penalty.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, that, without duplication,

(i)     (a) any after-tax effect of extraordinary, exceptional, non-recurring or unusual gains or losses (less all fees and expenses relating thereto (excluding accrual of revenue in the ordinary course)), charges, items or expenses (including relating to the Transactions), (b) severance, recruiting, retention and relocation costs, charges and expenses, (c) signing and stay bonuses and related costs, charges and expenses, including, without limitation, payments made to employees or producers who are subject to non-compete agreements, (d) costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans, (e) start-up, transition, strategic initiative (including any multi-year strategic initiative) and integration costs, charges or expenses, (f) restructuring costs, charges, reserves or expenses, (g) costs, charges and expenses related to acquisitions after the Closing Date and to the start-up, pre-opening, opening, closure, and/or consolidation of distribution centers, operations, offices and facilities and contract termination costs, (h) business optimization costs, charges or expenses, (i) costs, charges and expenses incurred in connection with new product design, development and introductions, (j) costs and expenses incurred in connection with intellectual property development and new systems design, upgrade and implementation, (k) costs and expenses incurred in connection with implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives, (l) any costs, expenses or charges relating to any governmental investigation or any litigation or other dispute, including any settlements related thereto and (m) one-time compensation charges shall be excluded,

(ii)     the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(iii)     any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed, or discontinued operations shall be excluded,

(iv) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the board of directors (or analogous governing body) of the Borrower, shall be excluded,

(v)     the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period,

(vi)     solely for the purpose of determining the amount available for Restricted Payments under clause (a)(iii)(A) of Section 10.5, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equityholders, unless such restriction with respect to the payment of dividends or similar distributions (a) has been legally waived or otherwise released, (b) is imposed pursuant to this Agreement and other Credit Documents, the Senior Debt Documents, Permitted Debt Exchange Notes, Incremental Loans, or Permitted Other Indebtedness, or (c) arises (i) pursuant to working capital facilities of non-Credit Parties permitted hereunder or (ii) pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Credit Documents (as determined by the Borrower in good faith); provided, that Consolidated Net Income of the referent Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to such Person or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(vii)     effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification No. 805 – Business Combinations and No. 350 – Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition or investment that is consummated prior to or after the Closing Date or the amortization or write-off of any amounts thereof or any mark to market adjustments with respect to any earn-outs in each case net of taxes, shall be excluded,

(viii)     (a) any after-tax effect of any income (loss) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and any net gain or loss resulting in such period from Hedging Obligations pursuant to Financial Accounting Standards Codification Topic No. 815—Derivatives and Hedging (ASC 815) (or any successor provision) and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, and (c) any non-cash expense, income, or loss attributable to the movement in mark to market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded,

(ix)     any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to and in accordance with GAAP, and the amortization of intangibles arising pursuant to and in accordance with GAAP shall be excluded,

(x)     (a) any non-cash compensation expense recorded from grants of equity appreciation or similar rights, phantom equity, equity options units, restricted equity, or other rights to officers, directors, managers, or employees, (b) non-cash income (loss) attributable to deferred compensation plans or trusts, and (c) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees, in each case shall be excluded,

(xi)     any fees, charges, losses, costs and expenses incurred during such period (including rationalization, legal, tax, structuring and other costs and expenses), or any amortization thereof for such period, in connection with or related to any acquisition (including any Permitted Acquisition), Restricted Payment, Investment, recapitalization, asset sale, refinancing, issuance, incurrence, registration or repayment or modification of Indebtedness, issuance or offering of Equity Interests, Qualifying IPO (including any one-time expenses relating to the enhancement of accounting functions or other transactions costs associated with becoming a public company and public company costs), refinancing transaction or amendment, modification or waiver in respect of the documentation relating to any such transaction (whether or not such transaction is consummated) (in the case of each such transaction described in this clause (xi), including any such transaction consummated prior to the Closing Date and whether or not such transaction is permitted under the Credit Documents, the Transactions and any such transaction undertaken but not completed and including, for the avoidance of doubt, without duplication (1) the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic No. 805—Business Combinations, (2) such fees, expenses, or charges related to the incurrence or issuance, as applicable, of the Credit Facilities and the Loans hereunder, any First Lien Loans and all Transaction Expenses, (3) such fees, expenses, or charges related to the entering into or offering of the Credit Documents, any First Lien Loans and any other credit facilities or debt issuances or the entering into of any Hedge Agreement, and (4) any fees paid or payable to the Agents, the Lenders, the First Lien Administrative Agent or any lender under the First Lien Credit Documents and (5) such fees, expenses, or charges related to any amendment, modification or waiver in respect of any First Lien Loans, the First Lien Credit Documents, any Credit Facility or, in each case, the loans thereunder, or any other Indebtedness) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(xii)     (a) accruals and reserves (including contingent liabilities) that are (x) established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions or (y) established or adjusted within twelve months after the closing of any Permitted

Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition, in each case in accordance with GAAP, or (b) charges, accruals, expenses and reserves as a result of adoption or modification of accounting policies, shall be excluded,

(xiii)     to the extent covered by insurance, reimbursements or indemnification and actually reimbursed, or, so long as, in the case of reimbursements, insurance proceeds or indemnifications not yet received, the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or reimbursing or indemnifying party within 365 days of the date of such determination (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses, charges and expenses shall be excluded (it being understood that Borrower may elect to include such reimbursement or indemnification payment in Consolidated Net Income in the period received in the event such losses, charges or expenses are not excluded from Consolidated Net Income in a prior period),

(xiv)     any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded,

(xv)     any costs or expenses incurred during such period relating to environmental remediation, litigation, or other disputes in respect of events and exposures that occurred prior to the Closing Date and any costs or expenses incurred in connection with any governmental investigations shall be excluded,

(xvi)     gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period shall be excluded,

(xvii)     any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded,

(xviii)     any non-cash adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation, shall be excluded, and

(xvix)     contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions or other Investment permitted hereunder whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments, shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance.

Unless otherwise stated or context clearly dictates otherwise, references to Consolidated Net Income shall refer to the Consolidated Net Income of the Borrower and its Restricted Subsidiaries.

“Consolidated Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date that is secured by a Lien on the Collateral, minus unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries reflected on the consolidated balance sheet of the

Borrower and the Restricted Subsidiaries in accordance with GAAP (provided that (x) cash and Cash Equivalents subject to a Permitted Lien and (y) cash and Cash Equivalents restricted in favor of any Lender shall be deemed, in each case, to be unrestricted for purposes of calculating the Consolidated Secured Net Leverage Ratio) to (ii) Consolidated EBITDA for the Test Period then last ended.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date (or, if such date of determination is a date prior to the time any such consolidated balance sheet has been so delivered pursuant to Section 9.1, on the pro forma financial statements delivered pursuant to Section 6.1(f)) (and, in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Consolidated Total Debt” shall mean, as at any date of determination, an amount equal to the aggregate principal amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries that would be required to be reflected on a consolidated balance sheet (but excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition or any other acquisition permitted under this Agreement) consisting only of (i) Indebtedness for borrowed money (including all letters of credit, subject to the immediately following proviso), (ii) Capitalized Lease Obligations, and (iii) purchase money debt (and excluding, for the avoidance of doubt, Hedging Obligations, Bank Products and Cash Management Services); provided, that Consolidated Total Debt shall not include letters of credit except to the extent of drawn and unreimbursed obligations in respect of any such letter of credit (provided, that any unreimbursed obligations in respect of any such drawn letter of credit shall not be included as Consolidated Total Debt until one (1) Business Day after such amount is due and payable by the Borrower or any Restricted Subsidiary).

“Consolidated Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date of determination, minus unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries reflected on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries in accordance with GAAP (provided that (x) cash and Cash Equivalents subject to a Permitted Lien and (y) cash and Cash Equivalents restricted in favor of any Lender shall be deemed, in each case, to be unrestricted for purposes of calculating the Consolidated Total Net Leverage Ratio) to (ii) Consolidated EBITDA for the Test Period then last ended.

“Consolidated Working Capital” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other payment obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” shall have the meaning provided in the definition of Excess Cash Flow.

“Contractual Requirement” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Documents” shall mean this Agreement, each Joinder Agreement, the Guarantees, the Security Documents, and any promissory notes issued by the Borrower pursuant hereto and any other document, agreement or letter agreed in writing by the Borrower and the Administrative Agent to be a Credit Document.

“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean any of the Borrower and the Guarantors.

“Current Assets” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as “current assets” (or similar term) at such date of determination, other than amounts related to current or deferred Taxes based on income, profits or capital gains assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Acquisitions or any consummated acquisition.

“Current Liabilities” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as current liabilities at such date of determination, including the amount of short-term and long-term deferred revenue of the Borrower and its Restricted Subsidiaries in accordance with GAAP, other than (a) the current portion of any Funded Debt and derivative financial instruments, (b) the current portion of accrued interest, (c) liabilities relating to current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) any liabilities in respect of revolving loans, swingline loans or letter of credit obligations under any revolving credit facility (including Revolving Credit Loans), (f) the current portion of any Capitalized Lease Obligation, (g) the current portion of any other long-term liabilities, (h) liabilities in respect of unpaid earn outs, (i) amounts related to derivative financial instruments and assets held for sale, (j) gift card liabilities, and (k) any current liabilities related to items covered by clause (i) of the definition of Consolidated Net Income, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Acquisitions or any consummated acquisition.

“Cure Amount” shall have the meaning provided in the First Lien Credit Agreement.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1 other than Section 10.1(w)).

“Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Default” shall mean any event, act, or condition set forth in Section 11 that with notice or lapse of time, or both, as set forth in such Section 11 would constitute an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of Net Cash Proceeds.

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of Net Cash Proceeds.

“Derivative Counterparties” shall have the meaning provided in Section 13.16.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of, or collection on, or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.4.

“Designated Preferred Stock” shall mean preferred stock of the Borrower or any direct or indirect parent of the Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an officer’s certificate executed by an Authorized Officer of the Borrower or the parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii) of Section 10.5(a).

“Disposition” shall have the meaning assigned such term in clause (i) of the definition of Asset Sale.

“Disqualified Lenders” shall mean (i) those banks, financial institutions or other Persons separately identified in writing by the Borrower or any Sponsor to the Administrative Agent prior to January 10, 2017, or to any Affiliates of such banks, financial institutions or other Persons that are readily identifiable as Affiliates by virtue of their names or that are identified to the Administrative Agent in writing by the Borrower or any Sponsor from time to time, (ii) competitors (or Affiliates thereof) of the Borrower or any of its Subsidiaries (other than bona fide fixed income investors or debt funds) identified in writing from time to time (and Affiliates of such entities that are readily identifiable as Affiliates by virtue of their names or that are identified to the Administrative Agent in writing by the Borrower or a Sponsor (other than bona fide fixed income investors or debt funds); provided, that no such identification after the date hereof pursuant to clauses (i) and (ii) shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation of an interest in any of the Credit Facilities with respect to amounts of Commitments and Loans previously acquired by such Person and (iii) Excluded Affiliates.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, in whole or in part, in each case, prior to the date that is 91 days after the Latest Term Loan Maturity Date hereunder at the time of the issuance of such Capital Stock; provided, that if such Capital Stock is issued to any plan for the benefit of any employee, director, manager, consultant or independent contractor of the Borrower or its Subsidiaries or by any such plan to such employee, director, manager or consultant, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, director, manager, consultant or independent contractors.

“Distressed Person” shall have the meaning provided in the definition of the term Lender-Related Distress Event.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“Eagle” shall have the meaning provided in the recitals to this Agreement.

“Eagle Acquisition” shall mean the transactions contemplated by the Eagle Acquisition Agreement.

“Eagle Acquisition Agreement” shall have the meaning provided in the recitals to this Agreement.

“Eagle Historical Financial Statements” shall mean (i) the audited consolidated financial statements of the Eagle Seller and its subsidiaries, consisting of balance sheets as of and for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015 and statement of earnings and statements of stockholders’ equity and cash flows for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015 and (ii) the unaudited consolidated financial statements of the Eagle Seller and its Subsidiaries consisting of balance sheets and statement of operations as of the last day of September 30, 2016, and, in the case of the statement of cash flows, for the period from January 1, 2016 to the September 30, 2016.

“Eagle Material Adverse Effect” shall mean “Material Adverse Effect” as defined in the Eagle Acquisition Agreement.

“Eagle Seller” shall have the meaning provided in the recitals to this Agreement.

“ECF Payment Amount” shall have the meaning provided in Section 5.2(a)(ii).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors, or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (i) the remaining Weighted Average Life to Maturity of such Indebtedness and (ii) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement, underwriting, structuring, ticking and commitment fees and other fees payable in connection therewith) and, if applicable, consent fees for an amendment paid generally to consenting lenders.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial, or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata, and natural resources such as wetlands.

“Environmental Law” shall mean any applicable federal, state, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands, or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.

“Equity Contribution” shall have the meaning provided in the recitals to this Agreement.

“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (i) the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan; (ii) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (iii) any Reportable Event; (iv) the failure of any Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vii) the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (viii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension

Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (ix) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; (xi) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (xii) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” shall mean the lawful single currency of the Participating Member States.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to:

(i)	the sum, without duplication, of:

(a)     Consolidated Net Income for such period,

(b)     an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(c)     decreases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa in accordance with GAAP and (2) any such decreases arising from acquisitions (outside of the ordinary course of business) or asset sales (other than in the ordinary course of business) by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(d)     an amount equal to the aggregate net non-cash loss on asset sales by the Borrower and the Restricted Subsidiaries during such period (other than asset sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(e)     cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in Consolidated Net Income; minus

(ii)	the sum, without duplication, of:

(a)     an amount equal to the amount of all non-cash gains and credits (including, to the extent constituting non-cash credits, without limitation, amortization of deferred revenue acquired as a result of the Acquisitions or any Permitted Acquisition or other consummated acquisition permitted hereunder) included in arriving at such Consolidated Net Income in such period (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (i)(b) above), cash charges, losses, costs, fees or expenses to the extent excluded in arriving at such Consolidated Net Income during such period, and Transaction Expenses to the extent not deducted in arriving at such Consolidated Net Income and paid in cash during such period,

(b)     without duplication of amounts deducted pursuant to clause (k) below in prior periods, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of Intellectual Property accrued or made in cash during such period, except to the extent that such Capital Expenditures, Capitalized Software Expenditures or acquisitions were financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness or intercompany loans) of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid),

(c)     the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (1) the principal component of payments in respect of Capitalized Lease Obligations, (2) the amount of any scheduled repayment of First Lien Term Loans pursuant to Section 2.5 of the First Lien Credit Agreement or scheduled prepayment of the Loans, if any, under this Agreement, or scheduled payments of other Second Priority Debt (as defined in the Second Lien Intercreditor Agreement), and (3) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a) or mandatory prepayments of First Lien Term Loans pursuant to Section 5.2(a) of the First Lien Credit Agreement or mandatory payments of other Second Priority Debt (as defined in the Second Lien Intercreditor Agreement) to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (A) all other prepayments of Term Loans and Senior Obligations and (B) all prepayments of Revolving Loans (and any other revolving loans (unless there is an equivalent permanent reduction in commitments thereunder)) made during such period, except to the extent financed with the proceeds of other long-term Indebtedness (other than revolving Indebtedness or intercompany loans) of the Borrower or the Restricted Subsidiaries,

(d)     an amount equal to the aggregate net non-cash gain on asset sales by the Borrower and the Restricted Subsidiaries during such period (other than asset sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(e)     increases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa in accordance with GAAP and (2) any such increases arising from acquisitions (outside of the ordinary course of business) or asset sales (other than in the ordinary course of business) by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(f)     payments by the Borrower and the Restricted Subsidiaries during such period in respect of purchase price holdbacks, earn outs and other contingent obligations and long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness (including, without limitation, purchase price holdbacks, earn outs, seller notes or notes converted from earn outs and similar obligations), to the extent not already deducted from Consolidated Net Income,

(g)     without duplication of amounts deducted pursuant to clause (k) below in prior fiscal periods, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including Permitted Acquisitions) made during such period constituting Permitted Investments (other than clauses (i) and (ii) of the definition thereof) or Investments made pursuant to Section 10.5 to the extent that such Investments were not financed with the proceeds received from (1) the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness or intercompany loans) of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid) or (2) the issuance of Capital Stock,

(h)     the amount of Restricted Payments paid in cash during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries (other than Restricted Payments made pursuant to clauses (2), (3), (10), (17) and (18) of Section 10.5(b)), to the extent such Restricted Payments were not financed with the proceeds received from (1) the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness or intercompany loans) of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid) or (2) the issuance of Capital Stock,

(i)     the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(j)     the aggregate amount of any premium, make-whole, or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(k)     without duplication of amounts deducted from Excess Cash Flow in other periods, and at the option of the Borrower, (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding agreements or binding commitments (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Borrower or any of its Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, Capitalized Software Expenditures, Restricted Payments (other than Restricted Payments made pursuant to clauses (2), (3), (10), (17) and (18) of Section 10.5(b)), any scheduled payment of Indebtedness that was permitted by the terms of this Agreement to be incurred and paid or permitted tax distributions, in each case, to be consummated or made, as applicable, during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed with any of the proceeds received from (A) the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness or intercompany loans) of the Borrower or Restricted Subsidiaries (unless such Indebtedness has been repaid) or (B) the issuance of Capital Stock; provided, that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, Capitalized Software Expenditures, Restricted Payments (other than Restricted Payments made pursuant to clauses (2), (3), (10), (17) and (18) of Section 10.5(b)), permitted scheduled payments of Indebtedness that was permitted by the terms of this Agreement to be incurred and paid or permitted tax distributions during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters,

(l)     the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period plus the amount of distributions with respect to taxes made in such period under Section 10.5(b)(15) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(m)     items described in clauses (i), (xi) and (xv) of Consolidated Net Income and excluded from the calculation of Consolidated Net Income, and

(n)     cash expenditures in respect of Hedge Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

For the avoidance of doubt, income statement items and other balance sheet items, whether positive or negative, attributable to an entity acquired in any Permitted Investment prior to the date such Permitted Investment is consummated shall not be included in the calculation of Consolidated Net Income for purposes of determining Excess Cash Flow.

“Excess Cash Flow Period” shall mean (a) the fiscal year ending December 30, 2017 (but in respect of such fiscal year only, calculated on a “stub year” basis commencing on the first day of the first full fiscal quarter beginning after the Closing Date and ending on December 30, 2017) and (b) each fiscal year of the Borrower ended thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Affiliate” shall mean any Affiliate of any Agent that is engaged (i) as a principal primarily in private equity, mezzanine financing or venture capital or (ii) in a sale of the Acquired Companies or their Subsidiaries (other than a limited number of “above the wall” senior employees who are required, in accordance with industry regulations or such Agent’s internal policies and procedures to act in a supervisory capacity and the Agent’s internal legal, compliance, risk management, credit or investment committee members), including through the provision of advisory services.

“Excluded Contribution” shall mean net cash proceeds, the Fair Market Value of marketable securities, or the Fair Market Value of Qualified Proceeds received by the Borrower from (i) contributions to its common equity capital, and (ii) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or equity option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by an Authorized Officer, which are excluded from the calculation set forth in Section 10.5(a)(iii)(B).

“Excluded Deposit Accounts” shall have the meaning provided in Section 13.8(b).

“Excluded Information” shall have the meaning provided in Section 13.6.

“Excluded Property” shall have the meaning set forth in the Security Agreement.

“Excluded Stock and Stock Equivalents” shall mean (i) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost or other consequences of pledging such Capital Stock or Stock Equivalents in favor of the Collateral Agent under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii)(A) solely in the case of any pledge of Capital Stock and Stock Equivalents of any Foreign Subsidiary that is a CFC or any CFC Holding Company, any voting Capital Stock or Stock Equivalents entitled to vote in excess of 65% of each outstanding class of voting Capital Stock or Stock Equivalents entitled to vote of such Foreign Subsidiary that is a CFC or any CFC Holding Company and (B) any Capital Stock or Stock Equivalents owned by any Foreign Subsidiary that is a CFC or any CFC Holding Company, (iii) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable law, treaty, rule or regulation (including any legally effective requirement to obtain the consent or approval of, or a license from, any Governmental Authority or any other regulatory third party unless such consent, approval or license has been obtained (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent, approval or license)), (iv) (A) any Capital Stock or Stock Equivalents of any Subsidiary to the extent such Capital Stock or Stock Equivalents are subject to a Lien permitted to clause (ix) of the definition of Permitted Lien or (B) any Capital Stock or Stock Equivalents of any non-Wholly Owned Subsidiary, any Capital Stock or Stock Equivalents of any Subsidiary described in clause (A) or (B) to the extent (I) that a pledge thereof to secure the Obligations is prohibited by applicable Contractual Requirement, (II) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is Holdings or a Credit Party or Wholly-Owned Restricted Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (III) a pledge thereof to secure the Obligations would give any other party (other than Holdings or a Credit Party or Wholly-Owned Restricted Subsidiary) to any contract, agreement, instrument, or indenture governing such Capital Stock or Stock Equivalents the right to terminate its obligations thereunder, (v) any Capital Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Capital Stock or Stock Equivalents could result in adverse tax consequences (other than de minimis tax consequences) to Holdings, the Company or any Subsidiary or parent entity thereof as reasonably determined by the Borrower in consultation with the Administrative Agent, (vi) any Capital Stock or Stock Equivalents that are mar gin stock, (vii) any Capital Stock and Stock Equivalents of any Subsidiary that is not a Material Subsidiary, and (viii) any Capital Stock and Stock Equivalents of any Unrestricted Subsidiary, any Captive Insurance Subsidiary, any Broker-Dealer Subsidiary, any not-for-profit Subsidiary and any special purpose entity (including any Receivables Subsidiary and any Securitization Subsidiary).

“Excluded Subsidiary” shall mean each (a) Unrestricted Subsidiary, (b) Subsidiary that is not a Material Subsidiary or parent entity thereof, (c) Foreign Subsidiary other than a Foreign Subsidiary that becomes a Guarantor pursuant to the definition of “Guarantor,” (d) direct or indirect Domestic Subsidiary of a CFC or CFC Holding Company, (e) CFC or CFC Holding Company, (f) Domestic Subsidiary of a Credit Party with respect to which a Guarantee could result in adverse tax consequences (other than de minimis tax consequences) to the Borrower or any of its Subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent, (g) Captive Insurance Subsidiary, (h) non-profit Subsidiary, (i) joint venture and Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.11 (for so long as such joint venture or Subsidiary remains a non-Wholly-Owned Restricted Subsidiary), (j) special purpose entity, including any Receivables Subsidiary and any Securitization Subsidiary, (k) Broker-Dealer Subsidiary, (l) Subsidiary for which Guarantees are (I) prohibited by law (including without limitation as a result of applicable financial assistance, directors’ duties or corporate benefit requirements (subject to clause (m) below, to the extent that such limitations cannot be addressed through “whitewash” or similar procedures)) or require consent, approval, license or authorization of a Governmental Authority (unless such consent, approval, license or authorization has already been received), unless such consent, approval, license or authorization has been received; provided, that there shall be no obligation to obtain such consent or (II) contractually prohibited on the Closing Date or, following the Closing Date, the date of acquisition, so long as such prohibition is not created in contemplation of such transaction, (m) Subsidiary where the burden or cost of obtaining a Guarantee outweighs the benefit to the Lenders, as determined by the Administrative Agent and the Borrower, (n) Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted under this Agreement and financed with Indebtedness permitted to be incurred or assumed pursuant to this Agreement (and not incurred in contemplation of such Permitted Acquisition), and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition is not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder, and (o) Subsidiary listed on Schedule 1.1(e).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any successors, assignor, or transferees thereof, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its net income (however denominated), or branch profits (however denominated), and franchise Taxes , in each case (A) by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or (B) that are Other Connection Taxes, (ii) in the case of a Lender, any U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is required to be imposed on amounts payable to or for the account of a recipient pursuant to laws in effect at the time such recipient becomes a party to any Credit Document (or designates a new lending office), other than in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 13.7 (or that designates a new lending office pursuant to a request by the Borrower), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 5.4, (iii) any withholding Taxes attributable to such recipient’s failure to comply with Section 5.4(e) or (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Class” shall mean any Existing Term Loan Class.

“Existing Term Loan Class” shall have the meaning provided in Section 2.14(g)(i).

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Extended Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Extended Term Loans” shall have the meaning provided in Section 2.14(g)(i).

“Extending Lender” shall have the meaning provided in Section 2.14(g)(iii).

“Extension” shall mean the establishment of an Extension Series by amending a Loan or a Commitment pursuant to Section 2.14(g) and the applicable Extension Amendment.

“Extension Amendment” shall have the meaning provided in Section 2.14(g)(iv).

“Extension Date” shall have the meaning provided in Section 2.14(g)(v).

“Extension Election” shall have the meaning provided in Section 2.14(g)(iii).

“Extension Minimum Condition” shall mean a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” shall mean a Term Loan Extension Request.

“Extension Series” shall mean all Extended Term Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Extension Series).

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.

“FATCA” shall mean (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent such amended or successor version is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) implementing the foregoing and (c) any treaty, law, regulation, related legislation, official administrative rules or practices, intergovernmental agreements, or other official guidance enacted in any other jurisdiction implementing the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Fee Letter” shall mean that certain Amended and Restated Fee Letter, dated as of January 10, 2017, by and among Borrower, the Joint Lead Arrangers and the other parties thereto.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“First Lien Administrative Agent” shall have the meaning assigned to the term “Administrative Agent” in the First Lien Credit Agreement.

“First Lien Credit Agreement” shall mean the First Lien Credit Agreement, dated as of the Closing Date, among Holdings, the Borrower, the lenders party thereto, and the First Lien Administrative Agent.

“First Lien Credit Documents” shall mean the First Lien Credit Agreement and each other document, agreement or instrument executed in connection therewith or pursuant thereto (including all Credit Documents (as defined in the First Lien Credit Agreement)).

“First Lien Facilities” shall have the meaning provided to the term “Credit Facilities” in the First Lien Credit Agreement.

“First Lien Lead Arrangers” shall have the meaning provided to the term “Joint Lead Arrangers and Bookrunners” in the First Lien Credit Agreement.

“First Lien Loans” shall have the meaning provided to the term “Loans” in the First Lien Credit Agreement.

“First Lien Obligations” shall have the meaning provided to the terms “Obligations” and “Permitted Other Indebtedness Obligations” in the First Lien Credit Agreement that are secured by the Collateral on a first-priority basis (but without regard to control of remedies).

“First Lien Term Loans” shall have the meaning provided to the term “Term Loans” in the First Lien Credit Agreement.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non U.S. law that is maintained or contributed to by any Credit Party or any of its Subsidiaries.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, that is not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Credit Party or any of its Subsidiaries.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan or Foreign Benefit Arrangement, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan or Foreign Benefit Arrangement; (ii) the failure to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered; or (iii) the failure of any Foreign Plan or Foreign Benefit Arrangement to comply with any provisions of applicable law and regulations or with the terms of such Foreign Plan or Foreign Benefit Arrangement.

“Foreign Prepayment Event” shall have the meaning provided in Section 5.2(a)(iv).

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Forward-Looking Information” shall have the meaning provided in Section 5.8(a).

“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all Indebtedness of the Borrower and the Restricted Subsidiaries (other than intercompany Indebtedness) for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the sole option of the Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation), and, in the case of the Credit Parties, Indebtedness in respect of the Loans and the First Lien Loans.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through conforming changes made consistent with IFRS) on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through conforming changes made consistent with IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing Date, the Borrower may elect to apply for all purposes of this Agreement, in lieu of GAAP, IFRS and, upon such election, references to GAAP herein will be construed to mean IFRS as in effect from time to time; provided, that (1) all financial statements and reports to be provided, after such election, pursuant to this Agreement shall be prepared on the basis of IFRS as in effect from time to time, and (2) from and after such election, all ratios, computations, and other determinations based on GAAP contained in this Agreement shall still be required to be computed in conformity with GAAP. The Borrower shall give written notice of any such election made in accordance with this definition to the Administrative Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations.

“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean (i) the Second Lien Guarantee entered into by Holdings, the other Credit Parties party thereto (other than the Borrower) and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C and (ii) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (i) Holdings and (ii) on and after the Closing Date, each Subsidiary of the Borrower that becomes a party to a Guarantee pursuant to Section 9.11 or otherwise; provided, for the avoidance of doubt, (x) unless otherwise expressly agreed by the Borrower, no Subsidiary that is an Excluded Subsidiary shall be a Guarantor until and unless it ceases to be an Excluded Subsidiary, and (y) the Borrower may cause any Restricted Subsidiary that is not a Guarantor to guarantee the Obligations by causing such Restricted Subsidiary to become a Guarantor under a Guarantee and a grantor under the applicable Security Documents in accordance with Section 9.11, and any such Restricted Subsidiary shall be a Guarantor hereunder and under the other Credit Documents for all purposes; provided, that no Foreign Subsidiary, CFC or CFC Holding Company shall become a Guarantor unless such security documents and other actions reasonably requested by the Administrative Agent (within such time periods as the Administrative Agent may agree in its reasonable discretion and subject to the terms of the Second Lien Intercreditor Agreement) shall have been delivered and/or taken to create and perfect the Liens on the Collateral of such Foreign Subsidiary in its jurisdiction of incorporation.

“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos and asbestos containing material, polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics by, any Environmental Law.

“Hedge Agreements” shall have the meaning provided for such term (or a replacement analogous term) in the First Lien Credit Agreement.

“Hedging Obligations” shall have the meaning provided for such term (or a replacement analogous term) in the First Lien Credit Agreement.

“Holdings” shall mean (i) Holdings (as defined in the preamble to this Agreement) or (ii) after the Closing Date any other Person or Persons (“New Holdings”) that is a Subsidiary of (or are Subsidiaries of) Holdings or of any direct or indirect parent of Holdings (or the previous New Holdings, as the case may be) but not the Borrower (“Previous Holdings”); provided, that (a) such New Holdings directly owns 100% of the Equity Interests of the Borrower, (b) New Holdings shall expressly assume all the obligations of Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, (c) if reasonably requested by the Administrative Agent, an opinion of counsel covering matters reasonably requested by the Administrative Agent shall be delivered on behalf of the Borrower to the Administrative Agent, (d) all Capital Stock of the Borrower and substantially all of the other assets of Previous Holdings are contributed or otherwise transferred, directly or indirectly, to such New Holdings and pledged to secure the Obligations, (e) (x) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default, (y) such substitution does not result in any material adverse tax consequences to the Credit Parties, and (z) such substitution does not result in any adverse tax consequences to any Lender (unless reimbursed hereunder) or to the Administrative Agent (unless reimbursed hereunder), and (f) no Change of Control shall occur; provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations under the Credit Documents and any reference to “Holdings” in the Credit Documents shall refer to New Holdings.

“IFRS” shall mean International Financial Reporting Standards, as adopted by the International Accounting Standards Board and/or the European Union, as in effect from time to time.

“Iliad” shall have the meaning provided in the recitals to this Agreement.

“Iliad Acquisition” shall mean the transactions contemplated by the Iliad Merger Agreement.

“Iliad Historical Financial Statements” shall mean (i) (x) the audited consolidated balance sheet of Pediatric Services Holding Corporation as of September 30, 2013 and related audited consolidated statements of operations, cash flows and changes in stockholders’ equity of Pediatric Services Holding Corporation, (y) the audited consolidated balance sheet of Pediatric Services Holding Corporation as of September 30, 2014 and related audited consolidated statements of operations, cash flows and changes in stockholders’ equity of Pediatric Services Holding Corporation for the year then ended and (z) the audited consolidated balance sheet of PSA Healthcare Intermediate Holding, Inc. as of September 30, 2015 and audited consolidated statements of operations, cash flows and changes in stockholders’ equity of PSA Healthcare Intermediate Holding, Inc. for such year and an audited consolidated balance sheet of PSA Healthcare Holding, LLC for the period from October 1, 2015 through January 2, 2016 and related audited consolidated statements of operations, cash flows and changes in stockholders’ equity of the Iliad Seller for such period, and (ii) the unaudited consolidated financial statements of Iliad and its Subsidiaries consisting of balance sheets and statement of operations as of October 1, 2016, and, in the case of the statement of cash flows, for the period from January 1, 2016 to October 1, 2016.

“Iliad Material Adverse Effect” shall mean “Material Adverse Effect” as defined in the Iliad Merger Agreement.

“Iliad Merger Agreement” shall have the meaning provided in the recitals to this Agreement.

“Iliad Seller” shall have the meaning provided in the recitals to this Agreement.

“Impacted Loans” shall have the meaning provided in Section 2.10(a).

“Increased Amount Date” shall have the meaning provided in Section 2.14(a).

“Incremental Loans” shall have the meaning provided in Section 2.14(c).

“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness (including principal and premium), of such Person (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), or (d) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded, (ii) to the extent not otherwise included, any guarantee by such Person of the obligations of the type referred to in clause (i) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business, (2) obligations under or in respect of Receivables Facilities and Securitization Facilities, (3) prepaid or deferred revenue arising in the ordinary course of business, (4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (5) trade accounts and accrued expenses payable in the ordinary course of business and accruals for payroll and other liabilities (including deferred tax liabilities) accrued in the ordinary course of business, (6) any earn out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, (7) customary obligations under employment agreements and deferred compensation, (8) any obligations related to the financing of insurance premiums, (9) any obligations in respect of operating leases, or (10) deferred or accrued obligations in respect of fees, indemnities and expenses payable under the Sponsor Management Agreement. The amount of Indebtedness of any Person for purposes of clause (iii) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, (i) the Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or consistent with past practices and (ii) obligations constituting non-recourse Indebtedness shall only constitute “Indebtedness” for purposes of Section 10.1 and not for any other purpose hereunder.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Persons” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes or Other Taxes.

“Independent Financial Advisor” shall mean an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is disinterested with respect to the applicable transaction.

“Initial Term Loan” shall have the meaning provided in Section 2.1(a).

“Initial Term Loan Commitment” shall mean, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s Initial Term Loan Commitment. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $240,000,000.

“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” shall mean March 16, 2025 or, if such date is not a Business Day, the first Business Day thereafter.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insurance Subsidiary” shall mean any Subsidiary of the Borrower that is required to be licensed as an insurer or reinsurer or is engaged in the insurance business.

“Intellectual Property” shall mean U.S. and foreign intellectual property, including all (i) (a) patents, inventions, processes, developments, technology, and know-how; (b) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary, or non-public information and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts, or similar legal protections related to the foregoing.

“Intercompany License Agreement” shall mean any cost sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, Intellectual Property rights transfer agreement or any related agreements, in each case where all the parties to such agreement are one or more of the Borrower and any Restricted Subsidiary thereof.

“Intercompany Note” shall mean any intercompany note substantially in the form of Exhibit D.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the Test Period then last ended to (ii) Consolidated Interest Expense (which, solely for purposes of issuances of Disqualified Stock pursuant to Section 10.1(n) shall also include the sum of all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Borrower) for such Test Period.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interpolated Rate” means, in relation to the LIBOR Rate, the rate which results from interpolating on a linear basis between:

(a)	the applicable LIBOR Rate for the longest period (for which that LIBOR Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable LIBOR Rate for the shortest period (for which that LIBOR Rate is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances, or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel, and similar advances to officers, directors, managers, consultants, independent contractors and employees, in each case made in the ordinary course of business), acquisition by such Person of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination, or purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person; provided, that Investments shall not include, in the case of the Borrower and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness made to or owing by the Borrower or a Restricted Subsidiary having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business; provided, further, that, in the event that any Investment is made by Holdings, the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through the Borrower or any Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5.

For purposes of the definition of Unrestricted Subsidiary and Section 10.5,

(i)     Investments shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii)     any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or a Restricted Subsidiary in respect of such Investment (provided, that, with respect to amounts received other than in the form of cash or Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investment Grade Securities” shall mean:

(i)     securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(ii)     debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,

(iii)     investments in any fund that invests all or substantially all of its assets in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(iv)     corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“IPO Reorganization Transaction” shall mean transactions taken in connection with and reasonably related to consummating a Qualifying IPO, so long as, in each case, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired.

“IP Security Agreement” shall mean one or more Intellectual Property security agreements by and among one or more of the Credit Parties and the Collateral Agent.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit E.

“Joint Lead Arrangers and Bookrunners” shall have the meaning provided on the cover page of this Agreement.

“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time, including the latest maturity or expiration date of any New Term Loan, any Extended Term Loan, any Refinancing Term Loan or any Replacement Term Loan, in each case as extended in accordance with this Agreement from time to time.

“LCT Election” shall have the meaning provided in Section 1.12(f).

“LCT Test Date” shall have the meaning provided in Section 1.12(f).

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement, (iv) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations under this Agreement, (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event, or (vi) a Lender that has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), (a)(i) that such Distressed Person is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, (b) a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or (c) such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation, makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided, that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“LIBOR” shall have the meaning provided in the definition of the term LIBOR Rate.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” shall mean,

(i)     for any Interest Period with respect to a LIBOR Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being LIBOR01 page) (“LIBOR”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two (2) Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays LIBOR for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period; provided that if LIBOR are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, LIBOR shall be equal to the Interpolated Rate; provided, further, that, notwithstanding the foregoing, in no event shall the LIBOR Rate applicable to the Initial Term Loans at any time be less than 1.00% per annum; and

(ii)     for any interest calculation with respect to an ABR Loan on any date, (i) the rate per annum equal to LIBOR, at or about 11:00 a.m., London time, determined on such date for Dollar deposits with a term of one month commencing that day, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays LIBOR, at or about 11:00 a.m., London time, determined on such date for Dollar deposits with a term of one month commencing that day.

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof; provided, that in no event shall an operating lease or a license to use Intellectual Property be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (i) any Permitted Acquisition or other permitted acquisition or investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan” shall mean any Term Loan or any other loan made by any Lender hereunder.

“Management Equityholders” shall mean any of (i) any current or former director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent company thereof who on the Closing Date is an equityholder (including with respect to warrants and options) in Holdings or any direct or indirect parent thereof, (ii) any trust, partnership, limited liability company, corporate body or other entity established by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof or any Person described in the succeeding clauses (iii) and (iv), as applicable, to hold an investment in Holdings or any direct or indirect parent thereof in connection with such Person’s estate or tax planning, (iii) any spouse, former spouse, parents or grandparents of any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof, and any and all descendants (including adopted children and step-children) of the foregoing, together with any spouse or former spouse of any of the foregoing Persons, who are transferred an investment in Holdings or any direct or indirect parent thereof by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof in connection with such Person’s estate or tax planning and (iv) any Person who acquires an investment in Holdings or any direct or indirect parent thereof by will or by the laws of intestate succession as a result of the death of any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof.

“Maximum Rate” shall have the meaning provided in Section 5.6(c).

“Material Adverse Effect” shall mean (i) on the Closing Date, (a) with respect to Borrower, Eagle and any Subsidiary which was a Subsidiary of Eagle prior to the Closing Date, an Eagle Material Adverse Effect and (b) with respect to Iliad and any Subsidiary which was a Subsidiary of Iliad prior to the Closing Date, an Iliad Material Adverse Effect and (ii) after the Closing Date, any event, circumstance or condition that has had or could reasonably be expected to have a material and adverse effect on (a) the business, results of operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole or (b) material remedies (taken as a whole) of the Administrative Agent and the Lenders.

“Material Indebtedness” shall mean any Indebtedness (other than the Obligations) of the Borrower or a Restricted Subsidiary in an outstanding amount exceeding the greater of $43,750,000 and 31.25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any time.

“Material Subsidiary” shall mean, at any date of determination, each Wholly-Owned Restricted Subsidiary (together with its Subsidiaries) (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5.00% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 5.00% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period (in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including the revenues of any Person being acquired in connection therewith), in each case determined in accordance with GAAP; provided, that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Restricted Subsidiaries that are Excluded Subsidiaries other than by virtue of clause (b) of the definition of “Excluded Subsidiary”) have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 7.50% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 7.50% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, within ten (10) Business Days after the date on which financial statements for the last quarter of such Test Period are delivered pursuant to this Agreement (or, subject to the terms of the Second Lien Intercreditor Agreement, such later date as the Administrative Agent may agree in its reasonable discretion), designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable.

“Maturity Date” shall mean the Initial Term Loan Maturity Date, any New Term Loan Maturity Date, or the maturity date of an Extended Term Loan, a Replacement Term Loan, or a Refinancing Term Loan, as applicable.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, an aggregate principal amount of up to:

(i) the greater of (x) $100,000,000 and (y) an amount equal to 75% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such incurrence, minus, subject to the last sentence in this definition, the sum of (1) the aggregate principal amount of Incremental Loans incurred (including any unused commitments obtained) pursuant to Section 2.14(a) prior to such date in reliance on this clause (i), (2) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(a) prior to such date in reliance on this clause (i), (3) the aggregate principal amount of Incremental Loans (as defined in the First Lien Credit Agreement) incurred (including any unused commitments obtained) pursuant to Section 2.14(a) of the First Lien Credit Agreement prior to such date in reliance on clause (i) of the definition of “Maximum Incremental Facilities Amount” in the First Lien Credit Agreement, and (4) the aggregate principal amount of Permitted Other Indebtedness (as defined in the First Lien Credit Agreement) issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(a) of the First Lien Credit Agreement prior to such date in reliance on clause (i) of the definition of “Maximum Incremental Facilities Amount” in the First Lien Credit Agreement, plus

(ii) the aggregate amount of (w) voluntary prepayments of Term Loans (including purchases of the Loans by Holdings, the Borrower or any of its Subsidiaries at or below par but with credit given only for the actual purchase price paid), (x) voluntary prepayments and permanent commitment reductions of First Lien Loans (including purchases of the First Lien Loans by Holdings, the Borrower or any of its Subsidiaries at or below par but with credit given only for the actual purchase price paid), (y) voluntary prepayments (including any purchases at or below par but with credit given only for the actual purchase price paid) of any Incremental Loans, and (z) voluntary prepayments (including any purchases at or below par but with credit given only for the actual purchase price paid) of any Incremental Loans (as defined in the First Lien Credit Agreement), Permitted Other Indebtedness secured on a pari passu basis with or on a senior basis to the Loans, or Permitted Other Indebtedness (as defined in the First Lien Credit Agreement) secured on a pari passu basis with the First Lien Loans (in the case of any such prepayments in this clause (z), to the extent such Indebtedness was incurred in reliance on clause (i) above or clause (i) of the definition of “Maximum Incremental Facilities Amount” in the First Lien Credit Agreement, as applicable, and if any such Indebtedness is in the form of revolving loans, to the extent accompanied by a permanent commitment reduction), other than in the case of each of clauses (w), (x), (y) and (z), from proceeds of Refinancing Indebtedness in respect of such Indebtedness, minus, subject to the last sentence in this definition, the sum of (1) the aggregate principal amount of Incremental Loans incurred (including any unused commitments obtained) pursuant to Section 2.14(a) prior to such date in reliance on this clause (ii), (2) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(a) prior to such date in reliance on this clause (ii), (3) the aggregate principal amount of Incremental Loans (as defined in the First Lien Credit Agreement) incurred (including any unused commitments obtained) pursuant to Section 2.14(a) of the First Lien Credit Agreement prior to such date in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount” in the First Lien Credit Agreement, and (4) the aggregate principal amount of Permitted Other Indebtedness (as defined in the First Lien Credit Agreement) issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(a) of the First Lien Credit Agreement prior to such date in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount” in the First Lien Credit Agreement, plus

(iii) an unlimited amount, so long as in the case of this clause (iii) only, such amount at such date of determination can be incurred without causing (x) in the case of Incremental Loans or Permitted Other Indebtedness secured with a Lien on the Collateral ranking pari passu with, or junior to, the Liens securing any Second Lien Obligations, the Consolidated Secured Net Leverage Ratio to exceed 6.00 to 1.00 as of the most recently ended Test Period, or (y) in the case of Incremental Loans or Permitted Other Indebtedness consisting of unsecured indebtedness, the Consolidated Total Net Leverage Ratio to exceed 6.00 to 1.00 as of the most recently ended Test Period (in the case of clauses (x) and (y)), on a Pro Forma Basis and after giving effect to any Specified Transaction consummated in connection therewith and assuming for purposes of this calculation that (1) the full committed amount of any Permitted Other Indebtedness constituting a revolving credit commitment or facility then being incurred shall be treated as fully drawn outstanding Indebtedness, and (2) any cash proceeds of any new Incremental Loans and/or Permitted Other Indebtedness, as applicable, then being incurred shall not be netted from the numerator in the Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable, for purposes of calculating such ratios, as applicable, under this clause (iii); provided, however, that if amounts incurred under this clause (iii) are incurred concurrently with the incurrence of Incremental Loans and/or Permitted Other Indebtedness in reliance on clause (i) and/or clause (ii) above, the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio shall be calculated without giving effect to such amounts incurred (or commitments obtained) in reliance on the foregoing clause (i) and/or clause (ii) (and the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio shall be permitted to exceed the applicable ratio set forth in clause (iii) to the extent of such amounts incurred in reliance on clause (i) and/or clause (ii)); provided further, for the avoidance of doubt, to the extent the proceeds of any Incremental Loans are being utilized to repay Indebtedness, such calculations shall give pro forma effect to such repayments).

The Borrower may elect to use clause (iii) above regardless of whether the Borrower has capacity under clause (i) or clause (ii) above. Further, the Borrower may elect to use clause (iii) above prior to using clause (i) or clause (ii) above, and if both clause (iii) and clause (i) and/or clause (ii) are available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use clause (iii) above. Notwithstanding the foregoing, the Borrower may re-designate any Indebtedness originally designated as incurred under clause (i) and/or clause (ii) above as having been incurred under clause (iii), so long as at the time of such re-designation, the Borrower would be permitted to incur under clause (iii) the aggregate principal amount of Indebtedness being so redesignated (for purposes of clarity, with any such re-designation having the effect of increasing the Borrower’s ability to incur Indebtedness under clause (i) and/or clause (ii) on and after the date of such re-designation by the amount of Indebtedness so re-designated).

“Merger” shall have the meaning provided in the recitals to this Agreement.

“Merger Sub” shall have the meaning provided in the recitals to this Agreement.

“Minimum Borrowing Amount” shall mean (i) with respect to a Borrowing of LIBOR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing), and (ii) with respect to a Borrowing of ABR Loans, $500,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).

“Minimum Tender Condition” shall have the meaning provided in Section 2.15(b).

“MNPI” shall mean, with respect to any Person, information and documentation that is (a) of a type that would not be publicly available (and could not be derived from publicly available information) if such Person and its Subsidiaries were public reporting companies and (b) material with respect to such Person, its Subsidiaries or the respective securities of such Person and its Subsidiaries for purposes of United States Federal and state securities laws, in each case, assuming such laws were applicable to such Person and its Subsidiaries.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed, or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Collateral Agent and the Borrower, together with such terms and provisions as may be required by local laws.

“Mortgaged Property” shall mean each parcel of fee-owned real property located in the United States and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.14, if any.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event and any incurrence of Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans, (i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event or incurrence of Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans, as the case may be, less (ii) the sum of:

(a)     the amount, if any, of all taxes (including, in each case, in connection with any repatriation of funds) paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries and distributions with respect to taxes made under Section 10.5(b)(15) in connection with such Prepayment Event or incurrence of Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans,

(b)     the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes or distributions with respect to taxes deducted pursuant to clause (a) above) (1) associated with the assets that are the subject of such Prepayment Event or otherwise reasonably expected to be payable in connection with such transactions and (2) retained by the Borrower or any of the Restricted Subsidiaries; provided, that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(c)     the amount of any Indebtedness (other than the Loans and Permitted Other Indebtedness) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(d)     in the case of any Asset Sale Prepayment Event or Casualty Event, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment or binding letter of intent prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries, including by using such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair any asset used or useful in the business of the Borrower or its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition, Capital Expenditures or Investments, in each case, permitted hereunder; provided, that an amount equal to any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment or binding letter of intent prior to the last day of such Reinvestment Period to reinvest such proceeds no later than six months following the last day of such Reinvestment Period, (1) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event occurring on the last day of such Reinvestment Period or, if later, six months after the date the Borrower or such Restricted Subsidiary has entered into such binding commitment or binding letter of intent, as applicable (such last day or end of the six-month period, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (2) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i) (it being understood that, so long as an amount equal to the amount of Net Cash Proceeds required to be applied in accordance with Section 5.2(a)(i) is applied by the Borrower, nothing in this Agreement (including Section 5) shall be construed to require any Foreign Subsidiary to repatriate cash),

(e)    in the case of any Asset Sale Prepayment Event or Casualty Event by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (e)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Restricted Subsidiary as a result thereof,

(f)    in the case of any Asset Sale Prepayment Event, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided, that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction solely to the extent that the Borrower and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction, and

(g)    all fees and out of pocket expenses paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing (for the avoidance of doubt, including, (1) in the case of the incurrence or issuance of any Indebtedness, any fees, underwriting discounts, premiums, and other costs and expenses incurred in connection with such incurrence or issuance and (2) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses, and brokerage, consultant, accountant, and other customary fees), in each case, only to the extent not already deducted in arriving at the amount referred to in clause (i) above.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred Capital Stock dividends.

“New Holdings” shall have the meaning provided in the definition of Holdings.

“New Refinancing Term Loan Commitments” shall have the meaning provided in Section 2.14(h).

“New Term Loan” shall have the meaning provided in Section 2.14(c).

“New Term Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Term Loan Lender” shall have the meaning provided in Section 2.14(c).

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“New Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit J (or another form as agreed by the Borrower and the Administrative Agent).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party and any Restricted Subsidiary arising under any Credit Document or otherwise with respect to any Commitment, any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, premium, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.

“OFAC” shall have the meaning set forth in Section 8.20(c).

“Organizational Documents” shall mean, with respect to any Person, such Person’s charter, memorandum and articles of association, articles or certificate of organization or incorporation and bylaws or other organizational or governing or constitutive documents of such Person.

“Other Connection Taxes” shall mean, with respect to any of the Administrative Agent, any Lender, any successors, assignor, or transferees thereof, or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Credit Party under any Credit Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such Administrative Agent, Lender, successor, assignor, or transferee thereof, or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Credit Party under any Credit Document having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, registration, court or documentary Taxes or any other intangible, mortgage recording, filing or similar Taxes arising from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document; provided, that such term shall not include (i) any Other Connection Taxes that result from an assignment, except to the extent that any such action described in this proviso is requested or required by the Borrower or (ii) Excluded Taxes.

“Outstanding Amount” shall mean with respect to the Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Overnight Rate” shall mean, for any day, with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, but excluding any Multiemployer Plan) in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” shall have the meaning provided in clause (iii) of the definition of Permitted Investments.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or a Restricted Subsidiary and another Person; provided, that any cash or Cash Equivalents received shall be applied in accordance with Section 10.4.

“Permitted Debt Exchange” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.15(a).

“Permitted First Lien Exchange Notes” shall mean “Permitted Debt Exchange Notes” as defined in the First Lien Credit Agreement.

“Permitted Holder” shall mean any of (i) the Sponsors, any Sponsor’s Affiliates (other than any portfolio company of a Sponsor) and the Management Equityholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsors, the Sponsors’ Affiliates and the Management Equityholders, collectively, have beneficial ownership of more than 50% of the aggregate ordinary voting power of the outstanding Voting Stock of Holdings or any other direct or indirect parent of Holdings; (ii) any direct or indirect parent of the Borrower not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control; and (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any direct or indirect parent of Holdings, acting in such capacity.

“Permitted Investments” shall mean:

(i)    any Investment in the Borrower or any other Restricted Subsidiary;

(ii)    any Investment in cash, Cash Equivalents, or Investment Grade Securities at the time such Investment is made;

(iii)    (a) the Transactions and Investments made to effect, or otherwise made in connection with, the Transactions (including under the Acquisition Agreements) and (b) any Investment by the Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment under this clause (iii)(b) (each, a “Permitted Acquisition”), (x) on the date the definitive agreement for such Permitted Acquisition is executed, no Event of Default shall have occurred and be continuing and (y) either (1) such Person becomes a Restricted Subsidiary (or is properly designated as an Unrestricted Subsidiary) or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys all or substantially all of its assets, or transfers or conveys assets constituting a business unit, line of business or division of such Person, to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation or transfer;

(iv)    any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 10.4 or any other disposition of assets not constituting an Asset Sale;

(v)    (a) any Investment existing or contemplated on the Closing Date and, in the case of such Investments in excess of (x) $9,000,000 individually or (y) $15,000,000 in the aggregate, listed on Schedule 10.5, and (b) Investments consisting of any modification, replacement, renewal, refinancing, reinvestment, or extension of any such Investment; provided, that the amount of any such Investment is not increased from the amount of such Investment on the Closing Date except (x) pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, refinanced or replaced Investment) and premium payable by the terms of such Investment thereon and fees and expenses associated therewith as in existence on the Closing Date and/or (y) as permitted under Section 10.5 or any other clause of this definition of Permitted Investments;

(vi)    any Investment acquired by the Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of, or settlement of delinquent accounts or disputes with or judgments against, the issuer, obligor or borrower of such original Investment or accounts receivable, (b) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes;

(vii)    Hedging Obligations permitted under Section 10.1, Cash Management Services and Bank Products;

(viii)    any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed the greater of (a) $66,000,000 and (b) 48% of Consolidated EBITDA, for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (viii) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (viii) for so long as such Person continues to be a Restricted Subsidiary;

(ix)    Investments the payment for which consists of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower or the proceeds of such Equity Interests (in each case, exclusive of Disqualified Stock) (other than Excluded Contributions, Cure Amounts or sales of Equity Interests to the Borrower or any of its Subsidiaries); provided, that such Equity Interests or proceeds of such Equity Interests will not increase the amount available for Restricted Payments under Section 10.5(a)(iii)(B);

(x)    guarantees of Indebtedness permitted under Section 10.1;

(xi)    Investments consisting of or resulting from Indebtedness, Liens, Restricted Payments, fundamental changes and dispositions permitted hereunder;

(xii)    [reserved];

(xiii)    Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets, or of services, in the ordinary course of business;

(xiv)    additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xiv) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities), not to exceed the greater of (a) $66,000,000 and (b) 48% of Consolidated EBITDA, for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus any amount available for Restricted Payments pursuant to clause (11) or clause (19) of Section 10.5(b) that the Borrower has designated to be added to the amount available for Investments pursuant to this clause (xiv); provided, however, that if any Investment pursuant to this clause (xiv) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (i) above to the extent permitted to be made thereunder and shall cease to have been made pursuant to this clause (xiv) for so long as such Investment is permitted by clause (i) above;

(xv)    (a) any Investment relating to any Receivables Subsidiary or Securitization Subsidiary that, in the good faith determination of the board of directors (or analogous governing body) of the Borrower, are necessary or advisable to effectuate a Receivables Facility or a Qualification Securitization Financing, respectively and (b) distributions or payments of Receivables Fees or Securitization Fees and purchases of Receivables Assets or Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Receivables Facility or a Qualified Securitization Financing, respectively;

(xvi)    loans and advances to, or guarantees of Indebtedness of, officers, directors, managers and employees, consultants or independent contractors in an aggregate principal amount at any time outstanding under this clause (xvi) not in excess of the greater of (a) $8,400,000 and (b) 6.0% of Consolidated EBITDA, for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;

(xvii)    (a) loans and advances to officers, directors, managers, and employees, consultants or independent contractors for business-related travel expenses, payroll advances, moving expenses, and other similar expenses, in each case incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent thereof and (b) promissory notes received from equityholders of the Borrower, any direct or indirect parent of the Borrower or any Subsidiary thereof in connection with the exercise of stock or other options in respect of the Equity Interests of the Borrower, any direct or indirect parent of the Borrower and its Subsidiaries;

(xviii)    asset purchases in the ordinary course of business (including purchases of inventory, supplies and materials);

(xix)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(xx)    Investments in connection with Permitted Reorganizations or an IPO Reorganization Transaction;

(xxi)    the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons and the licensing, sublicensing or contribution of Intellectual Property in the ordinary course of business;

(xxii)    Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates, amalgamates or merges with the Borrower or any Restricted Subsidiary (including in connection with a Permitted Acquisition or other Investment permitted hereunder); provided that such Investment was not made in contemplation of such Person becoming a Restricted Subsidiary or such consolidation, amalgamation or merger;

(xxiii)    Investments in deposit accounts, commodities and securities accounts opened in the ordinary course of business;

(xxiv)    deposits required under any Contractual Requirement or by any Governmental Authority or public utility, including with respect to Taxes and other similar charges;

(xxv)    Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(xxvi)    guarantees by the Borrower or any of its Restricted Subsidiaries of leases (other than Capital Leases), contracts or of other obligations of the Borrower or any Restricted Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(xxvii)    any additional Investments; provided, that (x) no Event of Default exists or would result from such Investments and (y) after giving Pro Forma Effect to such Investments, the Consolidated Total Net Leverage Ratio is equal to or less than 5.25 to 1.00 as of the most recently ended Test Period;

(xxviii)    Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Agreement;

(xxix)    the acquisition of additional Equity Interests of Restricted Subsidiaries from minority shareholders (it being understood that to the extent that any Restricted Subsidiary that is not a Credit Party is acquiring Equity Interests from minority shareholders then this clause (xxix) shall not in and of itself create, or increase the capacity under, any basket for Investments by Credit Parties in any Restricted Subsidiary that is not a Credit Party);

(xxx)    cash or property distributed from any Restricted Subsidiary that is not a Credit Party (i) may be contributed to other Restricted Subsidiaries that are not Credit Parties, and (ii) may pass through the Borrower and/or any intermediate Restricted Subsidiaries, so long as all part of a series of related transactions and such transaction steps are not unreasonably delayed and are otherwise permitted hereunder;

(xxxi)    Loans repurchased by the Borrower, Holdings or a Restricted Subsidiary pursuant to and in accordance with Section 13.6(h) of this Agreement and First Lien Loans repurchased by the Borrower, Holdings or a Restricted Subsidiary pursuant to and in accordance with Section 13.6(h) of the First Lien Credit Agreement (and for the avoidance of doubt, in each case, to the extent contributed to the Borrower, so long as such Loans or First Lien Loans, as applicable, are immediately canceled); and

(xxxii)    Guarantee obligations of the Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States.

“Permitted Liens” shall mean, with respect to any Person:

(i)    Liens granted by such Person under workmen’s compensation laws, health, disability or unemployment insurance laws, other employee benefit legislation, unemployment insurance legislation and similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), leases or other obligations of a like nature to which such Person is a party, or Liens granted to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs, performance or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds or requirements, in each case incurred in the ordinary course of business, or letters of credit or bankers acceptances issued, and letters of credit or bank guaranties provided to support payment of the items in this clause (i);

(ii)    (1) Liens imposed by statutory or common law, such as carriers’, warehousemen’s, materialmen’s, landlord’s, construction contractor’s, repairmen’s, and mechanics’ Liens, (2) customary Liens (other than in respect of borrowed money) in favor of landlords, so long as, in the cases of clauses (1) and (2), such Liens only secure sums not overdue for a period of more than 60 days or sums being contested in good faith by appropriate actions and (3) other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other actions for review; provided, in the case of clauses (1) through (3), adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(iii)    Liens (A) for taxes, assessments, or other governmental charges (i) not yet overdue for a period of more than 60 days or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or (ii) are not required to be paid pursuant to Section 8.11, or (B) for property taxes on property the Borrower or any Subsidiary thereof has determined to abandon if the sole recourse for such tax, assessment, charge, levy, or claim is to such property;

(iv)    (x) Liens (i) in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or (ii) with respect to other regulatory requirements or (y) letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v)    minor survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, and Liens disclosed as exceptions to coverage in the final title policies and endorsements issued to the Collateral Agent with respect to any Mortgaged Properties;

(vi)    Liens securing Indebtedness and obligations (and any guarantees in respect thereof) permitted to be incurred pursuant to clause (a) (so long as such liens are subject to the terms of the Second Lien Intercreditor Agreement), (d), (e), (i), (l)(ii), (n), (r), (t), (w), (x) or (y) of Section 10.1; provided, that, (a) in the case of clause (d) of Section 10.1, unless otherwise permitted hereby, such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto and additions and accessions) other than the property or equipment (or assets affixed or appurtenant thereto and additions and accessions) being financed or refinanced under such clause (d) of Section 10.1, replacements of such property, equipment or assets, and additions and accessions and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender; (b) in the case of clause (r) of Section 10.1 (unless otherwise permitted hereby, such Lien may not extend to any assets other than assets owned by Restricted Subsidiaries that are not Credit Parties; (c) in the case of Liens securing Permitted Other Indebtedness Obligations that constitute Second Lien Obligations pursuant to this clause (vi), the Collateral Agent, the Administrative Agent and the representative for the holders of such Permitted Other Indebtedness Obligations or such other Indebtedness shall have entered into the Second Lien Pari Intercreditor Agreement and a Second Lien Intercreditor Agreement and (2) in the case of subsequent issuances of Permitted Other Indebtedness or other Indebtedness, as applicable, constituting Second Lien Obligations, the representative for the holders of such Permitted Other Indebtedness Obligations or other Indebtedness, as applicable, shall have become a party to the Second Lien Pari Intercreditor Agreement and a Second Lien Intercreditor Agreement in accordance with the terms thereof; and (d) in the case of clause (y) of Section 10.1 and Liens securing Permitted Other Indebtedness Obligations that are secured on a junior basis to the Obligations pursuant to this clause (vi), the Collateral Agent, the Administrative Agent, and the representative of the holders of such Permitted Other Indebtedness Obligations shall have entered into the Second Lien Intercreditor Agreement or and a lien subordination or intercreditor agreement or arrangement reasonably satisfactory to the Administrative Agent and the Borrower and (y) in the case of subsequent issuances of Permitted Other Indebtedness or other Indebtedness, as applicable, that are secured on a junior basis to the Obligations, the representative for the holders of such Permitted Other Indebtedness or other Indebtedness shall have become a party to the Second Lien Intercreditor Agreement and a lien subordination or intercreditor agreement or arrangement reasonably satisfactory to the Administrative Agent and the Borrower in accordance with the terms thereof or another intercreditor agreement or arrangement reasonably satisfactory to the Administrative Agent and the Borrower; provided, that without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the Second Lien Intercreditor Agreement, the Second Lien Pari Intercreditor Agreement and any another lien subordination or intercreditor agreement or arrangement reasonably satisfactory to the Administrative Agent and the Borrower contemplated by this clause (vi);

(vii)    Liens existing on the Closing Date that (a) secure Indebtedness or other obligations not in excess of (x) $9,000,000 individually or (y) $15,000,000 in the aggregate, (when taken together with all other Liens securing obligations outstanding in reliance on this clause (vii)(a)(y)) or (b) are set forth on Schedule 10.2 (including, in the case of each of the foregoing clauses (a) and (b), Liens securing any modifications, replacements, renewals, refinancings, or extensions of the Indebtedness or other obligations secured by such Liens);

(viii)    Liens on property or Equity Interests of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that except as otherwise permitted hereby such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such Person, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender, it being understood that such requirement to pledge such after-acquired property shall not be permitted to apply to any such after-acquired property to which such requirement would not have applied but for such acquisition);

(ix)    Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, consolidation or amalgamation with or into the Borrower or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, amalgamation or designation; provided, further, however, except as otherwise permitted hereby that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such property, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment financed by such lender, it being understood that such requirement to pledge such after-acquired property shall not be permitted to apply to any such after-acquired property to which such requirement would not have applied but for such acquisition;

(x)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 10.1;

(xi)    Liens securing Hedging Obligations, Cash Management Services and Bank Products permitted hereunder (including, for the avoidance of doubt, Secured Hedge Obligations, Secured Cash Management Obligations and Secured Bank Product Obligations) (each as defined in the First Lien Credit Agreement);

(xii)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, bank guarantees or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(xiii)    leases, franchises, grants, subleases, licenses, sublicenses, covenants not to sue, releases, consents and other forms of license (including of Intellectual Property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary and do not secure any Indebtedness;

(xiv)    Liens arising from Uniform Commercial Code or any similar financing statement filings regarding operating leases or consignments entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or other similar precautionary filings;

(xv)    Liens in favor of the Borrower or any Guarantor;

(xvi)    Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(xvii)    Liens on Receivables Assets and related assets incurred in connection with a Receivables Facility and Liens on Securitization Assets and related assets arising in connection with a Qualified Securitization Financing, in each case, in compliance with clause (h) of the definition of “Asset Sale”;

(xviii)    Liens to secure any refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in this clause (xviii) and clauses (vi), (vii), (viii), (ix), (x), (xxxix) and (xl) of this definition of Permitted Liens; provided, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property, replacements of such property, additions and accessions thereto, after-acquired property and the proceeds and the products of the foregoing and customary security deposits in respect thereof and, in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender), and (b) the aggregate principal amount of the Indebtedness that was originally secured by such Lien under any of clause (vii), (viii), (ix), (x) or (xl) of this definition of Permitted Liens is not increased to an amount greater than the sum of the aggregate outstanding principal amount of the Indebtedness being refinanced, refunded, extended, renewed, or replaced (plus the amount of any unused commitments thereunder), plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under such refinanced Indebtedness, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Indebtedness and the incurrence or issuance of such refinancing Indebtedness;

(xix)    Liens provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements, including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, in the ordinary course of business;

(xx)    other Liens securing obligations which do not exceed the greater of (a) $66,000,000 and (b) 48% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien;

(xxi)    Liens securing judgments not constituting an Event of Default under Sections 11.5 and 11.10;

(xxii)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxiii)    Liens (a) of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b)

attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract encumbering deposits, including deposits in “pooled deposit” or “sweep” accounts (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(xxiv)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxv)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxvi)    Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries, or (c) relating to purchase orders and other agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xxvii)    Liens (a) on any cash earnest money deposits or cash advances made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement, (b) on other cash advances in favor of the seller of any property to be acquired in an Investment or other acquisition permitted hereunder to be applied against the purchase price for such Investment or other acquisition, or (c) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder (or reasonably expected to be so permitted by the Borrower at the time such Lien was granted);

(xxviii)    rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xxix)    restrictive covenants affecting the use to which real property may be put; provided, that the covenants are complied with in all material respects;

(xxx)    security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xxxi)    zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements, and contract zoning agreements;

(xxxii)    Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxiii)    Liens arising under the Security Documents;

(xxxiv)    Liens on goods purchased in the ordinary course of business the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries;

(xxxv)    (a) Liens on Equity Interests in joint ventures; provided, that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (b) purchase options, call, rights of refusal, rights of first offer, rights of tag and drag and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Restricted Subsidiary in joint ventures;

(xxxvi)    Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(xxxvii)    with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law;

(xxxviii)    [reserved];

(xxxix)    Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(xl)    Liens on property of any Restricted Subsidiary that is not a Credit Party, which Liens secure Indebtedness permitted under Section 10.1 (or other obligations not constituting Indebtedness), in each case, so long as such Liens do not secure Indebtedness for borrowed money of any Credit Party;

(xli)    Liens or rights of set-off against credit balances of the Borrower or any of the Restricted Subsidiaries with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors to the Borrower or any Restricted Subsidiaries in the ordinary course of business to secure the obligations of any Subsidiary to the credit card issuers or credit card processors as a result of fees and charges;

(xlii)    Liens securing Indebtedness and obligations (and any guarantees in respect thereof) permitted to be incurred pursuant to clause (a)(ii) of Section 10.1 so long as such Liens are subject to the Second Lien Intercreditor Agreement, if applicable; and

(xliii)    Liens arising in connection with Intercompany License Agreements.

For purposes of this definition, the term Indebtedness shall be deemed to include interest, premiums (if any), fees, expenses and other obligations on such Indebtedness.

For all purposes under this Agreement and the other Credit Documents, references to any “Permitted Lien” shall include Liens permitted under Section 10.2(a)(iii)(x).

“Permitted Other Indebtedness” shall mean subordinated or senior Indebtedness (which Indebtedness may (i) be unsecured, (ii) consist of notes or loans secured by Liens on a pari passu basis with the Second Lien

Obligations (without regard to control of remedies) or (iii) be secured by Liens ranking junior to the Liens securing the Second Lien Obligations), in each case, issued or incurred by a Credit Party, which:

(a)    (1) in the case of any Permitted Other Indebtedness that is unsecured or secured by a Lien ranking junior to the Lien securing the Second Lien Obligations, shall have a final maturity at least 91 days after the Latest Term Loan Maturity Date, as determined at the time of issuance or incurrence of such Permitted Other Indebtedness, and (2) in the case of any Permitted Other Indebtedness secured by a Lien ranking pari passu with the Second Lien Obligations, shall have a final maturity not sooner than the Latest Term Loan Maturity Date, as determined at the time of issuance or incurrence of such Permitted Other Indebtedness,

(b)    in the case of any secured Permitted Other Indebtedness, shall be subject to customary intercreditor terms (including, as applicable and as the case may be, those in the Second Lien Pari Intercreditor Agreement, the Second Lien Intercreditor Agreement and/or any other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent, as applicable),

(c)    shall not provide for any mandatory repayment (except scheduled principal amortization payments), redemption or sinking fund payment obligations prior to the Latest Term Loan Maturity Date, as determined at the time of issuance or incurrence of the Permitted Other Indebtedness (other than, in each case, customary offers or obligations to repurchase, redeem or repay upon a change of control, asset sale, casualty or condemnation event or similar events; AHYDO Payments; customary acceleration rights after an event of default; mandatory repayments or prepayments of the type that are available to lenders under the Credit Facilities; solely with respect to any Permitted Other Indebtedness constituting Indebtedness secured by a Lien ranking junior to the Second Lien Obligations, any payment obligations solely with respect to prepayment amounts declined by any Lender under this Agreement and/or any lender(s) in respect of any other Second Lien Obligations being prepaid or that constitute a customary prepayment provision with respect to Refinancing Indebtedness; and solely with respect to any Permitted Other Indebtedness secured by a Lien ranking pari passu to the Second Lien Obligations, any payment obligations that will also be applied to the Term Loans hereunder on a pro rata or greater than pro rata basis or that constitute a customary prepayment provision with respect to Refinancing Indebtedness),

(d)    shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Initial Term Loans,

(e)    shall be issued or incurred only when no Event of Default (or, if such Permitted Other Indebtedness is being issued or incurred in connection with a Permitted Acquisition or other acquisition constituting a permitted Investment, or in connection with the refinancing of any Indebtedness that requires an irrevocable prepayment or redemption notice, no Event of Default under Section 11.1 or Section 11.5) exists or would result from the issuance or incurrence of such Permitted Other Indebtedness,

(f)    is not incurred or guaranteed by any Subsidiary other than any Credit Party,

(g)    if secured, is not secured by any assets other than the Collateral, and

(h)    other than as required by the preceding clauses (a) through (g), shall contain such terms as are reasonably satisfactory to the Borrower, the borrower thereof (if not the Borrower) and the lender(s) providing such Permitted Other Indebtedness, provided, that the covenants, events of default and guarantees of such Permitted Other Indebtedness, in the event not consistent with the terms of the Initial Term Loans shall not be materially more restrictive to the Borrower (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Initial Term Loans unless (1) the Lenders under the Initial Term Loans also receive the benefit of such more restrictive terms, (2) such terms reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower) (it being understood that to the extent that any financial maintenance covenant is included for the benefit of any Permitted Other Indebtedness, such financial maintenance covenant shall be added for the benefit of any Loans outstanding hereunder at the time of incurrence of such Permitted Other Indebtedness (except for any financial maintenance covenants applicable only to periods after the Latest Term Loan Maturity Date, as determined at the time of issuance or incurrence of such Permitted Other Indebtedness) or (3) any such provisions apply after the Maturity Date of the Initial Term Loans);

provided, the requirements of the foregoing clauses (a), (c) and (d) shall not apply to any customary bridge facility so long as the Indebtedness into which such customary bridge facility is to be converted complies with such requirements.

“Permitted Other Indebtedness Documents” shall mean any document, agreement or instrument (including any guarantee, security agreement, pledge agreement or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Credit Party.

“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Credit Parties under the Permitted Other Indebtedness Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any such Credit Party under any Permitted Other Indebtedness Document.

“Permitted Other Indebtedness Secured Parties” shall mean the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).

“Permitted Other Provision” shall have the meaning provided in Section 2.14(g)(i).

“Permitted Reorganization” shall mean re-organizations and other activities related to tax planning and reorganization, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date; provided, that any such Sale Leaseback not between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary or (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed the greater of (a) $33,000,000 and (b) 24% of Consolidated EBITDA, for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the consummation of such Sale Leaseback, the board of directors (or analogous governing body) of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, unlimited liability company, association, trust, or other enterprise or any Governmental Authority.

“Plan” shall mean, other than any Multiemployer Plan, any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party is (or, if such Plan were terminated, would, or any ERISA Affiliate would, under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Planned Expenditures” shall have the meaning provided in the definition of the term Excess Cash Flow.

“Platform” shall have the meaning provided in Section 13.17(a).

“Pledge Agreement” shall mean the Second Lien Pledge Agreement, entered into by the Borrower, Holdings and the other Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G.

“Pounds Sterling” shall mean British Pounds Sterling or any successor currency in the United Kingdom.

“Premium Prepayment Event” shall have the meaning provided in Section 4.1(b).

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event or Casualty Event.

“Prepayment Trigger” shall have the meaning provided in the definition of Asset Sale Prepayment Event.

“Previous Holdings” shall have the meaning provided in the definition of Holdings.

“Primary Obligations” shall have the meaning provided in the definition of the term Contingent Obligations.

“Primary Obligor” shall have the meaning provided in the definition of the term Contingent Obligations.

“Prime Rate” means the rate of interest per annum determined by Royal Bank of Canada from time to time as its prime commercial lending rate for Dollar loans in the United States for such day. The Prime Rate is not necessarily the lowest rate that Royal Bank of Canada is charging any corporate customer.

“Prior First Lien Credit Agreements” shall have the meaning provided in the definition of Closing Date Refinancing.

“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.12.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections” shall have the meaning provided in Section 9.1(c).

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Sarbanes-Oxley Act of 2002, the Securities Act of 1933 and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other expenses arising out of or incidental to an entity’s status as a reporting company.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Financing” shall mean any Securitization Facility (and any guarantee of such Securitization Facility), that meets the following conditions: (i) the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Restricted Subsidiaries; (ii) all sales of Securitization Assets and related assets by the Borrower or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (iv) the obligations under such Securitization Facility are nonrecourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary).

“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.

“Qualifying IPO” shall mean the issuance by the Borrower or any direct or indirect parent thereof of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8), whether alone or in connection with a secondary public offering or in a firm commitment underwritten offering (or series of related offerings of securities to the public).

“Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.

“Receivables Assets” shall mean (a) any accounts receivable owed to the Borrower or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Receivables Facility.

“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of such financing facility), the obligations of which are non-recourse (except for customary representations, warranties, covenants, and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any Restricted Subsidiary sells, directly or indirectly, grants a security interest in or otherwise transfers its Receivables Assets to either (i) a Person that is not the Borrower or a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not the Borrower or a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities that engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which any Subsidiary makes an Investment and to which any Subsidiary transfers accounts receivables and related assets.

“Refinanced Debt” shall have the meaning provided in Section 2.14(h).

“Refinanced Term Loans” shall have the meaning provided in Section 13.1.

“Refinancing Amendment” shall have the meaning provided in Section 2.14(h)(vi).

“Refinancing Commitments” shall have the meaning provided in Section 2.14(h).

“Refinancing Facility Closing Date” shall have the meaning provided in Section 2.14(h)(iii).

“Refinancing Indebtedness” shall have the meaning provided in Section 10.1(m).

“Refinancing Lenders” shall have the meaning provided in Section 2.14(h)(ii).

“Refinancing Loan” shall have the meaning provided in Section 2.14(h)(i).

“Refinancing Loan Request” shall have the meaning provided in Section 2.14(h).

“Refinancing Permitted Other Indebtedness” shall have the meaning provided in Section 10.1(m).

“Refinancing Term Lender” shall have the meaning provided in Section 2.14(h)(ii).

“Refinancing Term Loan” shall have the meaning provided in Section 2.14(h)(i).

“Refinancing Term Loan Commitments” shall have the meaning provided in Section 2.14(h).

“Refinancing Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Refinancing Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Refinancing Series” shall mean all Refinancing Term Loans, Refinancing Term Loan Commitments, as the case may be, that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans, Refinancing Term Loan Commitments, as the case may be, provided for therein are intended to be a part of any previously established Refinancing Series) and that, in the case of Refinancing Term Loans, provide for the same amortization schedule.

“Refunding Capital Stock” shall have the meaning provided in Section 10.5(b)(2).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean 15 months following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event.

“Rejection Notice” shall have the meaning provided in Section 5.2(f).

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided, that any assets received by the Borrower or the Restricted Subsidiaries in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender, or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; provided, that, for purposes of Section 13.5, “Related Parties” shall not include Excluded Affiliates.

“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, or leaching into the environment.

“Removal Effective Date” shall have the meaning provided in Section 12.9(b).

“Repayment Amount” shall mean the Initial Term Loan Repayment Amount, a New Term Loan Repayment Amount with respect to any Series, a Replacement Term Loan Repayment Amount with respect to any Replacement Series, a Refinancing Term Loan Repayment Amount with respect to any Refinancing Series or an Extended Term Loan Repayment Amount with respect to any Extension Series, as applicable.

“Replacement Series” shall mean all Replacement Term Loans or Replacement Term Loan Commitments that are established pursuant to the same amendment (or any subsequent amendment to the extent such amendment expressly provides that the Replacement Term Loans or Replacement Term Loan Commitments provided for therein are intended to be a part of any previously established Replacement Series) and that provide for the same amortization schedule.

“Replacement Term Loan Commitment” shall mean the commitments of the Lenders to make Replacement Term Loans.

“Replacement Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Replacement Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Replacement Term Loans” shall have the meaning provided in Section 13.1.

“Reportable Event” shall mean any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to PBGC Reg. § 4043.

“Repricing Transaction” shall mean any transaction, the primary purpose of which is the effective reduction in the Effective Yield for the Initial Term Loans, except for a reduction in connection with a Qualifying IPO, Change of Control or Transformative Acquisition. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Initial Term Loans.

“Required Facility Lenders” shall mean, as of any date of determination, with respect to one or more Credit Facilities, Lenders having or holding a majority of the sum of (a) the Total Outstandings under such Credit Facility or Credit Facilities and (b) the aggregate unused Commitments under such Credit Facility or Credit Facilities; provided, that the unused Commitments of, and the portion of the Total Outstandings under such Credit Facility or Credit Facilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” shall mean, as of any date of determination, Lenders having or holding a majority of the sum of (a) Total Outstandings, and (b) aggregate unused Total Term Loan Commitments at such date, provided, that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning provided in Section 10.5(a).

“Restricted Person” shall have the meaning provided in Section 13.16.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Asset Sale Proceeds” shall have the meaning provided in Section 5.2(a)(i).

“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Retired Capital Stock” shall have the meaning provided in Section 10.5(b)(2)

“Revolving Credit Facility” shall have the meaning provided in the First Lien Credit Agreement.

“Revolving Credit Loan” shall have the meaning provided in the First Lien Credit Agreement.

“Revolving Loan” shall have the meaning provided in the First Lien Credit Agreement.

“Rollover Equity” shall have the meaning provided in the recitals to this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean (i) the Second Lien Intercreditor Agreement dated as of the date hereof among the Administrative Agent, the Collateral Agent, the First Lien Administrative Agent and the Credit Parties, or (ii) an Intercreditor Agreement substantially in the form of Exhibit A-2 (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrower) among the Administrative Agent, the Collateral Agent, the First Lien Administrative Agent, and the representatives for any other Permitted Other Indebtedness Secured Parties that are holders of Permitted Other Indebtedness Obligations having a Lien on the Collateral ranking junior to the Lien securing the Obligations.

“Second Lien Obligations” shall mean the Obligations and the Permitted Other Indebtedness Obligations that are secured by the Collateral on an equal priority basis (but without regard to the control of remedies) with Liens on the Collateral securing the Obligations.

“Second Lien Pari Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit A-1 (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrower) among the Borrower, the Administrative Agent, the Collateral Agent and the representatives for the holders of one or more classes of Second Lien Obligations (other than the Obligations).

“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(g)(iv).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b), together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, and each Lender and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.

“Securitization Asset” shall mean (a) any accounts receivable or related assets and the proceeds thereof, in each case, subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Qualified Securitization Financing.

“Securitization Facility” shall mean any transaction or series of securitization financings that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” shall mean any obligation of a seller (or any guaranty of such obligation) of (i) Receivables Assets under a Receivables Facility to repurchase Receivables Assets or (ii) Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets, in either case, arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” shall mean any Subsidiary of the Borrower in each case formed for the purpose of, and that solely engages in, one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or such Restricted Subsidiary transfers Securitization Assets and related assets.

“Security Agreement” shall mean the Second Lien Security Agreement entered into by the Borrower, Holdings and the other Credit Parties party thereto, and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit H.

“Security Documents” shall mean, collectively, the Pledge Agreement, the Security Agreement, the IP Security Agreement, the Mortgages (if executed), the Second Lien Pari Intercreditor Agreement (if executed), the Second Lien Intercreditor Agreement (if executed), any other subordination or intercreditor agreement entered into pursuant to the terms of this Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.14 or pursuant to any other such Security Documents to secure the Obligations.

“Senior Debt Documents” shall have the meaning assigned to such term in the Second Lien Intercreditor Agreement.

“Senior Obligations” shall have the meaning assigned to such term in the Second Lien Intercreditor Agreement.

“Series” shall have the meaning provided in Section 2.14(a).

“Significant Subsidiary” shall mean, at any date of determination, (a) any Restricted Subsidiary whose gross revenues for the Test Period most recently ended on or prior to such date were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, determined in accordance with GAAP or (b) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total gross revenues are aggregated with each other Restricted Subsidiary that is the subject of an Event of Default described in Section 11.5 would constitute a “Significant Subsidiary” under clause (a) above.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any other business activities which are reasonable extensions thereof or otherwise similar, incidental, corollary, complementary, synergistic, reasonably related, or ancillary to any of the foregoing (including non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Borrower in good faith.

“Solvent” shall mean, after giving effect to the consummation of the Transactions, that (i) the fair value of the assets (on a going concern basis) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property (on a going concern basis) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (iii) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business, and (iv) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability in the ordinary course of business.

“Specified Eagle Acquisition Agreement Representations” shall mean such of the representations and warranties made by Eagle or the Eagle Seller with respect to Eagle and its subsidiaries in the Eagle Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings (or any of its Affiliates) have the right (taking into account any applicable cure provisions) to terminate its obligations under the Eagle Acquisition Agreement or decline to consummate the Eagle Acquisition (in each case, in accordance with the terms of the Eagle Acquisition Agreement) as a result of a breach of such representations and warranties in the Eagle Acquisition Agreement.

“Specified Iliad Merger Agreement Representations” shall mean such of the representations and warranties made by Iliad or the Iliad Seller with respect to Iliad and its subsidiaries in the Iliad Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings (or any of its Affiliates) have the right (taking into account any applicable cure provisions) to terminate its obligations under the Iliad Merger Agreement or decline to consummate the Iliad Acquisition (in each case, in accordance with the terms of the Iliad Merger Agreement) as a result of a breach of such representations and warranties in the Iliad Merger Agreement.

“Specified Representations” shall mean the representations and warranties by the Credit Parties set forth in Sections 8.1(a) (with respect to the organizational existence of the Credit Parties only), 8.2 (with respect to organizational power and authority of the Credit Parties and due authorization, execution and delivery by the Credit Parties, in each case, as they relate to their entry into and performance of, the Credit Documents, and enforceability of the Credit Documents against the Credit Parties), 8.3(c) (with respect to the Credit Parties only and as related to the entry into and performance by the Credit Parties of the Credit Documents), 8.5, 8.7, 8.17, 8.18 and subject to the proviso contained in Section 6.1(b), 8.19 (other than with respect to the priority of the Liens) of this Agreement.

“Specified Transaction” shall mean, with respect to any period, (i) any Investment that results in a Person becoming a Restricted Subsidiary, (ii) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (iii) any Permitted Acquisition, (iv) any repayment of Indebtedness, (v) any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary, (vi) any Investment in, acquisition of or disposition of assets constituting a business unit, line of business or division of, or all or substantially all of the assets of, another Person, (vii) any Restricted Payment, (viii) any borrowing of any New Term Loan, (ix) any operational change or initiative as a result of actions taken or expected to be taken or a plan for realization shall have been established, for the purposes of realizing cost savings, operating expense reductions or other operating improvements and synergies or

(x) any other event that by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or giving Pro Forma Effect to any such transaction or event.

“Sponsor Equity Investment” shall have the meaning provided in the recitals to this Agreement.

“Sponsor Management Agreement” shall mean the Management Agreement, dated as of the date hereof, between BCPE Eagle Holdings Inc., Holdings, Borrower, Bain Capital Private Equity, LP, and J.H. Whitney Capital Partners, LLC, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in any manner that is not materially adverse to the Lenders.

“Sponsor Model” shall mean the model delivered to certain of the Joint Lead Arrangers and Bookrunners on December 4, 2016 (and the remaining Joint Lead Arrangers and Bookrunners thereafter) (together with any updates or modifications thereto reasonably agreed between the Sponsor and the Administrative Agent on or prior to the date hereof and provided to the Joint Lead Arrangers and Bookrunners).

“Sponsors” shall mean individually, each of Bain and/or its Affiliates and J.H. Whitney Capital Partners, LLC and/or its Affiliates, collectively together as the Sponsors (including in each case, as applicable, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).

“SPV” shall have the meaning provided in Section 13.6(g).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary which the Borrower has determined in good faith to be customary in a Securitization Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable, excluding from the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, until any such conversion.

“Subject Lien” shall have the meaning provided in Section 10.2(a).

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Restricted Subsidiary that is a Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower or such Guarantor, as applicable, under this Agreement or the Guarantee, as applicable.

“Subsequent Transaction” shall have the meaning provided in Section 1.12(f).

“Subsidiary” of any Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment and, if applicable, commitment with respect to any Extension Series, New Term Loan Commitment with respect to any Series, Refinancing Term Loan Commitment with respect to any Refinancing Series and Replacement Term Loan Commitment with respect to any Replacement Series.

“Term Loan Extension Request” shall have the meaning provided in Section 2.14(g)(i).

“Term Loan Increase” shall have the meaning provided in Section 2.14(a).

“Term Loan Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan.

“Term Loans” shall mean the Initial Term Loans, any New Term Loans, any Replacement Term Loans, any Refinancing Term Loans, and any Extended Term Loans, collectively.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials shall have been delivered (or were required to be delivered) to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters at the end of which financial statements are available).

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (i) the Total Term Loan Commitment at such date, and (ii) without duplication of clause (i), the aggregate outstanding principal amount of all Term Loans at such date.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all Lenders.

“Total Outstandings” shall mean, at any time, the aggregate Outstanding Amount of all Loans at such time.

“Total Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments, and, if applicable, any New Term Loan Commitments, Replacement Term Loan Commitments, Refinancing Term Loan Commitments, or commitments in respect of Extended Term Loans, in each case, of all the Lenders.

“Transaction Expenses” shall mean any fees, costs, or expenses incurred or payable by Holdings, the Borrower or any of their respective Affiliates in connection with the Transactions (including expenses in connection with hedging transactions, if any, and payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses, payments on account of phantom units and charges for repurchase or rollover of, or modifications to, equity options and/or restricted equity), this Agreement and the other Credit Documents or First Lien Credit Documents and the transactions contemplated hereby and thereby, including any currency hedges entered into in connection with the financing of the Transactions.

“Transactions” shall mean, collectively, the transactions constituting or contemplated by this Agreement, and the other Credit Documents, the First Lien Credit Agreement and the other First Lien Credit Documents, the Equity Contribution and any repayment, repurchase, prepayment, or defeasance of Indebtedness of the Borrower or any of its Subsidiaries in connection therewith (including the Closing Date Refinancing), the consummation of any other transactions in connection with the foregoing (including in connection with the Acquisition Agreements and the payment of the fees, costs and expenses incurred in connection with any of the foregoing (including the Transaction Expenses)).

“Transferee” shall have the meaning provided in Section 13.6(e).

“Transformative Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary that (i) is not permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition or (ii) if permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Credit Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Type” shall mean as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further, that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction from time to time for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests of the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated or any Unrestricted Subsidiary); provided, that,

(a)    such designation complies with Section 10.5, and

(b)    immediately after giving effect to such designation no Event of Default shall have occurred and be continuing or would result therefrom.

The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that, immediately after giving effect to such designation no Event of Default shall have occurred and be continuing.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions.

“U.S.” and “United States” shall mean the United States of America.

“U.S. Lender” shall have the meaning provided in Section 5.4(e)(ii)(A).

“U.S. Person” shall mean a “United States Person” within the meaning of Section 7701(a)(30).

“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or analogous governing body) of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Disqualified Stock as the case may be, at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness or Disqualified Stock; provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness or Disqualified Stock that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly-Owned Restricted Subsidiary” of any Person shall mean a Wholly-Owned Subsidiary of such Person that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than (x) directors’ qualifying shares or other ownership interests and (y) a nominal number of shares or other ownership interests issued to foreign nationals to the extent required by applicable laws) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2     Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “herein”, “hereto”, “hereof’, and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)    Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.

(d)    The term “including” is by way of example and not limitation. The word “or” is not exclusive.

(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(i)    All references to “knowledge” or “awareness” of any Credit Party or any Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Restricted Subsidiary.

(j)    All references to “in the ordinary course of business” of the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower and its Subsidiaries in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable.

1.3    Accounting Terms.

(a)    Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied in a consistent manner.

(b)    Where reference is made to “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

1.4    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.5    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents and First Lien Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases (in each case, whether pursuant to one or more agreements or with different lenders or agents), but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are not prohibited by any Credit Document; (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirement of Law; and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

1.6    Exchange Rates.

(a)    Any amount specified in this Agreement (other than in Sections 2, 12 and 13) or any of the other Credit Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, by reference to such publicly available service for displaying exchange rates as the Administrative Agent selects in its reasonable discretion.

(b)    For purposes of determining the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Interest Coverage Ratio and Consolidated Total Net Leverage Ratio, the amount of Indebtedness shall reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

(c)    Notwithstanding the foregoing, for purposes of determining compliance with Article 10 and the definitions of “Asset Sale,” “Permitted Investments” and “Permitted Liens” (and, in each case, other definitions used therein) with respect to the amount of any Indebtedness, Lien, Asset Sale, disposition, Investment, Restricted Payment or other applicable transaction in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Lien is incurred or such disposition, Asset Sale, Investment, Restricted Payment or other applicable transaction is made (so long as such Indebtedness, Lien, disposition, Asset Sale, Investment, Restricted Payment or other applicable transaction at the time incurred or made was permitted hereunder).

1.7    Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission, or any other matter related to the rates in the definition of LIBOR Rate or with respect to any comparable or successor rate thereto.

1.8    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.9    Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.10    Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

1.11    Compliance with Certain Sections. For purposes of determining compliance with Section 10, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Section 10 or the definition of “Asset Sale,” “Permitted Lien” or “Permitted Investment,” such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses at the time of such transaction or any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time and thereafter may be reclassified by the Borrower from time to time in any manner not expressly prohibited by this Agreement.

1.12    Pro Forma and Other Calculations.

(a)    Notwithstanding anything to the contrary herein, financial ratios and tests, including the Interest Coverage Ratio, Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio and Consolidated Total Net Leverage Ratio, and compliance with covenants determined by reference to Consolidated EBITDA or Consolidated Total Assets, shall be calculated in the manner prescribed by this Section 1.12; provided, that notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.12, when calculating the Consolidated First Lien Net Leverage Ratio for purposes of Section 5.2(a)(ii) the events described in this Section 1.12 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)    For purposes of calculating Consolidated EBITDA or Consolidated Total Assets or any financial ratio or test or compliance with any covenant determined by reference to Consolidated EBITDA or Consolidated Total Assets, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.12) that have been made (i) during the applicable Test Period or (ii) other than as described in the proviso to clause (a) above, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test, or any such calculation of Consolidated EBITDA or Consolidated Total Assets, is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of the Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.12, then such financial ratio or test (or Consolidated EBITDA or Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.12.

(c)    Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” synergies, operating expense reductions and improvements and cost savings that are readily identifiable and factually supportable resulting from or relating to such Specified Transaction projected by the Borrower in good faith to be realizable as a result of actions taken or expected to be taken no later than 24 months following such Specified Transaction (calculated on a pro forma basis as though such “run-rate” synergies, operating expense reductions and improvements and cost savings had been realized on the first day of such period and as if such “run-rate” synergies, operating expense reductions and improvements and cost savings were realized during the entirety of such period, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests relating to such Specified Transaction (and in respect of any subsequent pro forma calculations in which such Specified Transaction or “run-rate” synergies, operating expense reductions and improvements and cost savings are given pro forma effect) and during any applicable subsequent Test Period for any subsequent calculation of such financial ratios and tests; provided, that no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period; it being understood that “run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions).

(d)    In the event that (w) the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (in each case, other than Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes) or (x) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Interest Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Stock will be given effect as if the same had occurred on the first day of the applicable Test Period).

(e)    Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, the Interest Coverage Ratio, the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio and the Consolidated Total Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that any Fixed Amount shall be disregarded as Indebtedness in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount in connection with such substantially concurrent incurrence.

(f)    For purposes of this section, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt and without duplication, cost savings, and operating expense reductions results from such Investment, acquisition, merger or consolidation which is being given Pro Forma Effect that has been or are expected to be realized; provided that the calculations with respect to such cost savings and operating expense reductions are made in compliance with the terms hereof. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For the purposes of making the computation referred to above, interest on any Indebtedness under any revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate as the Borrower or any applicable Restricted Subsidiary may designate. Any determination of Consolidated Total Assets shall be made by reference to the last day of the Test Period most recently ended on or prior to the relevant date of determination.

(g)    Notwithstanding anything to the contrary in this Section 1.12 or in any classification under GAAP of any Person, business, assets, business unit, line of business or division of or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(h)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)    determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Interest Coverage Ratio and Consolidated Total Net Leverage Ratio;

(ii)    testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets);

(iii)    determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein; or

(iv)    determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, in continuing or would result therefrom;

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”, which the Borrower may subsequent to the LCT Test Date (as defined below) elect to rescind) the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test (including the making of any representations and warranties or a requirement that there be no Default or Event of Default) or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests (including the making of any representations and warranties or a requirement that there be no Default or Event of Default) or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA, Consolidated Interest Expense or Consolidated Total Assets (including due to fluctuations in Consolidated EBITDA, Consolidated Interest Expense or Consolidated Total Assets of the target of any Permitted Acquisition or other Investment (or for any other reason)), at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction (a “Subsequent Transaction”) occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction in connection with which a ratio, test (including the making of any representations and warranties or a requirement that there be no Default or Event of Default) or basket availability calculation must be made on a Pro Forma Basis or giving Pro Forma Effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall only be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated.

SECTION 2

Amount and Terms of Credit

2.1     Commitments. Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a term loan or loans denominated in Dollars (each, an “Initial Term Loan”) to the Borrower on the Closing Date, which Initial Term Loans shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender and in the aggregate shall not exceed $240,000,000. Such Term Loans (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided, that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii) may be repaid or prepaid (without premium or penalty, other than as set forth in Section 4.1(b)) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender, and (iv) shall not exceed in the aggregate the Total Initial Term Loan Commitments. On the Initial Term Loan Maturity Date, all then outstanding Initial Term Loans shall be repaid in full in Dollars.

2.2     [Reserved].

2.3    Notices of Borrowing.

(a)    For Borrowings of Initial Term Loans on the Closing Date, the Borrower shall deliver to the Administrative Agent at the Administrative Agent’s Office (i) in the case of ABR Loans, an executed Notice of Borrowing prior to 2:00 p.m. at least one Business Day prior to the Closing Date and (ii) in the case of LIBOR Loans, an executed Notice of Borrowing prior to 12:00 p.m. at least one Business Day prior to the Closing Date (or, in each case, such shorter notice as is approved by the Administrative Agent in its reasonable discretion). Each such Notice of Borrowing shall specify (A) the aggregate principal amount of the Initial Term Loans to be made, (B) the date of the Borrowing (which shall be the Closing Date), (C) whether such Initial Term Loans shall consist of ABR Loans and/or LIBOR Loans, and (D) with respect to any LIBOR Loans, the Interest Period to be initially applicable thereto. With respect to Initial Term Loans, if no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be (x) so long as such notice was delivered with the advance notice required under Section 2.3(a)(ii), a LIBOR Loan and (y) otherwise, an ABR Loan. If no Interest Period with respect to any Borrowing of LIBOR Loans is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3 (and the contents thereof), and of each Lender’s pro rata share of the requested Borrowing.

(b)    [Reserved].

(c)    [Reserved].

(d)    The notice in respect of any Loans (except for any loans extended on the Closing Date) or in connection with any Permitted Acquisition or other acquisition, Investment or prepayment of Indebtedness permitted under this Agreement, or in connection with any Borrowing under any Joinder Agreement, Refinancing Amendment, Extension Amendment or amendment in respect of Replacement Term Loans, may be rescinded, or revised to change the requested date for the making of the Loans contemplated thereby, by the Borrower by giving written notice to the Administrative Agent prior to 10:00 a.m. (or, such later time as the Administrative Agent may approve in its sole discretion) on the date of the proposed Borrowing.

2.4    Disbursement of Funds.

(a)    No later than 2:00 p.m. on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided, that on the Closing Date, such funds may be made available at such time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions.

(b)    Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account or accounts designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay (or cause to be paid) such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)    Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5    Repayment of Loans; Evidence of Debt.

(a)    The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Term Loan Lenders, on the Initial Term Loan Maturity Date, the then-outstanding Initial Term Loans. To the extent applicable, the Borrower shall repay to the Administrative Agent for the benefit of the applicable Lenders, on each Maturity Date of any Class of Loans (other than Initial Term Loans), the then outstanding amount of Loans of such Class.

(b)    [Reserved].

(c)    In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates (each, a “New Term Loan Repayment Date”) set forth in the applicable Joinder Agreement. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.14(g), be repaid by the Borrower in the amounts (each such amount with respect to any Extended Term Loan Repayment Date, an “Extended Term Loan Repayment Amount”) and on the dates (each, an “Extended Term Loan Repayment Date”) set forth in the applicable Extension Amendment. In the event that any Refinancing Term Loans are made, such Refinancing Term Loans shall, subject to Section 2.14(h), be repaid by the Borrower in the amounts (each, a

“Refinancing Term Loan Repayment Amount”) and on the dates (each, a “Refinancing Term Loan Repayment Date”) set forth in the applicable Refinancing Amendment. In the event that any Replacement Term Loans are made, such Replacement Term Loans shall, subject to the sixth paragraph in Section 13.1, be repaid by the Borrower in the amounts (each, a “Replacement Term Loan Repayment Amount”) and on the dates (each, a “Replacement Term Loan Repayment Date”) set forth in the applicable amendment to this Agreement in respect of such Replacement Term Loans.

(d)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)    The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, New Term Loan, Extended Term Loan, Refinancing Term Loan, Replacement Term Loan, as applicable, the Type of each Loan made, the name of the Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(f)    The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts, such Register or subaccounts, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(g)    The Borrower hereby agrees that, promptly following the reasonable request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit I evidencing the applicable Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

2.6     Conversions and Continuations.

(a)    Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 (or, if such Borrowing is less, the entire remaining applicable amount at such time) of the outstanding principal amount of Term Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue all or a portion of the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided, that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Required Lenders have determined in their sole discretion not to permit such conversion and (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Required Lenders have determined in their sole discretion not to permit such continuation. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the applicable Administrative Agent’s Office prior to 12:00 p.m. at least (i) three (3) Business Days’ prior written notice, in the case of a continuation of or conversion to LIBOR Loans (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), or (ii) one Business Day prior written notice in the case of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit J) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation of a LIBOR Loan, the Borrower shall be deemed to have selected a LIBOR Loan with an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)    If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Required Lenders have determined in their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to continue such Borrowing of LIBOR Loans as LIBOR Loans with an Interest Period of one month, effective as of the expiration date of such current Interest Period.

2.7    Pro Rata Borrowings. Each Borrowing of Term Loans of any Class under this Agreement shall be made by the applicable Lenders pro rata on the basis of their then-applicable Commitments with respect to such Class. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligations under any Credit Document.

2.8     Interest.

(a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.

(b)    The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for LIBOR Loans plus the relevant LIBOR Rate.

(c)    If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise but after giving effect to any grace period set forth herein), during the continuance of an Event of Default under Section 11.1 such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2.00% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof; provided, that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December (commencing with the last Business Day of the first full fiscal quarter ending after the Closing Date); provided, that interest shall also be payable on any Term Loans that are ABR Loans on the date of any repayment or prepayment of principal of such Term Loans with respect to the principal amount being repaid or prepaid, as applicable, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, provided, that interest shall also be payable on any Term Loans that are LIBOR Loans on the date of any repayment or prepayment of principal of such Term Loans with respect to the principal amount being repaid or prepaid, as applicable, and (iii) in respect of each Loan, (A) at maturity (whether by acceleration or otherwise), and (B) after such maturity, on demand.

(e)    All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)    The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9    Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans, the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six month period (or if available to all the Lenders making such LIBOR Loans, a twelve month period or a period shorter than one month).

Notwithstanding anything to the contrary contained above:

(a)    the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)    if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and

(d)    the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

2.10     Increased Costs, Illegality, Etc.

(a)    In the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) and (iii) below, the Required Lenders shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)    on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii)    at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to (I) Indemnified Taxes, (II) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes, (III) Connection Income Taxes, or (IV) Other Taxes) because of any Change in Law; or

(iii)    at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market and the applicable Lenders are treating all similarly-situated Persons in the same fashion;

(such Loans, “Impacted Loans”), then, and in any such event, such Required Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give written notice to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Lenders in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 2.10(a)(i)(x), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) the Administrative Agent notifies the Borrower or the applicable Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender reasonably determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(b)    At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to the affected LIBOR Loan has been submitted pursuant to Section 2.3 or Section 2.6, as applicable, but the affected LIBOR Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii), as applicable, or (y) if the affected LIBOR Loan is then outstanding, upon at least three (3) Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)    If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly following written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.

(d)    Other than as set forth in clause (a)(ii) of this Section 2.10, it is understood that this Section 2.10 shall not apply to a Change in Law in respect of Taxes.

2.11    Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender prior to the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation, or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits or Applicable Margin) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive, absent manifest error.

2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(c), or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided, that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, or 5.4.

2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11, or 5.4(c) is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11, or 5.4(c), as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.

2.14    Incremental Facilities; Extensions; Refinancing Facilities.

(a)    After the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more additional term loans, which may be of the same Class as any then-existing Term Loans (a “Term Loan Increase”) or a separate Class of Term Loans (the commitments for additional term loans of the same Class or a separate Class, collectively, the “New Term Loan Commitments”), in an aggregate amount not in excess of the Maximum Incremental Facilities Amount at the time of incurrence thereof, and not less than $5,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the Maximum Incremental Facilities Amount at such time). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Term Loan Commitments shall be effective. In connection with the incurrence of any Indebtedness under this Section 2.14, at the request of the Administrative Agent, the Borrower shall provide to the Administrative Agent a certificate certifying that the New Term Loan Commitments do not exceed the Maximum Incremental Facilities Amount, which certificate shall be in reasonable detail and shall provide the calculations and basis therefor. The Borrower may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the New Term Loan Commitments; provided, that any Lender offered or approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment, and the Borrower shall have no obligation to approach any existing Lender to provide any New Term Loan Commitment. In each case, such New Term Loan Commitments shall become effective as of the applicable Increased Amount Date; provided, that, (i) (x) other than as described in the immediately succeeding clause (y), no Event of Default shall exist on such Increased Amount Date immediately before or immediately after giving effect to such New Term Loan Commitments or (y) if such New Term Loan Commitment is being provided in connection with a Permitted Acquisition or other acquisition constituting a permitted Investment, or in connection with the refinancing or repayment of any Indebtedness that requires an irrevocable prepayment or redemption notice, then no Event of Default under Section 11.1 or Section 11.5 shall exist on such Increased Amount Date, (ii) in connection with any incurrence of Incremental Loans, or establishment of New Term Loan Commitments, on an Increased Amount Date, there shall be no requirement for the Borrower to bring down the representations and warranties under the Credit Documents unless and until requested by the Persons holding more than 50% of the applicable Incremental Loans or New Term Loan Commitments (provided, that, in the case of Incremental Loans or New Term Loan Commitments used to finance a Permitted Acquisition or other acquisition constituting a permitted Investment, only the Specified Representations (conformed as necessary for such acquisition) shall be required to be true and correct in all material respects if requested by the Persons holding more than 50% of the applicable Incremental Loans or New Term Loan Commitments), (iii) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e), and (iv) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Term Loan Commitments, as applicable. No Lender shall have any obligation to provide any Commitments pursuant to this Section 2.14(a). For all purposes of this Agreement, any New Term Loans made on an Increased Amount Date shall be designated (x) a separate series of Term Loans or (y) in the case of a Term Loan Increase, a part of the series of existing Term Loans subject to such increase (such new or existing series of Term Loans, each, a “Series”).

(b)    [Reserved].

(c)    On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction (or waiver) of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a term loan to the Borrower (a “New Term Loan” or “Incremental Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto. The Borrower shall use the proceeds, if any, of the Incremental Loans for any purpose not prohibited by this Agreement and as agreed by the Borrower and the lender(s) providing such Incremental Loans.

(d)    The terms and provisions of any New Term Loan Commitments and the related New Term Loans in each case effected pursuant to a Term Loan Increase shall be substantially identical to the terms and provisions applicable to the Class of Term Loans subject to such increase; provided, that underwriting, arrangement, structuring, ticking, arrangement, amendment, consent, commitment and other similar fees payable in connection therewith that are not generally shared with all relevant lenders providing such New Term Loan Commitments and related New Term Loans, that may be agreed to among the Borrower and the lender(s) providing and/or arranging such New Term Loan Commitments may be paid in connection with such New Term Loan Commitments. The terms and provisions of any New Term Loans and New Term Loan Commitments of any Series not effected pursuant to a Term Loan Increase shall be on terms and documentation set forth in the applicable Joinder Agreement as determined by the Borrower; provided, that:

(i)    the applicable New Term Loan Maturity Date of each Series shall be no earlier than the Initial Term Loan Maturity Date (other than in the case of any customary bridge facility so long as the Indebtedness into which such customary bridge facility is so converted complies with such requirement);

(ii)    the Weighted Average Life to Maturity of the applicable New Term Loans of each Series shall be no shorter than the Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to any previous amortization payments or prepayments of the Initial Term Loans) (other than in the case of any customary bridge facility so long as the Indebtedness into which such customary bridge facility is so converted complies with such requirement);

(iii)    the New Term Loans and New Term Loan Commitments (w) shall rank pari passu or junior in right of payment with the Credit Facilities, (x) may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of any Class of Term Loans hereunder (except with respect to mandatory prepayments made pursuant to Section 5.2(a)(iii)), (y) shall not be guaranteed by any Subsidiary other than a Guarantor hereunder, and (z) shall be unsecured or rank pari passu or junior in right of security with any Second Lien Obligations outstanding under this Agreement and, if secured, shall not be secured by assets other than Collateral (and, if applicable, shall be subject to a subordination agreement and/or the Second Lien Intercreditor Agreement, the Second Lien Pari Intercreditor Agreement or other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent);

(iv)    the pricing, interest rate margins, discounts, premiums, interest rate floors, fees, and amortization schedule applicable to any New Term Loans shall be determined by the Borrower and the lender(s) thereunder; provided, however, that, with respect to any New Term Loans made under New Term Loan Commitments that is pari passu in right of payment with the Term Loans, if the Effective Yield for LIBOR Loans in respect of any New Term Loans that rank pari passu in right of payment and security with the Initial Term Loans as of the date of funding thereof exceeds the Effective Yield for LIBOR Loans in respect of any Initial Term Loans by more than 0.50%, the Applicable Margin for LIBOR Loans in respect of such Initial Term Loans shall be adjusted so that the Effective Yield in respect of such Initial Term Loans is equal to the Effective Yield for LIBOR Loans in respect of such New Term Loans minus 0.50%; provided, further, to the extent any change in the Effective Yield of the Initial Term Loans is necessitated by this clause (iv) on the basis of an effective interest rate floor in respect of the New Term Loans, the increased Effective Yield in the Initial Term Loans shall (unless otherwise agreed in writing by the Borrower) have such increase in the Effective Yield effected solely by increases in the interest rate floor(s) applicable to the Initial Term Loans; and

(v)    all other terms of any New Term Loans (other than as described in clauses (i), (ii), (iii) and (iv) above), if not consistent with the terms of the Initial Term Loans, shall not be materially more restrictive to the Borrower (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Initial Term Loans unless (1) Initial Term Loan Lenders also receive the benefits of such more restrictive terms, (2) such terms reflect market terms and conditions (taken as a whole) at the time of incurrence (as determined in good faith by the Borrower) (it being understood that, to the extent that any financial maintenance covenant is included for the benefit of any New Term Loans, such financial maintenance covenant shall be added for the benefit of any Term Loans outstanding hereunder at the time of incurrence of such New Term Loans (except for any financial maintenance covenants applicable only to periods after the Latest Term Loan Maturity Date, as determined at the time of issuance or incurrence of such New Term Loans)) or (3) any such provisions apply after the Initial Term Loan Maturity Date.

(e)    [Reserved]

(f)    Each Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14, including any amendments necessary to provide that such Incremental Loans and Commitments are fungible with any existing Class of Loans or Commitments for U.S. federal income tax purposes.

(g)    (i)The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower) or (B) if not consistent with the terms of the applicable Existing Term Loan Class, shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans of the Existing Term Loan Class unless (x) the Lenders of the Term Loans of such applicable Existing Term Loan Class receive the benefit of such more restrictive terms or (y) any such provisions apply after the Initial Term Loan Maturity Date (the provisions described in this clause (B), the “Permitted Other Provision”); provided, however, that (1) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in Section 2.14(g)(iv)), (2)(A) pricing, fees, optional prepayment or redemption terms shall be determined in good faith by the Borrower and the interest margins and floors with respect to the Extended Term Loans may be higher or lower than the interest margins and floors for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or AHYDO Payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins and floors contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (3) the Extended Term Loans may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of any Class of Term Loans hereunder (except with respect to mandatory prepayments made pursuant to Section 5.2(a)(iii)), (4) Extended Term Loans may have call protection and redemption terms as may be agreed by the Borrower and the Lenders thereof, and (5) to the extent that any Permitted Other Provision or financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such Permitted Other Provision or financial maintenance covenant is also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or if such Permitted Other Provision or financial maintenance covenant applies only after the Initial Term Loan Maturity Date. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted; provided, that any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted (in which case scheduled amortization with respect thereto, if any, shall be proportionally increased).

(ii)    [Reserved].

(iii)    Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans. In the event that the aggregate amount of Term Loans of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election.

(iv)    Extended Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the last sentence of this Section 2.14(g)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans established thereby) executed by the Borrower, the Administrative Agent and the Extending Lenders; provided that if such terms would be more favorable to the existing Lenders, such terms may be, in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of the existing Lenders of the applicable Class or Classes of Loans without further amendment requirements, including, for the avoidance of doubt, at the option of the Borrower, any increase in the Applicable Margin or change to the amount of amortization due and payable, in each case, relating to any existing Class to achieve “fungibility” with such existing Class of Loans or Commitments. No Extension Amendment shall provide for any Class of Extended Term Loans in an aggregate principal amount that is less than $5,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount), and the Borrower may condition the effectiveness of any Extension Amendment on an Extension Minimum Condition, which may be waived by the Borrower in its sole discretion. In addition to any terms and changes required or permitted by Section 2.14(g)(i), each Extension Amendment (x) shall amend the scheduled amortization payments, if any, or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount, if any, for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount, if any, payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and Weighted Average Life to Maturity of New Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(g) and without limiting the generality or applicability of Section 13.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided, that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(g)(i) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.

(v)    Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clause (g)(i) above (an “Extension Date”), in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans; provided, that any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted (in which case scheduled amortization with respect thereto shall be proportionally increased).

(vi)    The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.

(vii)    No conversion of Loans pursuant to any extension in accordance with this Section 2.14(g) shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(h)    The Borrower may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request (i) the establishment of one or more new Classes of Term Loans under this Agreement (any such new Class, “New Refinancing Term Loan Commitments”) or (ii) increases to one or more existing Classes of Term Loans under this Agreement (provided, that the loans under such new commitments shall be fungible for U.S. federal income tax purposes with the existing Class of Term Loans proposed to be increased on the Refinancing Facility Closing Date for such increase) (any such increase to an existing Class, collectively with New Refinancing Term Loan Commitments, “Refinancing Term Loan Commitments” or “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, as selected by the Borrower, any one or more then-existing Class or Classes of Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Term Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy of each such notice to each of the Lenders.

(i)     Any Refinancing Term Loans made pursuant to New Refinancing Term Loan Commitments made on a Refinancing Facility Closing Date shall be designated a separate Class of Refinancing Term Loans for all purposes of this Agreement unless designated as a part of an existing Class of Term Loans in accordance with this Section 2.14(h). On any Refinancing Facility Closing Date on which any Refinancing Term Loan Commitments of any Class are effected, subject to the satisfaction or waiver of the terms and conditions in this Section 2.14(h), (x) each Refinancing Term Lender of such Class shall make a term loan to the Borrower (each, a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Loan Commitment of such Class and (y) each Refinancing Term Lender of such Class shall become a Lender hereunder with respect to the Refinancing Term Loan Commitment of such Class and the Refinancing Term Loans of such Class made pursuant thereto.

(ii)     Each Refinancing Loan Request from the Borrower pursuant to this Section 2.14(h) shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans and identify the Refinanced Debt with respect thereto. Refinancing Term Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”); provided, that (i) the Administrative Agent shall have consented (in each case, such consent not to be unreasonably conditioned, withheld, denied or delayed) to such Additional Lender’s making such Refinancing Term Loans to the extent such consent, if any, would be required under Section 13.6(b) for an assignment of Loans to such Additional Lender, and (ii) with respect to Refinancing Term Loans, any Affiliated Lender providing a Refinancing Term Loan Commitment shall be subject to the same restrictions set forth in Section 13.6(h)(iii) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans.

(iii)     The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction (or waiver) on the date thereof (each, a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(A)     each Refinancing Commitment shall be in an aggregate principal amount that is not less than $5,000,000 (provided, that such amount may be less than $5,000,000 if such amount is equal to the entire outstanding principal amount of Refinanced Debt that is in the form of Term Loans, and

(B)     the Refinancing Term Loans made pursuant to any increase in any existing Class of Term Loans shall be added to (and constitute part of) each Borrowing of outstanding Term Loans under the respective Class so incurred on a pro rata basis (based on the principal amount of each Borrowing) so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term Loans under such Class.

(iv)     [Reserved].

(v)     The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Loan Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to (or constituting a part of) any Class of Term Loans existing on the Refinancing Facility Closing Date, shall be consistent with clause (A) below and otherwise shall either, at the option of the Borrower, (x) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower) (it being understood that, to the extent that any financial maintenance covenant is included for the benefit of any Refinancing Term Loans and Refinancing Term Loan Commitments of any Class, such financial maintenance covenant shall be added for the benefit of any Loans outstanding at the time of incurrence of such Refinancing Term Loans or Refinancing Term Loan Commitments, as the case may be (except for any financial maintenance covenants applicable only to periods after the latest maturity date, as determined at the time of issuance or incurrence of such Refinancing Term Loans, Refinancing Term Loan Commitments, as the case may be)) or (y) if not consistent with the terms of the corresponding Class of Term Loans not be materially more restrictive to the Borrower (as determined by the Borrower), when taken as a whole, than the terms of the applicable Class of Term Loans being refinanced or replaced (except (1) covenants or other provisions applicable only to periods after the Maturity Date (as of the applicable Refinancing Facility Closing Date) of such Class being refinanced and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the Borrower) unless the Lenders under the Term Loans each existing on the Refinancing Facility Closing Date, receive the benefit of such more restrictive terms. In any event:

(A)     the Refinancing Term Loans:

(1)     (I) shall rank pari passu or junior in right of payment with any Second Lien Obligations outstanding under this Agreement and (II) shall be unsecured or rank pari passu or junior in right of security with any Second Lien Obligations outstanding under this Agreement and, if secured, shall not be secured by assets other than Collateral (and, if applicable, shall be subject to a subordination agreement and/or the Second Lien Pari Intercreditor Agreement, the Second Lien Intercreditor Agreement or any other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent);

(2)     as of the Refinancing Facility Closing Date, shall not have a Maturity Date earlier than the Maturity Date of the Refinanced Debt;

(3)     as of the Refinancing Facility Closing Date, such Refinancing Term Loans shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt on the date of incurrence of such Refinancing Term Loans (without giving effect to any previous amortization payments or prepayments of the Refinanced Debt);

(4)     shall have an Effective Yield determined by the Borrower and the applicable Refinancing Term Lenders;

(5)     may provide for the ability to participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary repayments or prepayments of principal of Term Loans hereunder and on a pro rata basis or less than a pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory repayments or prepayments of principal of Term Loans hereunder;

(6)     unless otherwise permitted hereby, shall not have a greater principal amount than the principal amount of the Refinanced Debt (plus the amount of any unused commitments thereunder), plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the Refinanced Debt, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Refinanced Debt and the incurrence or issuance of such Refinancing Term Loans; and

(7)     may not be guaranteed by any Person other than a Credit Party;

(B)     [Reserved].

(vi)     Commitments in respect of Refinancing Term Loans shall become additional Commitments under this Agreement pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Refinancing Lender providing such Commitments and the Administrative Agent; provided that if such terms would be favorable to the existing Lenders, such terms may be, in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of the existing Lenders of the applicable Class or Classes of Loans without further amendment requirements, including, for the avoidance of doubt, at the option of the Borrower, any increase in the Applicable Margin or change to the amount of amortization due and payable, in each case, relating to any existing Class to achieve “fungibility” with such existing Class of Loans or Commitments. The Refinancing Amendment may, without the consent of any other Credit Party, Agent or Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14(h), including any amendments necessary in connection with any Refinancing Loans to provide that such Refinancing Loans and Refinancing Commitments are fungible with any existing Class of Loans or Commitments for U.S. federal income tax purposes. The Borrower will use the proceeds, if any, of the Refinancing Term Loans in exchange for, or to extend, renew, replace, repurchase, retire or refinance, and shall permanently terminate applicable commitments under, substantially concurrently, the applicable Refinanced Debt.

(vii)     The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14(h) (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Refinanced Debt on such terms as may be set forth in the relevant Refinancing Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such refinancing or any other transaction contemplated by this Section 2.14.

2.15     Permitted Debt Exchanges.

(a)     Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness in the form of notes or mezzanine Indebtedness, in the case of securities, whether issued in a public offering, Rule 144A or other private placement or any bridge facility in lieu of the foregoing or otherwise (such notes or mezzanine Indebtedness, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied or waived: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of

Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided, that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest, fees and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the exchange of such Term Loans and the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans of a given Class (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Auction Agent, and (vi) any applicable Minimum Tender Condition shall be satisfied (or waived by the Borrower in its sole discretion).

(b)     With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.15, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans; provided, that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and (iii) such Permitted Debt Exchange Offer shall be made to all Term Loan Lenders of the applicable Class offered to be exchanged by the Borrower on a pro rata basis with respect to such Class.

(c)     In connection with each Permitted Debt Exchange, the Borrower and the Auction Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.15 and without conflict with Section 2.15(d); provided, that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Auction Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d)     The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Auction Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

2.16     Defaulting Lenders.

(a)     Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, Required Facility Lenders and Section 13.1.

(ii)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Borrower, the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Lender, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     Certain Fees.

(A)     No Defaulting Lender shall be entitled to receive any fee payable under Section 4.1(a) or any interest at the Default Rate payable under Section 2.8(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee or interest that otherwise would have been required to have been paid to that Defaulting Lender).

(b)     Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held on a pro rata basis by the Term Loan Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3

[Reserved].

SECTION 4

Fees and Commitment Reductions

4.1     Fees.

(a)     Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as have been previously agreed in writing, or as may be agreed in writing, by the Borrower from time to time.

(b)     If any Initial Term Loans are (i) voluntarily prepaid pursuant to Section 5.1(a), (ii) mandatorily prepaid pursuant to Section 5.2(a)(iii), (iii) mandatorily prepaid as a result of a Debt Incurrence Prepayment Event, (iv) mandatorily assigned pursuant to Section 13.7(b) in connection with an amendment of this Agreement resulting in a Repricing Transaction (each event in clauses (i) through (iv), a “Premium Prepayment Event”), in each case, such Premium Prepayment Event shall be accompanied by (x) 2.00% of the aggregate principal amount of the Initial Term Loans subject to such Premium Prepayment Event if such Premium Prepayment Event occurs prior to the first anniversary of the Closing Date, (y) 1.00% of the aggregate principal amount of the Initial Term Loans subject to such Premium Prepayment Event if such Premium Prepayment Event occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date or (z) 0.00% of the aggregate principal amount of the Initial Term Loans subject to such Premium Prepayment Event if such Premium Prepayment Event occurs on or after the second anniversary of the Closing Date (any such premium, a “Call Premium”).

4.2     [Reserved].

4.3     Mandatory Termination of Commitments.

(a)     The Initial Term Loan Commitments shall terminate on the Closing Date, contemporaneously with the Borrowing of the Initial Term Loans.

SECTION 5

Payments

5.1     Voluntary Prepayments.

(a)     The Borrower shall have the right to prepay Loans, other than as set forth in Section 4.1(b), without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice substantially in the form of Exhibit M of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 2:00 p.m. (i) in the case of LIBOR Loans, three (3) Business Days prior to or (ii) in the case of ABR Loans, one (1) Business Day prior to the date of such prepayment (or, in any case under the foregoing clause (a)(i) or clause (a)(ii), such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion) and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of (i) any Borrowing of LIBOR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof, and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof; provided, that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans; and (c) in the case of any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day prior to the last day of an Interest Period applicable thereto, the applicable Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Loans pursuant to this Section 5.1 shall be (1) applied to the Class or Classes of Loans as the Borrower may specify and (2) with respect to prepayments of Term Loans, applied to reduce Initial Term Loan Repayment Amounts, any New Term Loan Repayment Amounts, any Replacement Term Loan Repayment Amount, any Refinancing Term Loan Repayment Amount and any Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order (including order of application to scheduled amortization payments) as the Borrower may specify. In the event that the Borrower does not specify the order in which to apply prepayments of Term Loans to reduce scheduled installments of principal or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such prepayment be applied to reduce the scheduled installments of principal in direct order of maturity on a pro rata basis with the applicable Class or Classes, if a Class or Classes were specified, or among all Classes of Term Loans then outstanding, if no Class was specified. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan of a Defaulting Lender.

(b)     [Reserved].

(c)     Notwithstanding anything to the contrary contained in this Agreement, the Borrower may by giving written notice to the Administrative Agent rescind, or extend the date for prepayment specified in, any notice of prepayment under Section 5.1(a) prior to the time of such prepayment if such prepayment would have resulted from a refinancing of all or any portion of any Credit Facility or Credit Facilities or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

5.2     Mandatory Prepayments.

(a)     Term Loan Prepayments.

(i)     On each occasion that a Prepayment Event occurs, the Borrower shall, within five (5) Business Days after receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event (other than one covered by clause (iii) below) and within ten (10) Business Days after the receipt of Net Cash Proceeds of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within ten (10) Business Days after the Deferred Net Cash Proceeds Payment Date), prepay (or cause to prepay), in accordance with Section 5.2(c), Term Loans with an equivalent principal amount equal to (x) 100% of the Net Cash Proceeds from such Prepayment Event; provided, that (A) the percentage in this Section 5.2(a)(i) shall be reduced to 50% with respect to Asset Sale Prepayment Events and Casualty Events if the Consolidated Secured Net Leverage Ratio on the date prepayment would be required (prior to giving effect thereto but giving effect to any prepayment described in the following proviso and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended prior to such prepayment date is less than or equal to 5.75 to 1.00 but greater than 5.25 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) with respect to Asset Sale Prepayment Events and Casualty Events if the Consolidated Secured Net Leverage Ratio on the date prepayment would be required (prior to giving effect thereto but giving effect to any prepayment described in the following proviso and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended prior to such prepayment date is less than or equal to 5.25 to 1.00 (any such amounts not required to prepay the Term Loans as a result of application of this clause (B) and the foregoing clause (A), the “Retained Asset Sale Proceeds”); provided, further that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event, the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted Other Indebtedness with a Lien on the Collateral ranking pari passu with the Liens securing any Second Lien Obligations outstanding under this Agreement to the extent any applicable Permitted Other Indebtedness Document requires the issuer of such Permitted Other Indebtedness to prepay or make an offer to purchase or prepay such Permitted Other Indebtedness with the proceeds of such Prepayment Event (and with such prepaid or repurchased Permitted Other Indebtedness permanently extinguished), in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Other Indebtedness with a Lien on the Collateral ranking pari passu with the Liens securing any Second Lien Obligations outstanding under this Agreement and with respect to which such a requirement to prepay or make an offer to purchase or prepay exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Other Indebtedness and the outstanding principal amount of Term Loans.

(ii)     Not later than fifteen (15) Business Days after the date on which financial statements are required to be delivered pursuant to Section 9.1(a) for any fiscal year commencing with the fiscal year ending December 30, 2017 (but in respect of such fiscal year only, calculated on a “stub year” basis commencing on the first day of the first full fiscal quarter beginning after the Closing Date and ending on December 30, 2017), the Borrower shall prepay (or cause to be prepaid), in accordance with Section 5.2(c), Term Loans with a principal amount (the “ECF Payment Amount”) equal to (x) 50% of Excess Cash Flow for such fiscal year; provided, that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the Consolidated Secured Net Leverage Ratio on the date of prepayment (prior to giving effect thereto but giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended prior to such prepayment date is less than or equal to 5.75 to 1.00 but greater than 5.25 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the Consolidated Secured Net Leverage Ratio on the date of prepayment (prior to giving effect thereto but giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended prior to such prepayment date is less than or equal to 5.25 to 1.00, minus (y) (i) the principal amount of Initial Term Loans and any other Term Loans that are secured on a pari passu basis with the Initial Term Loans voluntarily prepaid pursuant to Section 5.1 or Section 13.6 and, Permitted Debt Exchange Notes, Incremental Loans, Permitted Other Indebtedness or, to the extent permitted hereunder, Senior Obligations voluntarily prepaid (in each case, including purchases of such Indebtedness by Holdings, the Borrower and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of such Indebtedness shall be deemed not to exceed the actual purchase price of such Indebtedness below par) during such fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 5.2(a)(ii) for any prior fiscal year) or at the option of the Borrower, after such fiscal year and prior to the date of the required Excess Cash Flow payment, (ii) to the extent accompanied by permanent reductions of the applicable revolving credit commitments, payments of Revolving Loans or any Incremental Revolving Credit Loans, in each case during such fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 5.2(a)(ii) for any prior fiscal year) or, at the option of the Borrower, after such fiscal year and prior to the date of the required Excess Cash Flow payment (in each case, other than to the extent any such prepayment is funded with the proceeds of Funded Debt (other than revolving Indebtedness or intercompany loans); provided that, for the avoidance of doubt, any such voluntary prepayments set forth in clauses (i) and (ii) that have not been applied to reduce the payments which may be due from time to time pursuant to this Section 5.2(a)(ii) shall be carried over to subsequent periods, and may reduce the payments due from time to time pursuant to this Section 5.2(a)(ii) during such subsequent periods, until such time as such voluntary prepayments reduce such payments which may be due from time to time) and (iv) at the option of Borrower, cash amounts used to make prepayments pursuant to “excess cash flow sweep” provisions applicable to any term loans incurred as Permitted Other Indebtedness that are secured on a pari passu basis with the Initial Term Loans (to the extent any amounts payable thereunder are paid on a pro rata basis with prepayments of the Term Loans as required by this Section 5.2(a)(ii)) or, in each case, other than to the extent any such prepayment is funded with the proceeds of Funded Debt (other than revolving Indebtedness or intercompany loans); provided, that a prepayment of the principal amount of Term Loans pursuant to this Section 5.2(a)(ii) in respect of any fiscal year shall only be required in the amount by which the ECF Payment Amount for such fiscal year exceeds $6,250,000.

(iii)     On each occasion that Permitted Other Indebtedness is issued or incurred pursuant to Section 10.1(w), or any Refinancing Term Loans or Replacement Term Loans are incurred, in each case to refinance any Class (or Classes) of Term Loans resulting in Net Cash Proceeds (as opposed to such Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans arising out of an exchange of existing Term Loans for such Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans), the Borrower shall within three (3) Business Days of receipt of the Net Cash Proceeds of such Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans prepay, in accordance with Section 5.2(c), such Class (or Classes) of Term Loans in a principal amount equal to 100% of the Net Cash Proceeds from such issuance or incurrence of Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans, as applicable.

(iv)     Notwithstanding any other provisions of this Section 5.2, (A) to the extent that any or all of the Net Cash Proceeds of any Prepayment Event by a Foreign Subsidiary giving rise to a prepayment pursuant to clause (i) above (a “Foreign Prepayment Event”) or Excess Cash Flow giving rise to a prepayment pursuant to clause (ii) above are prohibited or delayed by any Requirement of Law or any material agreement binding on such Foreign Subsidiary (so long as any prohibition is not created in contemplation of such prepayment) from being repatriated to any Credit Party, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in clauses (i) and (ii) above, as the case may be, but only so long as the applicable Requirement of Law or material agreement will not permit repatriation to any Credit Party (the Credit Parties hereby agreeing to promptly take commercially reasonable actions reasonably required by the applicable Requirement of Law or material agreement to permit such repatriation to a Credit Party), and once a repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law or material agreement, an amount equal to such Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten (10) Business Days after such repatriation is permitted) applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) pursuant to clauses (i) and (ii) above, as applicable, and (B) to the extent that the Borrower has determined in good faith, in consultation with the Administrative Agent, that repatriation of any of or all the repatriation of Net Cash Proceeds of any Foreign Prepayment Event or Excess Cash Flow could have an adverse tax consequence to the Borrower or any of its Subsidiaries or any Affiliate thereof with respect to such Net Cash Proceeds or Excess Cash Flow, an amount equal to the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary until such time as it may repatriate such amount without incurring such adverse tax consequences (at which time such amount shall be promptly applied to repay the Term Loans in accordance with this Section 5.2; provided that no such repayment shall be required after the date that is one year after such Foreign Prepayment Event or the end of such Excess Cash Flow period, as applicable.). For the avoidance of doubt, so long as an amount equal to the amount of Net Cash Proceeds or Excess Cash Flow, as applicable, required to be applied in accordance with Section 5.2(a)(i) or 5.2(a)(ii), respectively, is applied by the Borrower, nothing in this Agreement (including this Section 5) shall be construed to require any Foreign Subsidiary to repatriate cash.

(b)     [Reserved].

(c)     Application to Repayment Amounts. Subject to Section 5.2(f), except as may otherwise be set forth in any Joinder Agreement, any Refinancing Amendment, any Extension Amendment or any amendment in respect of Replacement Term Loans, each prepayment of Term Loans required by Section 5.2(a)(i) or (ii) shall be allocated pro rata among the Initial Term Loans and any New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans then outstanding based on the applicable remaining Repayment Amounts due thereunder and shall be applied within each Class of Term Loans in respect of such Term Loans in direct forward order of scheduled maturity thereof or as otherwise directed by the Borrower; provided any Class of New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans may specify that one or more other Classes of Term Loans may be prepaid prior to such Class of New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans. Any prepayment of Term Loans with the Net Cash Proceeds of, or in exchange for, Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans pursuant to Section 5.2(a)(iii) shall be applied solely to each applicable Class or Classes of Term Loans being refinanced as selected by the Borrower.

(d)     Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, designate the Types of Term Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided, that, if any Lender has provided a Rejection Notice in compliance with Section 5.2(f), such prepayment shall be applied with respect to the Term Loans to be prepaid on a pro rata basis across all outstanding Types of such Term Loans in proportion to the percentage of such outstanding Term Loans to be prepaid represented by each such Class. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e)     [Reserved].

(f)     Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) at least three (3) Business Days prior to the date such prepayment is required to be made (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion); provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind, or extend the date for prepayment specified in, any notice of prepayment under this Section 5.2(f) if such prepayment would have resulted from a refinancing of all or any portion of any Credit Facility or Credit Facilities or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed. Each such notice shall specify the anticipated date of such prepayment and provide a reasonably detailed estimated calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans to be prepaid in accordance with such prepayment notice of the contents of such prepayment notice and of such Lender’s pro rata share of the estimated prepayment. Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) other than any such mandatory prepayment with respect to a Debt Incurrence Prepayment Event under Section 5.2(a)(i) or any mandatory prepayment under Section 5.2(a)(iii) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining thereafter shall be retained by the Borrower (“Retained Declined Proceeds”).

(g)     Notwithstanding anything to the contrary in this Section 5.2, no prepayments of Loans shall be required pursuant to this Section 5.2 until the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) has occurred, other than (x) with “Declined Proceeds” pursuant to Section 5.2(f) of the First Lien Credit Agreement, which shall be applied, subject to Section 5.2(f) hereof as a mandatory prepayment hereunder in accordance with the relevant terms of this Section 5.2; provided, that, notwithstanding anything set forth herein, the notices and the applications of such mandatory prepayment shall be made reasonably promptly following the date such Net Cash Proceeds are deemed “Declined Proceeds” pursuant to Section 5.2(f) of the First Lien Credit Agreement) or (y) in respect of a Debt Incurrence Prepayment Event or a mandatory prepayment pursuant to Section 5.2(a)(iii) which requires the Loans to be prepaid.

5.3     Method and Place of Payment.

(a)     Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, as the case may be, not later than 2:00 p.m., in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by written notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account if any, at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in any such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)     Any payments under this Agreement that are made later than 2:00 p.m. may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4     Net Payments.

(a)     Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)     Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.

(ii)     If any applicable Credit Party, the Administrative Agent or any other Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b)     Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.

(c)     Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within fifteen (15) days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) paid or payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)     Evidence of Payments. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)     Status of Lenders and Tax Documentation.

(i)     Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not any payments made hereunder or under any other Credit Document are subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(e)(ii)(A), (B), and (D), below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the date it becomes a party to this Agreement, (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided. For the avoidance of doubt, for purposes of this Section 5.4(c), the term “Lender” shall include any successors, assignor, or transferees thereof.

(ii)     Without limiting the generality of the foregoing:

(A)     any Lender that is a U.S. Person (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. backup withholding tax;

(B)     each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1)     executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2)     executed copies of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3)     in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit K-1, K-2, K-3 or K-4, as applicable (each, a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor thereto); or

(4)     where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), executed copies of Internal Revenue Service Form W-8IMY (or any successor thereto) accompanied by Internal Revenue Service Form W-9, Form W-8ECI, Form W-8BEN, or Form W-8BEN-E (as applicable, or any successor thereto) and all other required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided, that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)).

(C)     executed copies of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(iii)     Notwithstanding anything to the contrary in this Section 5.4, no Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

(iv)     Each Lender hereby authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.4(e).

(f)     Status of Administrative Agent. On or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement, the Administrative Agent shall deliver to the Borrower (i) if the Administrative Agent is a U.S. Person, an executed copy of Internal Revenue Service Form W-9, or (ii) if the Administrative Agent is not a U.S. Person, applicable Internal Revenue Service Forms W-8, sufficient to establish that such payments may be made by Borrower to such Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including with respect to FATCA. The Administrative Agent shall deliver such documentation on or before any date on which previously-provided forms expire or become obsolete or invalid, after the occurrence of any change in the Administrative Agent’s circumstances requiring a change in the most recent documentation previously delivered to the Borrower, and from time to time thereafter if reasonably requested by the Borrower, and shall promptly notify the Borrower in writing if it is no longer legally eligible to provide any documentation previously provided.

(g)     Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided, that the Administrative Agent or such Lender may delete any information therein that it reasonably deems confidential). Notwithstanding anything to the contrary in this Section 5.4(f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this Section 5.4(f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(h)     [Reserved].

(i)     Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

5.5     Computations of Interest and Fees.

(a)     Except as provided in the next succeeding sentence, interest on LIBOR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, in the case of a leap year) day year for the actual days elapsed.

5.6     Limit on Rate of Interest.

(a)     No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)     Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.

(c)     Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law (the “Maximum Rate”), such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided, that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6

Conditions Precedent to Initial Borrowing

6.1     Conditions Precedent. The initial Borrowing under this Agreement is subject to the satisfaction or waiver (by the Joint Lead Arrangers, in their sole discretion) of the following conditions precedent:

(a)     Credit Documents. The Administrative Agent (or its counsel) shall have received:

(i)     this Agreement, executed and delivered by a duly Authorized Officer of Holdings and the Borrower;

(ii)     the Guarantee, executed and delivered by a duly Authorized Officer of each Guarantor;

(iii)     the Pledge Agreement, executed and delivered by a duly Authorized Officer of each Credit Party;

(iv)     the Security Agreement, executed and delivered by a duly Authorized Officer of each Credit Party;

(v)     the IP Security Agreements, executed and delivered by a duly Authorized Officer of each applicable Credit Party; and

(vi)     the Second Lien Intercreditor Agreement, executed and delivered by a duly Authorized Officer of each Credit Party.

(b)     Collateral.

(i)     The Collateral Agent (or its bailee) shall have received the certificates representing securities of the Borrower and of each Credit Party’s Wholly-Owned Restricted Subsidiaries to the extent required to be delivered and pledged under the Security Documents (to the extent certificated, accompanied by undated stock (or equivalent) powers endorsed in blank); and

(ii)     All Uniform Commercial Code financing statements in the jurisdiction of organization of each Credit Party to be filed, registered or recorded to perfect the Liens intended to be created by any Security Document to the extent required by, and with the priority required by such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording;

provided, that each of the requirements set forth in clauses (a)(v) or (b) (other than to the extent that a Lien on the applicable Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of certificates, if any, representing the Equity Interests of the Borrower and each Domestic Subsidiary that is a Material Subsidiary and a Wholly-Owned Restricted Subsidiary of any Credit Party to the extent possession of such certificates perfects a security interest therein) that is not satisfied on or prior to the Closing Date after the Borrower’s use of commercially reasonable efforts to satisfy such requirement on or prior to the Closing Date or that cannot be satisfied on or prior to the Closing Date without undue burden or expense, shall not constitute a condition precedent to the initial Borrowing on the Closing Date if the Borrower agrees to satisfy such requirement within 90 days after the Closing Date (subject to extensions approved by the First Lien Administrative Agent in its reasonable discretion).

(c)     Eagle Acquisition. The Eagle Acquisition shall have been, or substantially concurrently with the initial borrowing under the Initial Term Loans shall be, consummated in all material respects in accordance with the Eagle Acquisition Agreement. No provision of the Eagle Acquisition Agreement shall have been waived, amended, consented to or otherwise modified by Holdings or Borrower in a manner material and adverse to the Joint Lead Arrangers and Bookrunners (in their respective capacity as Lenders hereunder) without the consent of the Joint Lead Arrangers and Bookrunners (not to be unreasonably withheld, delayed, denied or conditioned); provided that (i) any reduction in the purchase price for the Eagle Acquisition set forth in the Eagle Acquisition Agreement shall not be deemed to be material and adverse to the interests of the Joint Lead Arrangers and Bookrunners so long as (except in the case of any such decrease (x) pursuant to any purchase price or similar adjustment provisions set forth in the Eagle Acquisition Agreement, or (y) that, excluding the amount of any such purchase price or similar adjustment, is less than ten percent (10%) of the total acquisition consideration, which in the case of clauses (x) and/or (y) shall not be considered material and adverse to the interests of the Joint Lead Arrangers and Bookrunners) any such reduction is applied (x) first, to reduce the Equity Contribution on a dollar-for-dollar basis until the Equity Contribution has been reduced to 40% of the Capitalization Amount and (y) thereafter, after giving effect to the application of the reduction of the purchase price in clause (x) above, as follows: reduce the Equity Contribution, the Initial Term Loans and the First Lien Term Loans to be funded on the Closing Date, on a pro rata basis, (ii) any increase in the purchase price set forth in the Eagle Acquisition Agreement shall be deemed to be not material and adverse to the interests of the Joint Lead Arrangers and Bookrunners so long as such purchase price increase is not funded with additional indebtedness of Borrower or its Restricted Subsidiaries, other than amounts permitted to be drawn under the Revolving Credit Facility on the Closing Date as set forth in Section 9.13(b) (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Eagle Acquisition Agreement shall constitute a reduction or increase in the purchase price) and (iii) any change to the definition of Material Adverse Effect (as defined in the Eagle Acquisition Agreement) shall be deemed materially adverse to the Initial Lenders and shall require the consent of the Joint Lead Arrangers and Bookrunners (not to be unreasonably withheld, delayed, denied or conditioned).

(d)     Iliad Acquisition. The Iliad Acquisition shall have been, or substantially concurrently with the initial borrowing under the Initial Term Loans shall be, consummated in all material respects in accordance with the

Iliad Merger Agreement. No provision of the Iliad Merger Agreement shall have been waived, amended, consented to or otherwise modified by Holdings or Borrower in a manner material and adverse to the Joint Lead Arrangers and Bookrunners (in their respective capacity as Lenders hereunder) without the consent of the Joint Lead Arrangers and Bookrunners (not to be unreasonably withheld, delayed, denied or conditioned); provided that (i) any reduction in the purchase price for the Iliad Acquisition set forth in the Iliad Merger Agreement shall not be deemed to be material and adverse to the interests of the Joint Lead Arrangers and Bookrunners so long as (except in the case of any such decrease (x) pursuant to any purchase price or similar adjustment provisions set forth in the Iliad Merger Agreement, or (y) that, excluding the amount of any such purchase price or similar adjustment, is less than ten percent (10%) of the total acquisition consideration, which in the case of clauses (x) and/or (y) shall not be considered material and adverse to the interests of the Joint Lead Arrangers and Bookrunners) any such reduction is applied (x) first, to reduce the Equity Contribution on a dollar-for-dollar basis until the Equity Contribution has been reduced to 40% of the Capitalization Amount and (y) thereafter, after giving effect to the application of the reduction of the purchase price in clause (x) above, as follows: reduce the Equity Contribution, the Initial Term Loans and the First Lien Term Loans to be funded on the Closing Date, on a pro rata basis, (ii) any increase in the purchase price set forth in the Iliad Merger Agreement shall be deemed to be not material and adverse to the interests of the Joint Lead Arrangers and Bookrunners so long as such purchase price increase is not funded with additional indebtedness of Borrower or its restricted subsidiaries, other than amounts permitted to be drawn under the Revolving Credit Facility on the Closing Date as set forth in Section 9.13(b) (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Iliad Merger Agreement shall constitute a reduction or increase in the purchase price) and (iii) any change to the definition of Material Adverse Effect (as defined in the Iliad Merger Agreement) shall be deemed materially adverse to the Initial Lenders and shall require the consent of the Joint Lead Arrangers and Bookrunners (not to be unreasonably withheld, delayed, denied or conditioned).

(e)     Financial Information. The Joint Lead Arrangers and Bookrunners shall have received copies of the Eagle Historical Financial Statements and Iliad Historical Financial Statements.

(f)     Pro Forma Financial Information. The Joint Lead Arrangers and Bookrunners shall have received an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days if such four-fiscal quarter period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred on such date (in the case of such pro forma balance sheet) or on the first day of such period (in the case of such pro forma statement of income), as applicable (which need not be prepared in compliance with Regulations S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R).

(g)     Patriot Act, Know Your Customer Regulation. The Administrative Agent shall have received (at least three (3) Business Days prior to the Closing Date) all documentation and other information about each Credit Party as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or the Joint Lead Arrangers and Bookrunners that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(h)     Specified Representations. The Specified Representations shall be true and correct in all material respects as of the Closing Date.

(i)     Specified Eagle Acquisition Agreement Representations. The Specified Eagle Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date (or as of such earlier date if expressly made as of such earlier date).

(j)     Specified Iliad Merger Agreement Representations. The Specified Iliad Merger Agreement Representations shall be true and correct in all material respects as of the Closing Date (or as of such earlier date if expressly made as of such earlier date.

(k)     Equity Contribution. The Equity Contribution (as such amount may be modified pursuant to Section 6.1(c) or 6.1(d)) shall have been made prior to, or substantially concurrently with, the initial Borrowing(s) hereunder.

(l)     No Material Adverse Effect. (i) Since June 30, 2016, there shall have been no change, occurrence, circumstance or event which has resulted in, or would reasonably be expected to result in, a Material Adverse Effect (as defined in the Eagle Acquisition Agreement). (ii) Since September 30, 2016, there shall have been no change, occurrence, circumstance or event which has resulted in, or would reasonably be expected to result in, a Material Adverse Effect (as defined in the Iliad Merger Agreement).

(m)     Closing Date Refinancing. The Closing Date Refinancing shall have been made or consummated prior to, or shall be made or consummated substantially concurrently with, the initial Borrowing hereunder.

(n)     Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Chief Financial Officer of the Borrower (or other officer of the Borrower with similar responsibilities) to the effect that after giving effect to the consummation of the Transactions, the Borrower, together with the Restricted Subsidiaries on a consolidated basis, is Solvent.

(o)     Closing Date Certificate and Legal Opinions. The Administrative Agent (or its counsel) shall have received (x) executed legal opinions, in customary form, from (i) Kirkland & Ellis LLP, as New York counsel to the Credit Parties and (ii) Greenberg Traurig LLP, as special Delaware, Pennsylvania, Massachusetts, Nevada, New Jersey, Arizona, Colorado, Virginia and Georgia counsel to the Credit Parties, (y) a certificate of each Credit Party, dated the Closing Date, substantially in the form of Exhibit L, with appropriate insertions and attaching (i) a copy of the resolutions of the applicable governing body of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder to be made on the Closing Date, (ii) the applicable Organizational Documents of each of each Credit Party and, to the extent applicable in the jurisdiction of organization of such Credit Party, a certificate as to its good standing as of a recent date from an applicable Governmental Authority in such jurisdiction of organization, and (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of each Credit Party executing the Credit Documents to which it is a party, and (z) a certificate dated the Closing Date and signed by an Authorized Officer of the Borrower, certifying as to compliance with the condition set forth in clause (h) above. The Borrower hereby instructs and agrees to instruct the other Credit Parties to have the counsel described in this clause (o) deliver such legal opinions.

(p)     Fees and Expenses. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses previously agreed in writing to be paid on the Closing Date, in each case to the extent invoiced at least three (3) Business Days prior to the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the initial Borrowings hereunder (which amounts may, at the Borrower’s option, be offset against the proceeds of the Loans).

(q)     Notice of Borrowing. The Administrative Agent (or its counsel) shall have received a Notice of Borrowing with respect to the Initial Term Loans to be made on the Closing Date meeting the requirements of Section 2.3.

For purposes of determining compliance with the conditions specified in this Section 6.1 on the Closing Date, each Lender that has funded a Loan under this Agreement on such date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

SECTION 7

[Reserved].

SECTION 8

Representations and Warranties

In order to induce the Lenders to enter into this Agreement, to make the Loans as provided for herein, the Borrower makes the following representations and warranties to the Lenders, in each case (other than with respect to Section 8.9(a)) after giving effect to the Transactions contemplated hereby, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law); provided, that, on the Closing Date, the only representations and warranties made under this Section 8 shall be the Specified Representations:

8.1     Corporate Status. Each Credit Party (a) is a duly organized and validly existing corporation, limited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except, in each case, where the failure to be so qualified, authorized or in good standing would not reasonably be expected to result in a Material Adverse Effect.

8.2     Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity (provided, that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries (other than a Foreign Subsidiary that becomes a Guarantor pursuant to the definition of “Guarantor” and to the extent local law security documents are delivered pursuant to Section 9.11), only to the extent the creation and perfection of such obligation is governed by the Uniform Commercial Code).

8.3     No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof will (a) contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, other than any such contravention that would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Permitted Liens) pursuant to, the terms of any Contractual Requirement in respect of Material Indebtedness of such Credit Party or any of the Restricted Subsidiaries, other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of Organizational Documents of such Credit Party or any of the Restricted Subsidiaries.

8.4     Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of the Restricted Subsidiaries that have a reasonable likelihood of adverse determination and such determination would reasonably be expected to result in a Material Adverse Effect.

8.5     Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6     Governmental Approvals. The execution, delivery and performance of each Credit Document by any Credit Party does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings, consents or other actions the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.

8.7     Investment Company Act. No Credit Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

8.8     True and Complete Disclosure.

(a)     None of the written information (taken as a whole) concerning the Borrower, the Acquired Companies, their respective Restricted Subsidiaries and their respective businesses heretofore or contemporaneously furnished by or on behalf of the Borrower, the Acquired Companies or any of the Restricted Subsidiaries or any of their respective authorized representatives, to the Administrative Agent, the Joint Lead Arrangers and Bookrunners, and/or any Lender on or before the Closing Date (other than the financial projections relating to Holdings, the Borrower, the Acquired Companies and their respective subsidiaries, estimates, forecasts and budgets and other forward-looking information and information of a general economic or industry nature) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein (taken as a whole) not materially misleading in light of the circumstances under which such statements are made, as supplemented and updated from time to time; it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include financial projections relating to Holdings, the Borrower, the Acquired Companies and their respective Subsidiaries, including financial estimates, forecasts, budgets and other forward looking information and information of a general economic or industry nature.

(b)     The financial projections relating to Holdings, the Borrower, the Acquired Companies and their respective subsidiaries contained in the Confidential Information Memorandum, including financial estimates, forecasts, budgets and other forward looking projections contained therein, were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of delivery thereof based on information provided by the Acquired Companies or their respective representatives; it being understood that such financial projections described in this clause (b) (i) are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material and (ii) are not a guarantee of performance.

8.9     Financial Condition; Financial Statements.

(a)     The Eagle Historical Financial Statements present fairly, in all material respects, the consolidated financial position of the Eagle Seller and its Subsidiaries, in each case, at the respective dates thereof and their consolidated results of operations for the respective periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein (subject, in the case of the unaudited Eagle Historical Financial Statements to changes resulting from normal year-end adjustments and the absence of footnotes). The Iliad Historical Financial Statements present fairly, in all material respects, the consolidated financial position of the Iliad Seller and its Subsidiaries, in each case, at the respective dates thereof and their consolidated results of operations for the respective periods covered thereby in accordance in all material respects with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein (subject, in the case of the unaudited Iliad Historical Financial Statements to changes resulting from normal year-end adjustments and the absence of footnotes).

(b)     There has been no Material Adverse Effect since the Closing Date.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Credit Documents.

8.10     Compliance with Laws. Each Credit Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect.

8.11     Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and each of the Restricted Subsidiaries has filed all Tax returns required to be filed by it (after giving effect to all extensions) and has timely paid all Taxes payable by it (whether or not shown on a Tax return and including in its capacity as withholding agent) that have become due, other than those being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) with respect thereto in accordance with GAAP and (b) the Borrower and each of the Restricted Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) in accordance with GAAP for the payment of all Taxes not yet due and payable other than those being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP. As of the Closing Date, there is no current or proposed Tax assessment, deficiency or other claim against the Borrower or any Restricted Subsidiary that would reasonably be expected to result in a Material Adverse Effect.

8.12     Compliance with ERISA.

(a)     Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

(b)     Except as would not reasonably be expected to have a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.

8.13     Subsidiaries. Schedule 8.13 lists each Subsidiary of Holdings and the Borrower, in each case, existing on the Closing Date, after giving effect to the Transactions.

8.14     Intellectual Property. Each of the Borrower and the Restricted Subsidiaries owns or has the right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective businesses as currently conducted, except where the failure of the foregoing would not reasonably be expected to have a Material Adverse Effect. The operation of their respective businesses by the Borrower and the Restricted Subsidiaries does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

8.15     Environmental Laws.

(a)     Except as set forth on Schedule 8.15, or except as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower and the Restricted Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws; (ii) none of the Borrower or any Restricted Subsidiary has received written notice of any Environmental Claim; (iii) none of the Borrower or any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) to the knowledge of the Borrower, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of the Restricted Subsidiaries.

(b)     Except as set forth on Schedule 8.15, none of the Borrower or any of the Restricted Subsidiaries has treated, stored, transported, Released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or formerly owned or operated property nor, to the knowledge of the Borrower, has there been any Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect.

8.16     Properties.

(a)     Each of the Borrower and the Restricted Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the ordinary operation of their respective businesses as currently conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) except where the failure to have such title, interest or rights would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and no Mortgage, if any, encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with, and subject to the terms of Section 9.3(b).

(b)     Set forth on Schedule 1.1(a) is a list of each real property located in the United States owned in fee by any Credit Party as of the Closing Date having a Fair Market Value in excess of $10,000,000, if any.

8.17     Solvency. On the Closing Date, after giving effect to the Transactions (including the incurrence of the First Lien Term Loans and the Borrowing of any Revolving Credit Loans on the Closing Date), immediately following the making of the Initial Term Loans and after giving effect to the application of the proceeds of such Initial Term Loans, First Lien Term Loans and such Revolving Credit Loans, the Borrower, on a consolidated basis with the Restricted Subsidiaries, will be Solvent.

8.18     Patriot Act; Anti-Terrorism Laws. No proceeds of the Loans will be used by Holdings, the Borrower or their respective Subsidiaries directly or, to the knowledge of the Borrower, indirectly (a) in violation in any material respect of United States Foreign Corrupt Practices Act of 1977, (b) in violation in any material respects of the Patriot Act or (c) for the purpose of financing the activities of or with any person that at the time of such financing is the subject to any U.S. sanctions laws administered by U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United States Department of Commerce or the U.S. Department of State (“Sanctions Laws”), in each case, in violation of applicable Sanctions Laws.

8.19     Security Interest in Collateral. Subject to the terms of the proviso contained in Section 6.1(b), the provisions of this Agreement, the Second Lien Intercreditor Agreement and the other Credit Documents (taken as a whole) create legal and valid Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of itself and the other Secured Parties (provided, that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries (other than a Foreign Subsidiary that becomes a Guarantor pursuant to the definition of “Guarantor” and to the extent local law security documents are delivered pursuant to Section 9.11), only to the extent the creation and perfection of such obligation is governed by the Uniform Commercial Code), and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Credit Documents (including the filing of appropriate Uniform Commercial Code financing statements with the office of the Secretary of State of the state of organization of each Credit Party, the filing of appropriate notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the proper recordation of Mortgages and fixture filings with respect to any Mortgaged Property, in each case in favor of the Collateral Agent for the benefit of the Secured Parties and the delivery to the Collateral Agent of any stock or equivalent certificates or promissory notes required to be delivered pursuant to the applicable Credit Documents), such Liens constitute perfected Liens on the Collateral of the type required by the Security Documents securing the Obligations to the extent such Liens may be perfected by such filings and the taking of such other actions. Notwithstanding the foregoing, the parties hereto agree that no Credit Party or any Subsidiary thereof (other than a Foreign Subsidiary that becomes a Guarantor pursuant to the definition of “Guarantor” and to the extent local law security documents are delivered pursuant to Section 9.11) shall be required to take any action outside the United States to grant, maintain or perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any State thereof or the District of Columbia), and the foregoing representation and warranty in this Section 8.19 shall be construed not to require any such actions.

8.20     Anti-Terrorism Laws.

(a)     To the extent applicable, each of Holdings, the Borrower and each Subsidiary is, and at all times during the past three (3) years has been, in compliance in all material respects with Sanctions Laws.

(b)     No part of the proceeds of the Loans will be used by Holdings, the Borrower or any of the Restricted Subsidiaries, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business, or to obtain any improper advantage, in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977.

(c)     None of Holdings, the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of Holdings, the Borrower or any Subsidiary, (i) is located, organized or resident in a country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine), (ii) a person on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC or (iii) is currently subject to any sanctions under any Sanctions Laws.

8.21     Labor Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) there are no strikes or other labor disputes against the Company or any of the Restricted Subsidiaries pending or, to the knowledge of the Company, threatened in writing and (b) the hours worked by and payments made to employees of the Company or any of the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act.

SECTION 9

Affirmative Covenants

The Borrower hereby covenants and agrees that on the Closing Date (immediately after consummation of the Acquisitions) and thereafter, until the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than contingent obligations), are paid in full:

9.1     Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)     Annual Financial Statements. On or before the date that is 120 days (or, solely for the fiscal year ending December 30, 2017, 135 days) after the end of each fiscal year of the Borrower beginning with the fiscal year of the Borrower ending December 30, 2017, the consolidated balance sheets of the Borrower and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth, in the case of such financial statements delivered for 2018 fiscal year end of the Borrower and thereafter comparative consolidated and/or combined figures for the preceding fiscal year (to the extent such comparative presentation is permitted under GAAP), all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing or such other independent certified public accountants approved by the Administrative Agent in its reasonable judgment whose opinion shall not contain a going concern qualification or exception (except to the extent such qualification or exception is solely a result of (x) the current maturity of any Credit Facility or any other Indebtedness of the Borrower or any Restricted Subsidiary, or (y) an actual or prospective default under any financial maintenance covenant in any agreement governing Indebtedness of the Borrower or any Restricted Subsidiary; provided, that if at the end of any applicable fiscal year there are any Unrestricted Subsidiaries, the Borrower shall also furnish a reasonably detailed presentation, either on the face of the annual financial statements delivered pursuant to this clause (a) or in the footnotes thereto separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(b)     Quarterly Financial Statements. Commencing with the fiscal quarter ending July 1, 2017, on or before the date that is 45 days (or, solely for the fiscal quarter ending July 1, 2017, 75 days or, solely for the fiscal quarter ending September 30, 2017, 60 days) after the end of each quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated balance sheets of the Borrower and its Restricted Subsidiaries as at the end of such quarterly period detail, (ii) the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period and (iii) the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth, in the case of such financial statements delivered after one full fiscal year has passed since the Closing Date, comparative consolidated and/or combined figures for the corresponding periods in the prior fiscal year (to the extent such comparative presentation is permitted under GAAP) or, in the case of such consolidated balance sheet, for the last day of the corresponding period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP (except as noted therein), subject to changes resulting from normal year-end adjustments and the absence of footnotes.

(c)     Budgets. Within 90 days after the commencement of each fiscal year of the Borrower beginning with the fiscal year ending December 29, 2018, a budget of the Borrower in reasonable detail on a quarterly basis for such fiscal year prepared by management of the Borrower, setting forth the principal assumptions upon which such budget is based (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer of the Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were based on good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time of preparation and delivery of such Projections, it being understood and agreed that such Projections and assumptions as to future events are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material; provided that the obligations of this paragraph shall be terminated upon and following the consummation of a Qualifying IPO.

(d)     Officer’s Certificates. Not later than five (5) Business Days after the delivery of the financial statements provided for in Sections 9.1(a) and (b), (other than in respect of the fourth fiscal quarter) a certificate of an Authorized Officer of the Borrower to the effect that no Event of Default exists or, if any Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, identified to the Administrative Agent on the Closing Date, the date of the most recent certificate delivered pursuant to this clause (d) or the most recent disclosure of any such information to the Administrative Agent, as the case may be. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth changes to the legal name, jurisdiction of formation, type of entity and organizational number (or equivalent) (to the extent such Person is organized in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code financing statement (or equivalent document)), in each case for each Credit Party or confirming that there has been no change in such information since the Closing Date, the date of the most recent certificate delivered pursuant to this clause (d) or the most recent disclosure of any such information to the Administrative Agent, as the case may be.

(e)     Notice of Default, Litigation. Promptly after an Authorized Officer of the Borrower or any Restricted Subsidiary obtains knowledge thereof, notice of (i) occurrence and continuance of any event that constitutes an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(f)     Environmental Matters. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge of any one or more of the following environmental matters, unless such environmental matters would not reasonably be expected to result in a Material Adverse Effect, notice of:

(i)     any pending or threatened Environmental Claim against any Credit Party or any Real Estate; and

(ii)     the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation or removal, remedial or other corrective action in response thereto.

(g)     Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, notices of default, and reports that the Borrower or any of the Restricted Subsidiaries shall send or otherwise make available to the holders of any publicly issued debt which constitutes Material Indebtedness, for the most reasonably ended Test Period (calculated on a pro forma basis), which shall include securities issued pursuant to a Rule 144A offering, of the Borrower or any of the Restricted Subsidiaries, in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time; provided, that none of the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter

(unless such information is otherwise in such filing or other information sent or made available to the holders of any such Material Indebtedness in their capacity as such holders) (i) that constitutes non-registered Intellectual Property, non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited or restricted by any applicable law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Form 10-K or 10-Q, as applicable, of the Borrower or any direct or indirect parent of the Borrower, as applicable, filed with the SEC; provided, that, with respect to each of subclauses (A) and (B) of this Section 9.1, to the extent such information relates to a direct or indirect parent of the Borrower, such information is accompanied by unaudited consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

Documents required to be delivered pursuant to clauses (a), (b), and (f) of this Section 9.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet; (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided, that, (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission) the Administrative Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2     Books, Records, and Inspections.

(a)     The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent to visit and inspect any of the properties or assets of the Borrower and any such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower and any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants (provided, that representatives of the Borrower shall be present for such discussions with independent accountants), all at such reasonable times and intervals, and reasonable advance notice, and to such reasonable extent as the Administrative Agent may request (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided, that, excluding any such visits and inspections during the continuation of an Event of Default, (1) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (2) the Administrative Agent shall not exercise such rights more than one time in any calendar year, which such visit will be at the Borrower’s expense, and (3) notwithstanding anything to the contrary in this Section 9.2, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-registered Intellectual Property, non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement or (z) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent accountants.

(b)     The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity, in all material respects, with GAAP shall be made of all material financial transactions and matters involving the assets of the business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that any Restricted Subsidiary may maintain its individual books and records in conformity with local standards or customs and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

9.3     Maintenance of Insurance. (a) The Borrower will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, promptly following written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried (provided, that, for so long as no Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to make such request only once in any calendar year) and (b) with respect to any Mortgaged Property, the Borrower will promptly obtain flood insurance in such total amount as may be reasonably required by the Collateral Agent, if at any time the area in which any improvements located on any Mortgaged Property is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973. Subject to the terms of the Second Lien Intercreditor Agreement or any other applicable intercreditor agreement, each such policy of insurance (other than any representations and warranties policy, workers’ compensation policy, directors and officers indemnification policy, business interruption insurance policy, automobile policy, pollution legal liability policy and any casualty policy that provides coverage exclusively for any property of the Credit Parties that is not Collateral) shall (i) in the case of each general liability and umbrella liability insurance policy, name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as a loss payee thereunder; provided, that notwithstanding any provision hereof to the contrary Borrower and its Subsidiaries shall not be deemed to not be in compliance with this Section 9.3 until the date that is at least 90 days after the Closing Date (as such deadline may be extended by the Administrative Agent, in its reasonable discretion).

9.4     Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all federal income and other material Taxes imposed upon it (including in its capacity as a withholding agent) or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries; provided, that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay or discharge any such Tax (x) that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP or (y) the failure to pay or discharge could not reasonably be expected to have a Material Adverse Effect.

9.5     Preservation of Existence; Consolidated Corporate Franchises. The Borrower will, and will cause each Material Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction otherwise permitted hereunder, including pursuant to the definition of Permitted Investments, transactions permitted by the definition of “Asset Sale” and Sections 10.2, 10.3, 10.4 or 10.5.

9.6     Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, (a) comply with all laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws) applicable to it or its property, including without limitation, Sanctions Laws and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by Environmental Laws, and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings, except in each case of (a), (b), and (c) of this Section 9.6, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

9.7     ERISA. (a) The Borrower will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any of its Restricted Subsidiaries has received with respect to any Multiemployer Plan to which a Credit Party or any of its Restricted Subsidiaries is obligated to contribute; provided that if the Credit Parties or any of their Restricted Subsidiaries have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Credit Parties shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and (b) the Company will notify the Administrative Agent promptly following the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to result in liability of any Credit Party that could reasonably be expected to have a Material Adverse Effect.

9.8     Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction otherwise permitted hereunder, including pursuant to Permitted Investments, transactions permitted by the definition of “Asset Sale” and Sections 10.2, 10.3, 10.4 or 10.5.

9.9     Changes to Fiscal Year. The Borrower will not change its fiscal year to end on a date inconsistent with past practice; provided, however, that the Borrower may, upon written notice from the Borrower to the Administrative Agent and upon Administrative Agent’s consent (not to be unreasonably withheld, conditioned, denied or delayed), change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.10     Affiliate Transactions. The Borrower will not conduct, and will not permit the Restricted Subsidiaries to conduct, any transactions (or series of related transactions) with an aggregate value in excess of $4,375,000, with any of the Borrower’s Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction), unless such transaction is on terms that are not materially less favorable (taken as a whole) to the Borrower or such Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction at such time with a Person that is not an Affiliate (as determined by Borrower in good faith); provided, that for any such transactions with a value in excess of $8,750,000, such determination is made by either a senior officer of the Borrower or the board of directors (or analogous governing body) of the Borrower or such Restricted Subsidiary, as applicable; and provided further, that the foregoing restrictions shall not apply to:

(a)     (i) the payment of management, monitoring, consulting, advisory and other fees (including termination and transaction fees) to the Sponsors pursuant to the Sponsor Management Agreements (plus any unpaid management, monitoring, consulting, advisory and other fees (including transaction and termination fees) accrued in any prior year); provided, that the annual management fee payable under this clause (a)(i) shall accrue but may not be paid during the continuance of an Event of Default under Section 11.1 or Section 11.5 but may be paid upon cure, waiver or cessation of such Event of Default, (ii) customary payments by the Borrower or any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors (or analogous governing body) or a majority of the disinterested members of the board of directors (or analogous governing body) of the Borrower in good faith, and (iii) indemnification and reimbursement of expenses pursuant to the Sponsor Management Agreements (plus any unpaid indemnities and expenses accrued in any prior year),

(b)     (i) Restricted Payments permitted by Section 10.5, (ii) Investments permitted by the definition of Permitted Investments, and (iii) other transactions permitted under Sections 10.1 through 10.8 (other than solely by reference to this Section 9.10),

(c)     (i) the consummation of the Transactions and the payment of fees and expenses (including the Transaction Expenses) related to the Transactions and (ii) transactions pursuant to any agreement or arrangement as in effect as of the Closing Date and listed on Schedule 9.10, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement (taken as a whole) is not disadvantageous in any material respect to the Lenders as compared to the applicable agreement as in effect on the Closing Date in each case as determined by the Borrower in good faith),

(d)     the issuance and transfer of Qualified Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents,

(e)     loans, advances and other transactions between or among the Borrower, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary of the Borrower’s ownership of Capital Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10,

(f)     (i) employment, consulting and severance arrangements between the Borrower and the Restricted Subsidiaries (or any direct or indirect parent of the Borrower) and their respective officers, employees, directors or consultants in the ordinary course of business (including loans and advances in connection therewith) and (ii) issuances of securities, or other payments, awards or grants in cash, securities or otherwise and other transactions pursuant to any equityholder, employee or director equity plan or stock or other equity option plan or any other management or employee benefit plan or agreement, other compensatory arrangement or any stock or other equity subscription, co-invest or equityholder agreement, including any arrangement including Equity Interests rolled over by management of the Borrower, any Restricted Subsidiary or any direct or indirect parent of the Borrower in connection with the Transactions,

(g)     payments by the Borrower (and any direct or indirect parent thereof) and any Subsidiaries thereof pursuant to tax sharing agreements among the Borrower (and any such parent thereof) and such Subsidiaries on customary terms to the extent attributable to the ownership of the Borrower and the Restricted Subsidiaries; provided, that in each case the amount of such payments in any fiscal year does not exceed the amount permitted to be paid under Section 10.5,

(h)     the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers, employees of the Borrower (or any direct or indirect parent thereof) and the other Subsidiaries,

(i)     transactions undertaken pursuant to membership in a purchasing consortium,

(j)     transactions in which Holdings, the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 9.10,

(k)     the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided, that such transaction was not entered into in contemplation of such designation or redesignation, as applicable,

(l)     Affiliate repurchases of (i) the Loans or Commitments to the extent permitted hereunder or (ii) Senior Obligations, and the holding of such Loans or Commitments or Senior Obligations and, in the case of each of the foregoing, the payments and other transactions reasonably related thereto,

(m)     (i) investments by Permitted Holders in securities of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered by the Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (ii) payments to Permitted Holders in respect of securities or loans of the Borrower or any Restricted Subsidiary contemplated in the foregoing clause (i) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans; provided, that with respect to securities of the Borrower or any Restricted Subsidiary contemplated in clause (i) above, such investment constitutes less than 10% of the proposed or outstanding issue amount of such class of securities,

(n)     [reserved],

(o)     any customary transactions with a Receivables Subsidiary effected as part of a Receivables Facility and any customary transactions with a Securitization Subsidiary effected as part of a Qualified Securitization Financing,

(p)     transactions constituting any part of a Permitted Reorganization or an IPO Reorganization Transaction,

(q)     the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings or any direct or indirect parent thereof pursuant to the equityholders agreement, limited liability company agreement or the registration rights agreement entered into on or after the Closing Date,

(r)     Intercompany License Agreements, and

(s)     payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such joint venture).

9.11     Additional Guarantors and Grantors. In each case subject to any applicable limitations set forth in the Credit Documents and the Second Lien Intercreditor Agreement, the Borrower shall cause each (x) direct or indirect Subsidiary (other than, in each case, any Excluded Subsidiary) of the Borrower formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (y) other Subsidiary which would otherwise be required to provide a Guarantee but for its classification as an Excluded Subsidiary that ceases to constitute an Excluded Subsidiary to, within 60 days from the date of the applicable formation, acquisition or cessation (which in the case of any Excluded Subsidiary shall commence on the date of delivery of the certificate required by Section 9.1(d)), as applicable (or such later date as the First Lien Administrative Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) the Administrative Agent) may determine in its reasonable discretion and subject to the terms of the Second Lien Intercreditor Agreement), and the Borrower may at its option cause any Subsidiary to, execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under the Guarantee and a grantor under such Security Documents, respectively, or, to the extent reasonably requested by the First Lien Collateral Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) the Collateral Agent), enter into an appropriate new guarantee and appropriate new Security Documents substantially consistent with the analogous existing Guarantee and Security Documents or otherwise in form and substance reasonably satisfactory to Borrower and Collateral Agent and take all other action reasonably requested by the First Lien Collateral Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) the Collateral Agent) to grant a perfected (with respect to Collateral consisting of Intellectual Property, if and to the extent required under the Security Agreement) security interest in its assets to substantially the same extent as created by the Credit Parties and only if and to the extent required under, and in accordance with, the Security Documents. Notwithstanding anything to the contrary herein or in any other Credit Document, it is understood and agreed that:

(i)     no Credit Party or any Subsidiary (other than a Foreign Subsidiary that becomes Guarantor pursuant to the definition of “Guarantor”) shall be required to take any action outside the United States to guarantee the Obligations or grant, maintain or perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any State thereof or the District of Columbia);

(ii)     no environmental reports shall be required to be delivered hereunder or under any other Credit Document;

(iii)     other than with respect to Equity Interests and other securities, no control agreements or perfection by “control” with respect to any Collateral shall be required (including control agreements related to deposit accounts and securities accounts);

(iv)     no landlord waivers, collateral access agreements, bailee waivers or other similar agreements with respect to the Collateral shall be required hereunder or under any other Credit Document;

(v)     no Credit Party or any Subsidiary shall be required to provide any notice or obtain the consent of governmental authorities under the Federal Assignment of Claims Act (or state equivalent thereof); and

(vi)     no Credit Party or any Subsidiary shall be required to enter into any source code escrow arrangement or be obligated to register Intellectual Property.

9.12     Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Credit Documents and the Second Lien Intercreditor Agreement and other than (x) when in the reasonable determination of the First Lien Administrative Agent and the Borrower (as agreed to in writing), the cost, burden or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so could result in adverse tax consequences (other than de minimis tax consequences) to the Borrower or any of its Subsidiaries or any parent entity thereof as reasonably determined by the Borrower in consultation with the Administrative Agent, the Borrower will cause (i) all certificates representing Capital Stock of any Restricted Subsidiary (other than any Excluded Stock and Stock Equivalents) held directly by the Borrower or any Guarantor, (ii) all evidences of Indebtedness for borrowed money in excess of $10,000,000, received by the Borrower or any of the Guarantors in connection with any disposition of assets pursuant to Section 10.4(b), and (iii) any promissory notes executed after the Closing Date evidencing Indebtedness for borrowed money in excess of $10,000,000 that is owing to the Borrower or any Guarantor, in each case, to be delivered to the Collateral Agent (or its bailee) as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the applicable Security Documents. Notwithstanding the foregoing, any promissory note among the Borrower or its Subsidiaries need not be delivered to the Collateral Agent pursuant to this Section 9.12 so long as (i) a global intercompany note, including any Intercompany Note, superseding such promissory note has been delivered to the Collateral Agent (or its bailee), and (ii) such promissory note is not delivered to any other party other than the Borrower or its Subsidiaries, in each case, owed money thereunder.

9.13     Use of Proceeds.

(a)     The proceeds of the Initial Term Loans will be applied on the Closing Date, together with the Equity Contribution, the proceeds of any First Lien Term Loans, any amount drawn under the Revolving Credit Facility and certain cash on the balance sheet of Holdings and its Subsidiaries, to (i) finance a portion of the Acquisitions, (ii) fund the Closing Date Refinancing, and (iii) pay Transaction Expenses.

9.14     Further Assurances.

(a)     Subject to the terms of, and limitations and exceptions contained in, Sections 9.11, and 9.12, this Section 9.14, the Second Lien Intercreditor Agreement, and the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect (if and to the extent required under the Security Documents) the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower.

(b)     Subject to any applicable limitations set forth in the Security Documents and the terms herein and the Second Lien Intercreditor Agreement and other than (x) when in the reasonable determination of the First Lien Administrative Agent (or such later date as the First Lien Administrative Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) the Administrative Agent) and the Borrower (as

agreed to in writing), the cost or other consequences of doing so could be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so could result in adverse tax consequences (other than de minimis tax consequences) to the Borrower or any of its Subsidiaries as reasonably determined by the Borrower in consultation with the First Lien Administrative Agent, if any assets (other than Excluded Property) (including any fee-owned real property located in the United States or improvements thereto or any interest therein but excluding Capital Stock and Stock Equivalents of any Subsidiary and excluding any real estate which the Borrower or applicable Credit Party intends to dispose of, including pursuant to a Permitted Sale Leaseback, so long as actually disposed of within 270 days of acquisition (or such longer period as the First Lien Administrative Agent (or such later date as the First Lien Administrative Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) the Administrative Agent) may reasonably agree)) with a Fair Market Value in excess of $10,000,000 (at the time of acquisition) are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document or that constitute fee-owned real property in the United States, the Borrower will reasonably promptly notify the Collateral Agent and, if requested by the First Lien Collateral Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) the Collateral Agent), the Borrower will cause such assets to be subjected to a Lien securing the Obligations (provided, that in the event such real property required to be subject to a Mortgage pursuant to this Section 9.14(b) is located in a jurisdiction which imposes mortgage recording tax, intangibles tax or any similar taxes, fees or charges, such Mortgage shall only secure an amount equal to the Fair Market Value of such real property) and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the First Lien Collateral Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) the Collateral Agent), as soon as commercially reasonable but in no event later than 90 days, unless extended by the Administrative Agent in its reasonable discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.

(c)     Any Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) shall, if requested by the Collateral Agent, be received no later than 90 days after such request, unless extended by the First Lien Administrative Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement), the Administrative Agent) in its reasonable discretion (and subject to the Second Lien Intercreditor Agreement), and shall be accompanied by (w) a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a nationally recognized title insurance company, in such amounts as are reasonably acceptable to the First Lien Administrative Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) the Administrative Agent) not to exceed the Fair Market Value of the applicable Mortgaged Property, insuring the Lien of each Mortgage as a valid second Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 10.2 or as otherwise permitted by the Administrative Agent and otherwise in form and substance reasonably acceptable to the First Lien Administrative Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) the Administrative Agent) and the Borrower, together with such endorsements, coinsurance and reinsurance as the First Lien Administrative Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) the Administrative Agent) may reasonably request but only to the extent such endorsements are (i) available in the relevant jurisdiction (provided in no event shall the First Lien Administrative Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) the Administrative Agent) request a creditors’ rights endorsement) and (ii) available at commercially reasonable rates, (x) to the extent reasonably requested by the First Lien Collateral Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) the Collateral Agent), a customary opinion of local counsel to the applicable Credit Party in the jurisdiction in which any Mortgaged Property is located, with respect to the local law enforceability and perfection of the Mortgage(s) in form and substance reasonably satisfactory to the First Lien Collateral Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) the Collateral Agent), (y) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if any improvements on such Mortgaged Property are located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Parties and (ii) certificates of insurance evidencing the insurance required by Section 9.3 in form reasonably satisfactory to the First Lien Administrative Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) the Administrative Agent), and (z) an ALTA survey in a form and substance reasonably acceptable to the First Lien Collateral Agent (or after the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement) the Collateral Agent) or such existing survey together with a no-change affidavit sufficient for the title company to remove all standard survey exceptions from the title policy related to such Mortgaged Property and issue the endorsements required in clause (w) above.

9.15    Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain (but not obtain or maintain any specific rating) a corporate family and/or corporate credit rating, as applicable, and ratings in respect of the Term Loans from each of S&P and Moody’s.

9.16    Lines of Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and materially and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise similar, incidental, complementary, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Borrower in good faith.

9.17    2016 Audited Financial Statements. On or before the date that is 120 days after December 31, 2016, the Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice) (a) the financial statements of the Eagle Seller and its subsidiaries, consisting of balance sheets as of and for the fiscal year ended December 31, 2016, and a statement of earnings and statements of stockholders’ equity and cash flows for such fiscal year and (b) the audited consolidated financial statements of the Iliad Seller and its Subsidiaries, consisting of balance sheets as of and for the fiscal year ended December 31, 2016 and statement of earnings and statements of stockholders’ equity and cash flows for such fiscal year, in each case of clauses (a) and (b) and prepared in accordance with GAAP.

SECTION 10

Negative Covenants

The Borrower hereby covenants and agrees that on the Closing Date (immediately after consummation of the Acquisitions) and thereafter, until the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than contingent obligations), are paid in full:

10.1    Limitation on Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”), with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not, and will not permit any Restricted Subsidiary to, issue any shares of Disqualified Stock.

The foregoing limitations will not apply to:

(a)    (i) Indebtedness arising under the Credit Documents (including for the avoidance of doubt, any Incremental Loans and any Refinancing Loans) and (ii) (x) Indebtedness represented by the First Lien Facilities, Permitted First Lien Exchange Notes and any guarantee thereof (including, for the avoidance of doubt, the incurrence of Incremental Loans and Refinancing Loans which shall be included in such permitted Indebtedness represented by the First Lien Facilities) and (y) Indebtedness that may be incurred pursuant to Sections 2.14 and

10.1(x)(a) of the First Lien Credit Agreement (as in effect on the date hereof), in each case, pursuant to the definition of “Maximum Incremental Facilities Amount” in the First Lien Credit Agreement (as in effect on the date hereof), in each case for clauses (ii)(x) and (ii)(y), not to exceed an amount equal to $660,000,000, plus an amount equal to the amount which could be incurred as Senior Obligations pursuant to clause (i) of such definition of “Maximum Incremental Facilities Amount” as in effect on the date hereof plus an amount that could be incurred as Senior Obligations pursuant to clause (iii) of such definition of “Maximum Incremental Facilities Amount” as in effect on the date hereof; subject, in each case for clauses (i) and (ii) hereof, to increase as permitted by the definition of Senior Priority Specified Modification in the Second Lien Intercreditor Agreement;

(b)    Indebtedness representing deferred compensation to, or similar arrangements with, employees and independent contractors of the Borrower or any Restricted Subsidiary to the extent incurred in the ordinary course of business;

(c)    (i) Indebtedness outstanding on the Closing Date and to the extent in excess of $9,000,000 individually and $15,000,000 in the aggregate, listed on Schedule 10.1 and (ii) intercompany Indebtedness outstanding on the Closing Date owed by the Borrower to a Restricted Subsidiary, by a Restricted Subsidiary to the Borrower or by a Restricted Subsidiary to another Restricted Subsidiary;

(d)    Indebtedness (including Capitalized Lease Obligations), and any Disqualified Stock incurred or issued by the Borrower or any Restricted Subsidiary to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness and Disqualified Stock then outstanding and incurred or issued pursuant to this clause (d), does not exceed the greater of (x) $60,000,000 and (y) 42% of Consolidated EBITDA, for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance; provided, that Capitalized Lease Obligations incurred by the Borrower or any Restricted Subsidiary pursuant to this clause (d) in connection with a Permitted Sale Leaseback shall not be subject to the foregoing limitation so long as the Net Cash Proceeds of such Permitted Sale Leaseback are used by the Borrower or such Restricted Subsidiary to permanently repay outstanding Term Loans or other Indebtedness secured by a Lien on the assets subject to such Permitted Sale Leaseback;

(e)    Indebtedness incurred by the Borrower or any Restricted Subsidiary (including letter of credit obligations and reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, trade contracts, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and similar obligations or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, trade contracts, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and similar obligations;

(f)    Indebtedness constituting any part of any Permitted Reorganization or a Qualifying IPO;

(g)    Indebtedness of the Borrower owing, or Disqualified Stock of the Borrower issued, to Holdings or a Restricted Subsidiary; provided, that any Indebtedness owing to a Restricted Subsidiary that is not a Credit Party to a Credit Party must otherwise be (1) an Investment permitted hereunder (other than pursuant to clause (xi) of the definition of “Permitted Investment”) or (2) permitted by Section 10.5; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any applicable Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to Holdings, the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case to be an incurrence of such Indebtedness, or issuance of such Disqualified Stock, as applicable, not permitted by this clause;

(h)    Indebtedness of a Restricted Subsidiary owing to, or Disqualified Stock of a Restricted Subsidiary issued, to Holdings, the Borrower or another Restricted Subsidiary; provided, that any Indebtedness of any Restricted Subsidiary that is not a Credit Party owed to a Credit Party must otherwise be (1) an Investment permitted hereunder (other than pursuant to clause (xi) of the definition of “Permitted Investment”) or (2) permitted by Section 10.5; provided, further, that any subsequent transfer of any such Indebtedness, Disqualified Stock (except to Holdings, the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case to be an incurrence of such Indebtedness, or issuance of Disqualified Stock, not permitted by this clause;

(i)    to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(j)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) and obligations in respect of Bank Products and Cash Management Services;

(k)    obligations in respect of self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bankers’ acceptances, warehouse receipts, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(l)    (i) Indebtedness and Disqualified Stock of the Borrower or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than Excluded Contributions, Cure Amounts, proceeds of Disqualified Stock or proceeds of sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with Sections 10.5(a)(iii)(B) and 10.5(a)(iii)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 10.5(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (i) and (iii) of the definition thereof) and (ii) Indebtedness or Disqualified Stock of Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock then outstanding and incurred or issued pursuant to this clause (l)(ii), does not at any one time outstanding exceed the greater of (x) $66,000,000 and (y) 48.0% of Consolidated EBITDA, for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance;

(m)    the incurrence or issuance by the Borrower or any Restricted Subsidiary of Indebtedness or Disqualified Stock which serves to refinance any Indebtedness or Disqualified Stock incurred or issued as permitted under (i) Sections 10.1(c), (d), (l)(i), (n), (a)(ii) (including any financing that replaces any part of the First Lien Facility, any Permitted First Lien Exchange Notes or any Indebtedness incurred pursuant to Sections 2.14 and 10.1(y)(i) of the First Lien Credit Agreement), (w), (x), (y) and (cc) and this Section 10.1(m) or (ii) any Indebtedness or Disqualified Stock incurred or issued to so refinance, replace, refund, extend, renew, defease, restructure, amend, restate or otherwise modify (collectively, “refinance”) such Indebtedness or Disqualified Stock (the “Refinancing Indebtedness”) on or prior to its respective maturity, so long as the aggregate principal amount, accreted value or liquidation preference, as applicable, of such Refinancing Indebtedness shall equal no more than the aggregate outstanding principal amount, accreted value or liquidation preference of the refinanced Indebtedness or Disqualified Stock (plus the amount of any unused commitments thereunder), plus amounts otherwise permitted under this Section 10.1, plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the refinanced Indebtedness or Disqualified Stock, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Indebtedness or Disqualified Stock and the incurrence or issuance of such Refinancing Indebtedness; provided, that such Refinancing Indebtedness (other than such Refinancing Indebtedness incurred or issued in respect of Indebtedness under Section 10.1(d)) (1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness or Disqualified Stock being refinanced, and (2) to the extent such Refinancing Indebtedness refinances (I) Indebtedness that is secured by a Lien ranking junior to the Liens securing any Second Lien Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing any Second Lien Obligations or (II) Disqualified Stock, such Refinancing Indebtedness must consist of Disqualified Stock or preferred Capital Stock, respectively;

(n)    Indebtedness or Disqualified Stock of (x) the Borrower or a Restricted Subsidiary incurred, assumed or issued for any purpose (including to finance an acquisition, merger, amalgamation or consolidation) and (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into or amalgamated or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms hereof (including designating an Unrestricted Subsidiary a Restricted Subsidiary) so long as such Indebtedness, Disqualified Stock described in this clause (y) or Disqualified Stock was not incurred or issued in contemplation of such merger, amalgamation or consolidation; provided, that, (i) any such incurrence, assumption or issuance shall not exceed at the time of incurrence thereof an amount equal to (A) the greater of $24,000,000 and 18% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such incurrence, plus (B) an unlimited amount, so long as in the case of this clause (B) only, such amount at such date of determination can be incurred without causing (I) in the case of Indebtedness secured with a Lien on the Collateral that ranks pari passu with the Liens securing any First Lien Obligations, the Consolidated First Lien Net Leverage Ratio to exceed 4.30 to 1.00 as of the most recently ended Test Period, (II) in the case of Indebtedness secured with a Lien on the Collateral that ranks pari passu with, or junior to, the Lien securing the Obligations, the Consolidated Secured Net Leverage Ratio to exceed 6.00 to 1.00 as of the most recently ended Test Period, or (III) in the case of Indebtedness consisting of unsecured indebtedness, the Consolidated Total Net Leverage Ratio to exceed 6.00 to 1.00 as of the most recently ended Test Period, in the case of clauses (A) and (B) on a Pro Forma Basis and after giving effect to any Specified Transaction consummated in connection therewith (provided, that if amounts incurred under this clause (B) are incurred concurrently with the incurrence of Indebtedness in reliance on clause (A), the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio shall be calculated without giving effect to such amounts incurred in reliance on the foregoing clause (A) (and the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio shall be permitted to exceed the applicable ratio set forth in clause (B) to the extent of such amounts incurred in reliance on clause (A)); provided further that the amount of Indebtedness (including Acquired Indebtedness) or Disqualified Stock that may be incurred or issued pursuant to this clause (n) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $48,000,000 and (y) 36.0% of Consolidated EBITDA, for the most recently ended Test Period (calculated on a Pro Forma Basis) the time of incurrence;

(o)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(p)    (i) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Borrower or any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(q)    (1) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as in the case of a guarantee of Indebtedness by a Restricted Subsidiary that is not a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee or (2) any guarantee by a Restricted Subsidiary of Indebtedness of Holdings or the Borrower;

(r)    Indebtedness of (or Disqualified Stock issued by) Restricted Subsidiaries that are not Guarantors (including, for avoidance of doubt, working capital lines) in an amount not to exceed, in the aggregate at any one time outstanding, the greater of (x) $30,000,000 and (y) 21.0% of Consolidated EBITDA, for the most recently ended Test Period (calculated on a Pro Forma Basis);

(s)    Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(t)    Indebtedness of the Borrower or any Restricted Subsidiary undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to the Borrower or any of its Subsidiaries or with respect to any joint venture in the ordinary course of business, including with respect to financial accommodations of the type described in the definition of Cash Management Services and Bank Products;

(u)    Indebtedness consisting of Indebtedness issued by the Borrower or any Restricted Subsidiary to future, current or former officers, directors, consultants, managers, independent contractors and employees thereof, their respective trusts, heirs, estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in Section 10.5(b)(4);

(v)    [reserved];

(w)    Indebtedness in respect of Permitted Other Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(iii);

(x)    Indebtedness in respect of Permitted Other Indebtedness; provided, that either (a) the aggregate principal amount of such Permitted Other Indebtedness issued or incurred pursuant to this clause (x)(a) shall not exceed the Maximum Incremental Facilities Amount at the time of incurrence or issuance thereof or (b) the Net Cash Proceeds thereof shall be applied no later than ten (10) Business Days after the receipt thereof to repurchase, repay, redeem or otherwise defease Subordinated Debt or unsecured Indebtedness (provided, in the case of this clause (x)(b), such Permitted Other Indebtedness is unsecured or, solely to the extent that the refinanced Indebtedness is secured by a Lien on the Collateral, secured by a Lien ranking junior to the Lien securing any Second Lien Obligations);

(y)    Indebtedness in respect of (i) Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.15 or (ii) Permitted First Lien Exchange Notes incurred pursuant to a Permitted Debt Exchange (as defined in the First Lien Credit Agreement) in accordance with Section 2.15 of the First Lien Credit Agreement;

(z)    Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or any similar obligations, in each case, incurred or assumed in connection with any transaction not expressly prohibited by this Agreement;

(aa)    Indebtedness to the seller of any business or assets permitted to be acquired by the Borrower or any Restricted Subsidiary under this Agreement; provided, that the aggregate amount of Indebtedness permitted under this clause (aa) shall not exceed the greater of $21,000,000 and 15.0% of Consolidated EBITDA, for the most recently ended Test Period (calculated on a Pro Forma Basis) outstanding at any time;

(bb)    obligations in respect of Disqualified Stock in an amount not to exceed the greater of $12,000,000 and 9.0% of Consolidated EBITDA, for the most recently ended Test Period (calculated on a Pro Forma Basis) outstanding at any time;

(cc)    Indebtedness incurred in connection with any accounts receivable factoring facility in compliance with clause (h) of the definition of “Asset Sale” and in the ordinary course of business;

(dd)    Indebtedness consisting of management fees to any Sponsor and other management fees to any Sponsor not permitted to be paid (but permitted to accrue) pursuant to Section 9.10(a);

(ee)    [reserved];

(ff)    to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(gg)    Indebtedness incurred in connection with Permitted Sale Leaseback transactions in an aggregate principal amount not to exceed the greater of $14,400,000 and 10.2% of Consolidated EBITDA, at any time;

(hh)    Indebtedness of (a) any Securitization Subsidiary arising under any Securitization Facility or (b) any Receivables Subsidiary arising under any Receivables Facility;

(ii)    Subordinated Indebtedness pursuant to Section 13.6;

(jj)    to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (ii) above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence or issuance of Indebtedness or Disqualified Stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (a) and (xi) above shall be deemed to include additional Indebtedness or Disqualified Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees, and expenses in connection with such refinancing.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect of such Indebtedness on, at the Borrower’s election, either (x) the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt or (y) the date of pricing or allocation, whichever the Borrower elects, of such Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or other applicable determination date, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced (plus unused commitments thereunder) plus (ii) the aggregate amount of accrued interest, premiums (including call and tender premiums), defeasance costs, underwriting discounts, fees, commissions, costs and expenses (including original issue discount, upfront fees and similar items) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing or other applicable determination date.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

10.2    Limitation on Liens.

(a)    The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, except:

(i)    in the case of Subject Liens on any Collateral, if such Subject Lien is a Permitted Lien; and

(ii)    in the case of any other asset or property (which assets or property did not constitute Collateral prior to granting such Lien pursuant to this clause (ii)), any Subject Lien if (i) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any secured Subordinated Debt) the obligations secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.

(b)    Any Lien created for the benefit of the Secured Parties pursuant to Section 10.2(a)(ii) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

10.3    Limitation on Fundamental Changes. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided, that (A) the Borrower shall be the continuing or surviving entity or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents in a manner and pursuant to documentation reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, if any, unless it is the other party to such merger, amalgamation or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3), (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation, or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents;

(b)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided, that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary and (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation and if the surviving Person is not already a Guarantor, such Person shall execute a supplement to the Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties;

(c)    the Acquisitions and the Transactions may be consummated;

(d)    (i) any Restricted Subsidiary that is not a Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to Borrower or any other Restricted Subsidiary or (ii) any Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to any other Credit Party (other than Holdings);

(e)     (i) any Subsidiary in “run off” may liquidate, dissolve or wind up; and (ii) any Restricted Subsidiary may liquidate, dissolve or wind up if the Borrower determines in good faith that such liquidation, dissolution or winding up is in the best interests of the Borrower and the Restricted Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders;

(f)    the Borrower and the Restricted Subsidiaries may consummate a merger, amalgamation, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, license, sublicense, assignment or disposition, the purpose of which is to effect, or otherwise constitutes, (i) a disposition otherwise permitted hereunder, other than a disposition effected pursuant to Section 10.4(b) or (ii) a dividend, distribution or Investment permitted pursuant to Section 10.5, including any Investment that constitutes a Permitted Investment;

(g)    so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any Restricted Subsidiary may change its legal form;

(h)    the Borrower or any Restricted Subsidiary may consummate any Permitted Reorganization or an IPO Reorganization Transaction;

(i)    [reserved]; and

(j)    any merger, consolidation or amalgamation the purpose and only substantive effect of which is to reincorporate or reorganize the Borrower or any Restricted Subsidiary in a jurisdiction in the United States, any state thereof or the District of Columbia shall be permitted.

10.4    Limitation on Sale of Assets. The Borrower will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:

(a)    the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (as determined in good faith by Borrower at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(b)    except in the case of a Permitted Asset Swap, so long as no Event of Default shall have occurred or be continuing or would result therefrom (determined as of the date the definitive documentation for such Asset Sale are entered into), if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of the greater of $18,000,000 and 12% of Consolidated EBITDA, for the most recently ended Test Period (calculated on a Pro Forma Basis), at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, that the amount of:

(i)    any liabilities as reflected on the Borrower’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Loans, that (A) are assumed by the transferee of any such assets or (B) are otherwise cancelled, extinguished or terminated in connection with the transactions relating to such Asset Sale and, in the case of clause (A) only, for which the Borrower and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii)    any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(iii)    Indebtedness, other than liabilities that are by their terms subordinated to the Loans, that is of any Person that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and all Restricted Subsidiaries have been validly released from any guarantee of payment of such Indebtedness in connection with such Asset Sale;

(iv)    consideration consisting of Indebtedness of any Credit Party (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not Restricted Subsidiaries; and

(v)    any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (v) that is at that time outstanding, not to exceed the greater of $12,000,000 and 9.0% of Consolidated EBITDA, for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this clause (b) and for no other purpose.

An amount equal to any Net Cash Proceeds of any Asset Sale permitted by this Section 10.4 shall be applied to prepay Term Loans, Permitted Other Indebtedness and other Indebtedness in accordance with, and to the extent required by, Section 5.2(a)(i).

(c)    Pending the final application of an amount equal to any Net Cash Proceeds from any Asset Sale made pursuant to this Section 10.4, the Borrower or the applicable Restricted Subsidiary may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under the Revolving Credit Facility or any other revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Agreement.

10.5    Limitation on Restricted Payments.

(a)    The Borrower will not, and will not permit any Restricted Subsidiary to:

(1)    declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A)    dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock unless otherwise permitted hereby) of the Borrower or in options, warrants or other rights to purchase such Equity Interests; or

(B)    dividends or distributions by any Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary, as applicable, receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Borrower or a Restricted Subsidiary which is a Credit Party;

(3)    make any voluntary principal payment on, or redeem, purchase, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Debt with an aggregate principal amount in excess of $14,400,000, other than (A) Indebtedness permitted under clauses (g) and (h) of Section 10.1 or (B) the purchase, repurchase, redemption, defeasance, retirement for value or other acquisition of Subordinated Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, repurchase, defeasance, acquisition or retirement for value or (C) AHYDO Payments with respect to Indebtedness of such Borrower or Restricted Subsidiary permitted under Section 10.1; or

(4)    make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i)    except in the case of a Restricted Investment, if such Restricted Payment is made in reliance on clause (iii)(A) below, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)    except in the case of a Restricted Investment, if such Restricted Payment is made in reliance on clause (iii)(A) below, on a Pro Forma Basis after giving effect thereto, the Interest Coverage Ratio shall not be less than 2.00 to 1.00; and

(iii)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by Section 10.5(b)), is less than the sum of, without duplication:

(A)    50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 9.1(a) or (b), as applicable (which shall not be less than zero), plus

(B)    100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Borrower since immediately after the Closing Date (other than net cash proceeds from Cure Amounts or to the extent such net cash proceeds have been used to incur or issue Indebtedness or Disqualified Stock pursuant to clause (l)(i) of Section 10.1) from the issue or sale of (x) Equity Interests of the Borrower, including Retired Capital Stock, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of (A) Equity Interests to (1) any employee, director, manager, consultant or independent contractor of the Borrower, any direct or indirect parent of the Borrower to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below or (2) any of the Borrower’s Subsidiaries after the Closing Date and (B) Designated Preferred Stock, and, to the extent such net cash proceeds are actually contributed to the Borrower, Equity Interests of any direct or indirect parent of the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock to any such parent or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below) or (y) Indebtedness or Disqualified Stock of the Borrower or a Restricted Subsidiary that has been converted into or exchanged for Equity Interests of the Borrower or any direct or indirect parent of the Borrower; provided, that this clause (B) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or Indebtedness that has been converted or exchanged for Equity Interests of the Borrower sold to a Restricted Subsidiary or the Borrower, as the case may be, (c) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock or (d) Excluded Contributions, plus

(C)    100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than net cash proceeds from Cure Amounts or to the extent such net cash proceeds (i) have been used to incur Indebtedness, or Disqualified Stock pursuant to clause (l)(i) of Section 10.1), (ii) are contributed by the Borrower or a Restricted Subsidiary or (iii) constitute Excluded Contributions), plus

(D)    100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Borrower or any Restricted Subsidiary and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrower or any Restricted Subsidiary, in each case, after the Closing Date; or (B) (i) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock or other ownership interest of an Unrestricted Subsidiary (other than, in each case, the initial amount of any Investment in such Unrestricted Subsidiary made by the Company or a Restricted Subsidiary pursuant to clause (7) of Section 10.5(b) below or the initial amount of any Investment which constituted a Permitted Investment) or (ii) a distribution or other transfer from an Unrestricted Subsidiary or joint venture or a dividend from an Unrestricted Subsidiary or joint venture after the Closing Date, plus

(E)    in the case of the redesignation of an Unrestricted Subsidiary as, or merger, consolidation or amalgamation of an Unrestricted Subsidiary with or into, a Restricted Subsidiary after the Closing Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as, or merger, consolidation or amalgamation of such Unrestricted Subsidiary with or into, a Restricted Subsidiary (other than, in each case, the initial amount of any Investment in such Unrestricted Subsidiary made by the Company or a Restricted Subsidiary pursuant to clause (7) of Section 10.5(b) below or the initial amount of any Investment which constituted a Permitted Investment), plus

(F)    the aggregate amount of any Retained Declined Proceeds, Retained Asset Sale Proceeds and any amounts that would constitute Net Cash Proceeds but for clause (c) of the definition of “Asset Sale”, in each case, since the Closing Date, plus

(G)    the Fair Market Value of all Qualified Stock of the Borrower issued upon the conversion or exchange of Indebtedness or Disqualified Stock of the Borrower or any of its Restricted Subsidiaries after the Closing Date that was permitted to be incurred or issued hereunder, plus

(H)    the greater of $42,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Restricted Payment, plus

(I)    without duplication of any amounts above, any returns, profits, distributions and similar amounts received on account of a Restricted Investment made in reliance upon this Section 10.5(a).

(b)    The foregoing provisions of Section 10.5(a) will not prohibit:

(1)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(2)    (x) the redemption, repayment, repurchase, extinguishment, defeasance, retirement or other acquisition of any Equity Interests of the Borrower or any Restricted Subsidiary, or any Equity Interests of any direct or indirect parent of the Borrower (“Retired Capital Stock”), including any accrued and unpaid dividends or distributions thereon, or Subordinated Indebtedness, in exchange for, or out of the proceeds of the sale of Equity Interests of the Borrower or any direct or indirect parent of the Borrower to the extent contributed to the Borrower (in the case of proceeds only) (in each case, other than Excluded Contributions, Cure Amounts, Disqualified Stock or sales of Equity Interests to any Subsidiary) (“Refunding Capital Stock”), (y) the declaration and payment of dividends or distributions on Retired Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to the Borrower or a Restricted Subsidiary) of Refunding Capital Stock and (z) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends or distributions thereon was permitted under Section 10.5(b)(6) and not made pursuant to clause (y) above, the declaration and payment of dividends or distributions on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)    the prepayment, redemption, repayment, defeasance, extinguishment, repurchase or other acquisition or retirement for value of Subordinated Debt made by exchange for, or out of the proceeds of, the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Subsidiary, as the case may be, which is incurred or issued in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable) of the Subordinated Debt so prepaid, redeemed, repaid, defeased, extinguished, repurchased, exchanged, acquired or retired for value unless otherwise permitted, plus any accrued and unpaid interest on the Subordinated Debt being so prepaid, redeemed, repaid, defeased, extinguished, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including call and tender premiums), defeasance costs, unused commitment amounts and any reasonable fees and expenses (including original issue discount, upfront fees and similar items) incurred in connection with the incurrence or issuance of such new Indebtedness, (B) such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent in all material respects (taken as a whole) as determined by the Borrower in good faith, as such Subordinated Debt so prepaid, redeemed, repaid, defeased, extinguished, repurchased, exchanged, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Debt being so prepaid, redeemed, repaid, defeased, extinguished, repurchased, exchanged, acquired or retired for value, (D) if such Subordinated Debt so prepaid, redeemed, repaid, defeased, extinguished, repurchased, exchanged, acquired or retired for value is (i) unsecured then such new Indebtedness shall be unsecured or (ii) Permitted Other Indebtedness incurred pursuant to Section 10.1(x)(b) and is secured by a Lien ranking junior to the Liens securing any Second Lien Obligations then such new Indebtedness shall be unsecured or secured by a Lien ranking junior to the Liens securing any Second Lien Obligations, and (E) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Debt being so prepaid, redeemed, repaid, defeased, extinguished, repurchased, exchanged, acquired or retired for value;

(4)    any Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect parent of the Borrower held by any future, present or former employee, director, officer, manager, consultant or independent contractor of the Borrower, any of its Subsidiaries or any direct or indirect parent of the Borrower, or their respective estates, descendants, family, trusts, heirs, spouse or former spouse pursuant to any equityholder, employee or director equity plan or stock or other equity option plan or any other management or employee benefit plan or agreement, other compensatory arrangement or any stock or other equity subscription, co-invest or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any direct or indirect parent of the Borrower in connection with such repurchase, retirement or other acquisition), including any arrangement including Equity Interests rolled over by management of the Borrower, any Subsidiary of the Borrower or any direct or indirect parent of the Borrower in connection with the Transactions; provided, that, except with respect to non-discretionary purchases, the aggregate Restricted Payments made under this clause (4) subsequent to the Closing Date do not exceed (i) before the occurrence of a Qualifying IPO, in any calendar year $24,000,000 or (ii) after the occurrence of a Qualifying IPO, in any calendar year $48,000,000 (in each case with unused amounts in any calendar year being carried over to succeeding calendar years subject to maximum aggregate Restricted Payments under this clause (without giving effect to the following proviso) of $48,000,000 in any calendar year (which subsequent to the consummation of a Qualifying IPO shall increase to $96,000,000)); provided, further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any direct or indirect parent of the Borrower, in each case to any future, present or former employees, directors, officers, managers or consultants of the Borrower, any of its Subsidiaries or any direct or indirect parent of the Borrower that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 10.5(a)(iii), plus (B) the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments previously made pursuant to subclauses (A) and (B) of this clause (4); and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers or consultants of the Borrower, any direct or indirect parent of the Borrower or any Restricted Subsidiary, or their estates, descendants, family, trusts, heirs, spouse or former spouse in connection with a repurchase of Equity Interests of the Borrower or any direct or indirect parent of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 10.5 or any other provision of this Agreement;

(5)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or any class or series of preferred Capital Stock of any Restricted Subsidiary, in each case, issued in accordance with Section 10.1;

(6)    (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Closing Date, (B) the declaration and payment of dividends or distributions to any direct or indirect parent of the Borrower, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent issued after the Closing Date; provided, that the amount of dividends or distributions paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock or (C) the declaration and payment of dividends or distributions or distributions on Refunding Capital Stock that is preferred stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of Section 10.5(b); provided, that, in the case of each of subclauses (A), (B), and (C) of this clause (6), for the most recently ended Test Period as of the date of issuance of such Designated Preferred Stock or the declaration of such dividends or distributions on Refunding Capital Stock that is preferred stock, after giving effect to such issuance or declaration on a Pro Forma Basis, the Borrower would have had an Interest Coverage Ratio of at least 2.00 to 1.00;

(7)    Investments in Unrestricted Subsidiaries and joint ventures, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, in an aggregate amount outstanding not to exceed the greater of (x) $42,000,000 and (y) 30% of Consolidated EBITDA, for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)    payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding, employment or similar taxes payable by any future, present or former employee, director, manager, consultant or independent contractor of the Borrower or any Restricted Subsidiary or any direct or indirect parent of the Borrower, and any repurchases of Equity Interests deemed to occur, in each case, upon exercise, vesting or settlement of, or payment with respect to, any equity or equity-based award, including, without limitation, stock or other equity options, stock or other equity appreciation rights, warrants, restricted equity units, restricted equity, deferred equity units or similar rights, if such Equity Interests are used by the holder of such award to pay a portion of the exercise price of such options, appreciation rights, warrants or similar rights or to satisfy any required withholding or similar taxes with respect to any such award;

(9)    so long as no Event of Default has occurred and is continuing or would result therefrom, the declaration and payment of dividends or distributions on the Borrower’s common Equity Interests (or the payment of dividends or distributions to any direct or indirect parent of the Borrower to fund a payment of dividends or distributions on such parent’s common Equity Interests), following consummation of the first public offering of the Borrower’s common Equity Interests or the common Equity Interests of any direct or indirect parent of the Borrower after the Closing Date, of up to the sum of (x) 6.00% per annum of the net cash proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s (or its direct or indirect parent’s) common Equity Interests registered on Form S-8 and other than any public sale constituting an Excluded Contribution and (y) in any calendar year, 5.00% of the market capitalization of the Borrower (or its direct or indirect parent, as applicable, to the extent attributable to the Borrower and its Subsidiaries, as determined in good faith by the Borrower) calculated on a trailing twelve month average basis;

(10)    Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Closing Date;

(11)    Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of (x) $42,000,000 and (y) 30.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis),at the time made, minus any amount available pursuant to this clause (11) that the Borrower has designated to be added to the amount available for Restricted Payments pursuant to clause (19) below or for Investments pursuant to clause (xiv) of the definition of “Permitted Investments”;

(12)    Restricted Payments of Receivables Fees and Securitization Fees and purchases of Receivables Assets or Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Receivables Facility or a Qualified Securitization Financing, respectively;

(13)    any other Restricted Payment made in connection with the Transactions (and the fees and expenses related thereto) or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends or distributions to any direct or indirect company of the Borrower to permit payment by such parent of such amount) to the extent permitted by Section 9.10 (other than clause (b) thereof), and Restricted Payments in respect of working capital adjustments or purchase price adjustments pursuant to the Acquisition Agreements, any Permitted Acquisition or other Permitted Investment and to satisfy indemnity and other similar obligations under the Acquisition Agreements, any Permitted Acquisition or other Permitted Investment;

(14)    Restricted Payments described in clauses (1) through (3) of the definition thereof; provided, that (i) no Event of Default shall have occurred and be continuing immediately prior to, or shall result from, such Restricted Payment and (ii) after giving Pro Forma Effect to such Restricted Payments the Consolidated Total Net Leverage Ratio is equal to or less than 4.75 to 1.00 as of the most recently ended Test Period;

(15)    the declaration and payment of dividends or distributions by the Borrower to, or the making of loans or advances to, any direct or indirect parent of the Borrower in amounts required for any such direct or indirect parent (or such parent’s direct or indirect equity owners) to pay:

(A)    (i) franchise, excise and similar taxes, and other fees and expenses, required to maintain its corporate, legal and organizational existence and (ii) distributions to such direct or indirect parent’s equity owners in proportion to their equity interests sufficient to allow each such equity owner to receive an amount equal to the aggregate amount of its out-of-pocket costs to any unaffiliated third parties directly attributable to creating (including any incorporation or registration fees) and maintaining the existence of the applicable equity owner (including doing business fees, franchise taxes, excise taxes and similar taxes, fees, or expenses), and legal and accounting and other costs directly attributable to maintaining its corporate, legal, or organizational existence and complying with applicable legal requirements, including such costs attributable to the preparation of tax returns or compliance with tax laws,

(B)    for any taxable year (or portion thereof) as long as the Borrower is classified as a corporation for U.S. federal income tax purposes and is a member of a consolidated, combined or similar tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”) (or the Borrower is a disregarded entity directly owned by a member of such a Tax Group), distributions to pay the portion of any such U.S. federal, state, and/or local income Taxes of such Tax Group for such taxable year (or portion thereof) attributable to the income of the Borrower, the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such income Taxes to the extent attributable to the income of such Unrestricted Subsidiaries, provided, that in each case the amount of such payments with respect to any taxable year (or portion thereof) does not exceed the amount that the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) would have been required to pay in respect of such U.S. federal, state and/or local income Taxes for such taxable year (or portion thereof) had the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) been a stand-alone taxpayer or stand-alone group (separate from any such direct or indirect parent of the Borrower) for all taxable years ending after the Closing Date,

(C)    customary salary, bonus, severance (including, in each case, payroll, social security and similar taxes in respect thereof) and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, consultants, independent contractors and managers of any direct or indirect parent of the Borrower to the extent such salaries, bonuses, and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including the Borrower’s and the Restricted Subsidiaries’ proportionate share of such amount relating to such parent being a public company and Public Company Costs,

(D)    general corporate, administrative, compliance or other operating (including, without limitation, expenses related to auditing or other accounting matters and director indemnities, fees and expenses) and overhead costs and expenses of any direct or indirect parent of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including the Borrower’s and the Restricted Subsidiaries’ proportionate share of such amount relating to such parent company being a public company and Public Company Costs,

(E)    amounts required for any direct or indirect parent of the Borrower to pay fees and expenses incurred by any direct or indirect parent of the Borrower related to (i) the maintenance by such parent entity of its corporate or other entity existence and (ii) transactions of such parent of the type described in clause (xi) of the definition of Consolidated Net Income,

(F)    cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any direct or indirect parent of the Borrower,

(G)    repurchases deemed to occur upon the cashless exercise of stock or other equity options,

(H)    to finance Permitted Acquisition and other Investments or other acquisitions otherwise permitted to be made pursuant to this Section 10.5 if made by the Borrower or a Restricted Subsidiary; provided, that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment or other acquisition, (ii) such direct or indirect parent of the Borrower shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Borrower or a Restricted Subsidiary (in a manner not prohibited by Section 10.3) in order to consummate such Investment or other acquisition, (iii) such direct or indirect parent of the Borrower and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance herewith, (iv) any property received in connection with such transaction shall not constitute an Excluded Contribution or increase amounts available for Restricted Payments pursuant to Section 10.5(a)(iii)(C) and (v) to the extent constituting an Investment, such Investment shall be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to another provision of this Section 10.5 or pursuant to the definition of Permitted Investments,

(I)    to the extent constituting Restricted Payments, amounts that would be permitted to be paid directly by the Borrower or its Restricted Subsidiaries under Section 9.10(a),

(J)    AHYDO Payments with respect to Indebtedness of any direct or indirect parent of the Borrower; provided, that the proceeds of such Indebtedness have been contributed to the Borrower as a capital contribution, and

(K)    expenses incurred by any direct or indirect parent of the Borrower in connection with any public offering or other sale of Capital Stock or Indebtedness (i) where the net proceeds of such offering or sale are intended to be received by or contributed to the Borrower or a Restricted Subsidiary, (ii) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or (iii) otherwise on an interim basis prior to completion of such offering so long as any direct or indirect parent of the Borrower shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed;

(16)    the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower or any Restricted Subsidiary, in each case, permitted under this Agreement;

(17)    the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries or the proceeds thereof;

(18)    Restricted Payments constituting any part of a Permitted Reorganization or an IPO Reorganization Transaction;

(19)    the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Subordinated Debt in an aggregate amount pursuant to this clause (19) not to exceed the greater of (x) $42,000,000 and (y) 30.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), at the time such prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value is made, plus any amount available for Restricted Payments pursuant to clause (11) above that the Borrower has designated to be added to the amount available for Restricted Payments pursuant to this clause (19), minus any amount available pursuant to this clause (11) that the Borrower has designated to be added to the amount available for Investments pursuant to clause (xiv) of the definition of “Permitted Investments”;

(20)    Restricted Payments consisting of a distribution, dividend or any other transfer of Equity Interests in any Unrestricted Subsidiary, whether pursuant to a distribution, dividend or any other transaction not prohibited hereunder;

(21)    AHYDO Payments with respect to any Subordinated Indebtedness; and

(22)    scheduled payments of principal in respect of any Subordinated Indebtedness (subject to applicable subordination provisions related thereto);

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (11) and (19), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be an Investment in an amount determined as set forth in the last sentence of the definition of Investment. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 10.5(a), under clauses (7), (10), (11) or (14) of Section 10.5(b), or pursuant to the definition of Permitted Investments or otherwise, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

(c)    Prior to the Initial Term Loan Maturity Date, to the extent any Permitted Debt Exchange Notes are issued pursuant to Section 10.1(y) for the purpose of consummating a Permitted Debt Exchange, (i) the Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase, redeem or otherwise defease or acquire any Permitted Debt Exchange Notes unless the Borrower or a Restricted Subsidiary shall concurrently voluntarily prepay Term Loans pursuant to Section 5.1(a) on a pro rata basis among the Term Loans, in an amount not less than the product of (a) a fraction, the numerator of which is the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes that are proposed to be prepaid, repurchased, redeemed, defeased or acquired and the denominator of which is the aggregate principal amount (calculated on the face amount thereof) of all Permitted Debt Exchange Notes in respect of the relevant Permitted Debt Exchange then outstanding (prior to giving effect to such proposed prepayment, repurchase, redemption, defeasance or acquisition) and (b) the aggregate principal amount (calculated on the face amount thereof) of Term Loans then outstanding and (ii) the Borrower will not waive, amend or modify the terms of any Permitted Debt Exchange Notes or any indenture pursuant to which such Permitted Debt Exchange Notes have been issued in any manner inconsistent with the terms of Section 2.15(a), Section 10.1(y), or the definition of Permitted Other Indebtedness or that would result in a Default hereunder if such Permitted Debt Exchange Notes (as so amended or modified) were then being issued or incurred.

10.6    Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any Restricted Subsidiary that is not a Guarantor to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)    (i) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary that is a Guarantor;

(b)    make loans or advances to the Borrower or any Restricted Subsidiary that is Guarantor;

(c)    sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary that is a Guarantor;

except (in each case) for such encumbrances or restrictions (x) which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due or (y) existing under or by reason of:

(i)    contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;

(ii)    the Senior Obligations and the Senior Debt Documents;

(iii)    purchase money obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (a), (b) or (c) above on the property so acquired, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such arrangement, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender;

(iv)    Requirement of Law or any applicable rule, regulation or order, or any request of any Governmental Authority having regulatory authority over the Borrower or any of its Subsidiaries;

(v)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such agreement or instrument, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender;

(vi)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and restrictions on transfer of assets subject to Permitted Liens;

(vii)    (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness and (y) restrictions or encumbrances on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien);

(viii)    restrictions or encumbrances on cash or other deposits or net worth imposed by customers under, or made necessary or advisable by, contracts entered into in the ordinary course of business;

(ix)    restrictions or encumbrances imposed by other Indebtedness, Disqualified Stock or preferred Capital Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;

(x)    customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture (including its assets and Subsidiaries) and the Equity Interests issued thereby;

(xi)    customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(xii)    restrictions created in connection with any Receivables Facility or any Securitization Facility that, in the good faith determination of the board of directors (or analogous governing body) of the Borrower, are necessary or advisable to effect such Receivables Facility or Securitization Facility, as the case may be;

(xiii)    customary restrictions on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to property interest, rights or the assets subject thereto;

(xiv)    customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business; or

(xv)    any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided, that such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements, restructurings or refinancings (x) are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, extension, restructuring, supplement, refunding, replacement or refinancing or (y) do not materially impair the Borrower’s ability to pay its obligations under the Credit Documents as and when due (as determined in good faith by the Borrower);

provided, that (x) the priority of any preferred Capital Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Borrower or any Restricted Subsidiary that is a Guarantor to other Indebtedness incurred by the Borrower or any Restricted Subsidiary that is a Guarantor shall not be deemed to constitute such an encumbrance or restriction.

10.7    Organizational and Subordinated Debt Documents. The Borrower will not, and will not permit any Restricted Subsidiary to:

(a)    amend its Organizational Documents after the Closing Date in a manner that is materially adverse to the Lenders, except as required by law; or

(b)    amend documentation governing Subordinated Debt having a principal amount of more than $14,400,000, in a manner materially adverse to the Lenders, other than in connection with (i) a refinancing, replacement, refunding, extension, renewal, defeasance, restructuring, amendment, restatement or modification of such Indebtedness permitted hereunder or (ii) in a manner expressly permitted by, or not prohibited under, the applicable intercreditor or subordination terms or agreement(s) governing the relationship between the Lenders, on the one hand, and the lenders or purchasers of the applicable Subordinated Indebtedness, on the other hand.

10.8    Permitted Activities. Holdings will not engage in any material operating or business activities; provided, that the following and any activities incidental or related thereto shall be permitted in any event: (i) its ownership of the Equity Interests of the Borrower and its other Subsidiaries and activities incidental thereto, including receipt and payment of Restricted Payments and other amounts in respect of Equity Interests, (ii) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes relating to such maintenance), (iii) the performance of its obligations with respect to the Transactions (including under the Acquisition Agreements), the Credit Documents, the Senior Debt Documents and any other documents governing Indebtedness permitted hereby, (iv) any public offering of its or a direct or indirect parent entity’s common equity or any other issuance or sale of its or a direct or indirect parent entity’s Equity Interests, (v) financing activities, including the issuance of securities, incurrence of debt, receipt and payment of dividends and distributions, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of the Borrower and its other Subsidiaries, (vi) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated, combined or unitary group and the provision of administrative and advisory services (including treasury and insurance services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries, (vii) holding any cash or property (but not operate any property), (viii) making and receiving of any Restricted Payments or Investments permitted hereunder, (ix) providing indemnification to officers and directors, (x) activities relating to any Permitted Reorganization, IPO Reorganization Transaction or a Qualifying IPO, (xi) merging, amalgamating or consolidating with or into any direct or indirect parent or subsidiary of Holdings (in compliance with the definitions of “Holdings” and “New Holdings” in this Agreement), (xii) repurchases of Indebtedness through open market purchases and Dutch auctions, (xiii) activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrower and the Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments, (xiv) any transaction with the Borrower or any Restricted Subsidiary to the extent expressly permitted under this Section 10 and (xv) any activities incidental or reasonably related to the foregoing.

SECTION 11

Events of Default

Each of the following specified events referred to in Sections 11.1 through 11.11 shall constitute an “Event of Default”:

11.1    Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans, (b) default, and such default shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans, or (c) default, and such default shall continue for five (5) or more Business Days, in the payment when due of any Fees or of any other amounts owing hereunder or under any other Credit Document; or

11.2    Representations, Etc. (a) On the Closing Date, any Specified Representation shall be false or incorrect in any material respect as of the Closing Date and (b) after the Closing Date, any representation and warranty made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation and warranty shall remain incorrect in any material respect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower; or

11.3    Covenants. Any Credit Party shall:

(a)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i) (provided, that the delivery of a notice of a Default or an Event of Default, as applicable, at any time will cure any Event of Default resulting from a breach of Section 9.1(e)(i) arising solely from the failure to timely deliver such notice), Section 9.5(a) (solely with respect to the Borrower’s existence) or Section 10; or

(b)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

11.4    Default Under Other Agreements. (a) Holdings, the Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations) in the aggregate, for Holdings, the Borrower and such Restricted Subsidiaries, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist under such instrument or agreement (after giving effect to all applicable grace periods and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) shall apply to any failure to make any payment in excess of the greater of (x) $43,750,000 and (y) 31.25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of the greater of (x) $43,750,000 and (y) 31.25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided, that clauses (a) and (b) shall not apply to (w) the First Lien Facilities, unless the requisite lenders thereunder have accelerated such First Lien Facilities in accordance with the terms thereof (except that clauses (a) and (b) shall apply in the event of a payment default at the stated final maturity of the First Lien Facilities), (x) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement or is otherwise reasonably expected to be permitted), (y) Indebtedness which is convertible into Equity Interests and converts to Equity Interests in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied, or being contested in good faith, by Holdings, the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 11; or

11.5    Bankruptcy, Etc. Except as otherwise permitted by Section 10.3, Holdings, the Borrower or any Significant Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Significant Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, liquidation, receivership, reorganization, administration or relief of debtors in effect in its jurisdiction of organization or incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against Holdings, the Borrower or any Significant Subsidiary and the petition is not dismissed or stayed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any Significant Subsidiary; or Holdings, the Borrower or any Significant Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any Significant Subsidiary; or there is commenced against Holdings, the Borrower or any Significant Subsidiary any such proceeding or action that remains undismissed or unstayed for a period of 60 consecutive days; or Holdings, the Borrower or any Significant Subsidiary is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, the Borrower or any Significant Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or substantially all of its property to continue undischarged or unstayed for a period of 60 consecutive days; or Holdings, the Borrower or any Significant Subsidiary makes a general assignment for the benefit of creditors; or

11.6    ERISA. (a) An ERISA Event or a Foreign Plan Event shall have occurred, (b) a trustee shall be appointed by a United States district court to administer any Pension Plan(s), (c) the PBGC shall institute proceedings to terminate any Pension Plan(s), (d) any Credit Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner or (e) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

11.7    Guarantee. Any Guarantee provided by Holdings, the Borrower or any Guarantor that is a Material Subsidiary, or any material provision thereof, shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any Credit Party shall deny or disaffirm in writing any such Guarantor’s material obligations under its Guarantee; or

11.8    Pledge Agreement. Any Security Document pursuant to which the Capital Stock of the Borrower or any Material Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent or any Lender or as a result of the Collateral Agent’s failure to maintain possession of any Capital Stock that has been previously delivered to it) or any Credit Party shall deny or disaffirm in writing such Credit Party’s obligations under any Security Document; or

11.9    Security Agreement. The Security Agreement or any other Security Document pursuant to which the assets of Holdings, the Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent within its control required to be taken (or not taken) under any Credit Document), which results in the Collateral Agent ceasing to have (on behalf of the Secured Parties) a perfected security interests on a material portion of the Collateral on the terms and conditions set forth in such Security Documents or any Credit Party shall deny or disaffirm in writing its obligations under the Security Agreement or any other Security Document; or

11.10    Judgments. One or more final judgments or decrees shall be entered against Holdings, the Borrower or any of its Material Subsidiaries involving a liability requiring the payment of money in an amount of the greater of (x) $43,750,000 and (y) 31.25% of Consolidated EBITDA, for the most recently ended Test Period (calculated on a Pro Forma Basis) or more in the aggregate for all such final judgments and decrees against Holdings, the Borrower or any of its Material Subsidiaries (to the extent not paid or covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such final judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

11.11    Change of Control. A Change of Control shall occur.

11.12    Remedies Upon Event of Default. If an Event of Default occurs and is continuing and subject to any applicable intercreditor agreement, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent to enforce the claims of itself or the Lenders against Holdings and the Borrower, except as otherwise specifically provided for in this Agreement declare the principal of and any accrued interest and fees or any premium required by Section 4.1(b) in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law; provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower or Holdings, the result that would occur upon the giving of written notice by the Administrative Agent shall occur automatically without the giving of any such notice.

11.13    Application of Proceeds. Subject to the terms of the First Lien Pari Intercreditor Agreement, the Second Lien Intercreditor Agreement and any other intercreditor agreement permitted by this Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

(i)    first, to the payment of all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent or the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document, in each case to the extent reimbursable hereunder or thereunder;

(ii)    second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any distribution; and

(iii)    third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 12

The Agents

12.1    Appointment.

(a)    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Bookrunners and Sections 12.1, 12.9, 12.11, 12.12 and 12.13 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and none of Holdings, the Borrower or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, the Borrower or any of their respective Subsidiaries.

(b)    The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as their agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent or the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c)    Each of the Joint Lead Arrangers and Bookrunners, in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2    Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory, indemnification and other provisions of this Section 12 shall apply to any such sub-agent and to the Affiliates of the Administrative Agent or the Collateral Agent, as applicable, and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its bad faith, material breach, gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

12.3    Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own bad faith, gross negligence or willful misconduct, or such Person’s material breach of this Agreement or any other Credit Document, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Credit Document or the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4    Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it (in good faith) to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided, that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.

12.5    Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders, each directly and adversely affected Lender or each of the Lenders, as applicable.

12.6    Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of Holdings, any Borrower, any other Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any of the Credit Parties. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7    Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided, that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof;

and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.

12.8    Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms Lender and Lenders shall include each Agent in its individual capacity.

12.9    Successor Agents.

(a)    Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Sections 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (in each case, other than any Disqualified Lender). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent); provided, that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

(b)    If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition of Lender Default, the Required Lenders may to the extent permitted by applicable law, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), by notice in writing to the Borrower and such Person, remove such Person as the Administrative Agent and, with the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 11.1 or 11.5 is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders (with the consent of the Borrower as required above) and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 13.16) and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph (and otherwise subject to the terms above). Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder (other than its obligations under Section 13.16) or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). Except as provided above, any resignation or removal of Royal Bank of Canada as the Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation or removal of such Person as the Collateral Agent. The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor (other than appropriate pro rata reductions for partial periods). After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

(d)    Any resignation by or removal of the Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation or removal as U.S. federal withholding Tax agent (if applicable); provided, that, for the avoidance of doubt, any such appointment referred to in the foregoing clause shall not be a condition to any resignation by or removal of the Administrative Agent in its capacity as such pursuant to this Section 12.9. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall become the U.S. federal withholding Tax agent (if applicable). Notwithstanding the foregoing, if the successor Administrative Agent is not a U.S. person or is not treated as a U.S. person as set forth in U.S. Treasury Regulation Section 1.1441-1T(b)(2)(iv), such Administrative Agent will be a party to a “qualified intermediary” agreement with the IRS that is currently in effect, which agreement permits it to assume primary withholding responsibility with respect to amounts received from U.S. payors.

12.10    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. The agreements in this Section 12.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

12.11    Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to

(a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the payment in full of all Obligations (except for contingent obligations in respect of which a claim has not yet been made), (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder and the other Credit Document to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) if the property subject to such Lien is owned by a Credit Party, upon the release of such Credit Party from its Guarantee otherwise in accordance with the Credit Documents, (iv) as and to the extent provided in the Security Documents, (v) that constitutes Excluded Property or Excluded Stock and Stock Equivalents, or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder or otherwise in accordance with the applicable intercreditor agreement; (c) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clauses (v), (vi) (solely with respect to Section 10.1(d)), (viii), (ix) and (xviii) (solely with respect to a refinancing of any of the foregoing clauses) of the definition of Permitted Lien; or (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including the First Lien Pari Intercreditor Agreement and the Second Lien Intercreditor Agreement.

The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 12.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.

Any amount due and payable by the Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.

12.12    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent (subject to the Second Lien Intercreditor Agreement), and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

12.13    Intercreditor Agreements Govern. The Administrative Agent, the Collateral Agent, any Secured Party and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each intercreditor agreement (including the Second Lien Pari Intercreditor Agreement and the Second Lien Intercreditor Agreement) entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof and (c) hereby authorizes and instructs the

Administrative Agent and the Collateral Agent to enter into any intercreditor agreement that includes, or to amend any then-existing intercreditor agreement to provide for, the terms described in the definition of Permitted Other Indebtedness. In the event of any conflict or inconsistency between the provisions of each intercreditor agreement (including the Second Lien Pari Intercreditor Agreement and the Second Lien Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement shall control in all respects.

SECTION 13

Miscellaneous

13.1     Amendments, Waivers, and Releases. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 13.1. Except as provided to the contrary under Section 2.14 or 2.15 or the third, fifth, sixth, seventh, eighth, ninth, tenth and eleventh paragraphs hereof, and other than with respect to any amendment, modification or waiver contemplated in clause (x)(i), clause (x)(ii), clause (x)(vii), clause (x)(viii), clause (y) or clause (z) below, which, in each case, shall only require the consent of the Lenders or the Administrative Agent, as applicable, as expressly set forth therein and not Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents for changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or for any other purpose or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall:

(x) (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)), or reduce any fee payable hereunder or under the other Credit Documents, or forgive any portion of any of the foregoing, or extend the scheduled date for the payment of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided, that, in each case for purposes of this clause (x)(i) and clause (y) below, a waiver of any condition precedent in Section 6 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness of any portion of any Loan or in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan, or the scheduled termination date of any Commitment, or

(ii)     consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or

(iii)     amend or modify any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or

(iv)     release all or substantially all of the value of the Guarantees (except as expressly permitted by the Guarantees, the Second Lien Pari Intercreditor Agreement, the Second Lien Intercreditor Agreement, any other intercreditor agreement permitted under this Agreement or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents, the Second Lien Pari Intercreditor Agreement, the Second Lien Intercreditor Agreement, any other intercreditor agreement or arrangement permitted under this Agreement or this Agreement) without the prior written consent of each Lender, or

(v)     reduce the percentages specified in the definitions of the terms Required Lenders or Required Facility Lenders or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, or

(y)     notwithstanding anything to the contrary in clause (x) above, (i) extend the final scheduled expiration date of any Lender’s Commitment or (ii) increase the aggregate amount of the Commitments of any Lender, in each case, without the written consent of such Lender (but no other Lender), or

(z)     in connection with an amendment that addresses solely a repricing transaction in which any Class of Commitments and/or Loans is refinanced with a replacement Class of Commitments and/or Loans bearing (or is modified in such a manner such that the resulting Commitments and/or Loans bear) a lower Effective Yield, require the consent of any Lender other than the Lenders holding Commitments and/or Loans subject to such permitted repricing transaction that will continue as Lenders in respect of the repriced Class of Commitments and/or Loans or modified Class of Commitments and/or Loans.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders and it being further understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c))) and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately and adversely from the other Lenders of the same Class (other than because of its status as a Defaulting Lender).

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the Borrower, the other Credit Parties, such Lenders, the Administrative Agent, the Collateral Agent and all future holders of the affected Loans. In the case of any waiver, Holdings, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding the foregoing, (x) in addition to any credit extensions and related Joinder Agreement(s), Extension Amendment(s) and Refinancing Amendment(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the

Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders or Required Facility Lenders and other definitions related to such new Term Loans and (y) with the consent of the Administrative Agent at the request of the Borrower (without the need to obtain any consent of any Lender), (i) any Credit Document may be amended to add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent) and (ii) this Agreement (including the amount of amortization due and payable with respect to any Class of Term Loans) may be amended to the extent necessary to create a fungible Class of Term Loans.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided, that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus the amount of any unused commitments thereunder, plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the Refinanced Term Loans, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items incurred in connection therewith), (b) the Effective Yield for such Replacement Term Loans shall not be higher than the Effective Yield for such Refinanced Term Loans, unless any such Effective Yield applies after the Initial Term Loan Maturity Date), (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing, and (d) the covenants, events of default and guarantees shall (x) be on market terms at the time of incurrence (taken as a whole) (as determined in good faith by the Borrower) or (y) not be materially more restrictive to the Borrower (as determined in good faith by the Borrower), when taken as a whole, than the terms of the applicable Refinanced Term Loans (except (1) covenants or other provisions applicable only to periods after the Maturity Date (as of the applicable date of incurrence of the Replacement Term Loans) of such Class of Refinanced Term Loans and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Lenders under the other Classes of Term Loans existing on the refinancing date (other than the Refinanced Term Loans), receive the benefit of such more restrictive terms.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for contingent obligations in respect of which a claim has not yet been made), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Property. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be automatically released from the Guarantees upon consummation of any transaction not prohibited by this Agreement resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or upon becoming an Excluded Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to, and the Administrative Agent and the Collateral Agent agree to, execute and deliver any instruments, documents, and agreements necessary or desirable or reasonably requested by the Borrower to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

Notwithstanding anything herein to the contrary, the Credit Documents may be amended to (i) add syndication or documentation agents and make customary changes and references related thereto and (ii) if applicable, add or modify “parallel debt” language in any jurisdiction in favor of the Collateral Agent or add Collateral Agents, in each case under (i) and (ii), with the consent of only the Borrower and the Administrative Agent, and in the case of clause (ii), the Collateral Agent.

Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility, refinancing facility or extension facility pursuant to Section 2.14 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility, refinancing facility or extension facility); (ii) no Lender consent is required to effect any amendment or supplement to the Second Lien Pari Intercreditor Agreement, the Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of the Second Lien Pari Intercreditor Agreement, the Second Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent in consultation with the Borrower, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Credit Document) may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) to effect administrative changes of a technical or immaterial nature and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 9.11, 9.12 and 9.14 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdings, the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document; provided that (i) prior to the Discharge of Senior Obligations (as defined in the Second Lien Intercreditor Agreement), the Administrative Agent shall be deemed to have granted any such extension to the extent the First Lien Administrative Agent grants an extension in respect of the same provision under the Senior Debt Documents and (ii) shall the provisions hereof are subject to the provisions of the Second Lien Intercreditor Agreement (including Section 5.03 thereof).

In addition, notwithstanding the foregoing, this Agreement may be amended, supplemented or modified with the written consent of the Administrative Agent and the Borrower in a manner not materially adverse to any Lender.

13.2     Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, as follows:

(a)     if to Holdings, the Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number or electronic mail address specified for such Person on Schedule 13.2 or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other parties; and

(b)     if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to Holdings, the Borrower, the Administrative Agent, and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided, that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, and 5.1 shall not be effective until received.

13.3     No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.4     Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5     Payment of Expenses; Indemnification. The Borrower agrees, in each case within 30 days of written demand, (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the preparation and execution and delivery of, and any amendment, supplement, waiver or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (limited (i) in the case of legal fees and expenses, to the reasonable fees and reasonable out-of-pocket expenses of Paul Hastings, LLP, as counsel to the Agents and, if reasonably necessary, of a single firm counsel in each relevant material jurisdiction, in each case, shall exclude allocated costs of in-house counsel, and (ii) in the case of fees and expenses related to any other advisor or consultant, solely to the extent the Borrower has consented to the retention or engagement of such Person), (b) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any other documents delivered in connection herewith or therewith upon the occurrence and during the continuance of an Event of Default (limited, in the case of legal fees and expenses of the Agents and the Lenders (taken as a whole), to the reasonable and documented fees reasonable and documented out-of-pocket expenses of Paul Hastings LLP (or such other counsel as may be agreed by the Administrative Agent and the Borrower) and (x) if reasonably necessary, of a single firm of local counsel in each relevant material jurisdiction and (y) if there is an actual or perceived conflict of interest, one additional counsel for the affected similarly situated (taken as a whole) Persons), in each case excluding in all cases allocated costs of in-house counsel, and (c) to pay, indemnify, and hold harmless each Lender, each Agent and their respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors, and agents and successors of the foregoing (in each case, excluding any Excluded Affiliate, the “Indemnified Persons”) from and against any and all actual losses, damages, claims, expenses or liabilities of any kind or nature whatsoever (limited (i) in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements, and other charges of one primary counsel and, if reasonably necessary, one local counsel in each relevant material jurisdiction for all such Indemnified Persons (taken as a whole) and, if there is an actual or perceived conflict of interest, one additional counsel for the affected Indemnified Persons similarly situated (taken as a whole), in each case excluding in all cases allocated costs of in-house counsel, and (ii) in the case of fees and expenses related to any other advisor or consultant, solely to the extent the Borrower has consented to the retention or engagement of such Person in writing), in each case to the extent arising out of or relating to any claim, litigation or other proceeding, regardless whether any such Indemnified Person is a party thereto or whether such claim, litigation or other proceeding is brought by a third party or by the Borrower or any of its Affiliates, that is related to the execution, delivery, enforcement, performance, and administration of this Agreement, the other Credit Documents and other documents delivered in connection herewith or therewith or the use of proceeds of any Credit Facility, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence, Release or threatened Release of Hazardous Materials involving or attributable to Holdings or any of its Subsidiaries (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities (i) resulting from disputes between and among any Indemnified Persons (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) that does not involve an act or omission by the Borrower or any of its Subsidiaries (other than any claims against the Administrative Agent or Joint Lead Arrangers and Bookrunners in their respective capacities as such, subject to the immediately succeeding clause (ii)), or (ii) to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) or (y) a material breach of any Credit Document by such Indemnified Person (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing). No Person entitled to indemnification under Section 13.5(c) and no other Person party to this Agreement shall be liable (1) for any damages to any other Indemnified Person or party hereto arising from the use by others of any information or other materials obtained through IntraLinks, Merrill Datasite or other similar information transmission systems in connection with this Agreement except to the extent that such damage resulted from bad faith, material breach, willful misconduct or gross negligence (as determined by a final non-appealable judgment of a court of competent jurisdiction) of such Indemnified Person, such other Person or any of such Indemnified Person’s or such other Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing or (2) for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided, that this clause (2) shall not limit the Borrower’s indemnity or reimbursement obligations to the extent such special, punitive, indirect or consequential damages are included in any claim by a third party unrelated to or unaffiliated with such Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification in accordance with Section 13.5(c). All amounts due under this Section 13.5 shall be paid within 30 days after written demand therefor (together with backup documentation supporting such reimbursement request).

The Borrower shall not be liable for any settlement of any proceeding effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld, delayed, conditioned or denied), but if settled with the Borrower’s prior written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person from and against any and all actual losses, damages, claims, liabilities, and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with, and to the extent provided in, the other provisions of this Section 13.5. The Borrower shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, delayed, conditioned or denied), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such proceeding and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

Each Indemnified Person shall, in consultation with the Borrower, take all reasonable steps to mitigate any losses, claims, damages and liabilities and shall give (subject to confidentiality or legal restrictions) such information and assistance to the Borrower as the Borrower may reasonably request in connection with any action proceeding or investigation in connection with any losses claims, damages and liabilities.

The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to Taxes, other than any Taxes that represent liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, or disbursements, etc., arising from any non-Tax claim.

13.6     Successors and Assigns; Participations and Assignments.

(a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     (i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments of any Class and the Loans of any Class at the time owing to it) with the prior written consent (in each case, such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if, (x) in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority or (y) such assignment is to a Disqualified Lender) of:

(A)     the Borrower; provided, that no consent of the Borrower shall be required for (1) an assignment of Term Loans to (X) a Lender, (Y) an Affiliate of a Lender, or (Z) an Approved Fund or (2) an assignment of Loans or Commitments to any assignee if an Event of Default under Section 11.1 or Section 11.5 (with respect to the Borrower or any Credit Party that is a Significant Subsidiary) has occurred and is continuing; and

(B)     the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of any Commitment or Loan to a Lender, an Affiliate of a Lender, an Approved Fund or, in the case of any Term Loan, Holdings and its Subsidiaries or an Affiliated Lender.

Notwithstanding the foregoing, no such assignment shall be made to a natural Person, Excluded Affiliate, Disqualified Lender or Defaulting Lender. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans and Commitments hereunder, or disclosure of Confidential Information, to any Disqualified Lender. For the avoidance of doubt, the Administrative Agent may share a list of Persons who are Disqualified Lenders with any Lender upon request.

(ii)     Assignments shall be subject to the following additional conditions:

(A)     except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 in the case of Term Loans, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided, that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 (with respect to the Borrower or any Credit Party that is a Significant Subsidiary) has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that such recordation fee shall not be payable in the case of assignments by any Affiliate of any Joint Lead Arranger;

(D)     the assignee, if it was not a Lender prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent and the Borrower (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e));

(E)     any assignment to the Borrower, any Subsidiary or an Affiliated Lender (other than a Bona Fide Debt Fund) shall also be subject to the requirements of Section 13.6(h).

For the avoidance of doubt, the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the tracking or monitoring of assignments to or participations by any Affiliated Lender.

(iii)     Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.6 from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations (other than under Section 13.16) under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.

(iv)     The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) owing to each Lender, pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the lending office through which each Lender acts under this Agreement. Notwithstanding anything to the contrary herein, the entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No assignment shall be effective unless recorded in the Register. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause each Loan to be in registered form for U.S. federal income tax purposes under Section 5f.103-1(c) of the U.S. Treasury Regulations and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(v)     Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms as required under Section 5.4(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.6(b)(ii)(C) and any written consent to such assignment required by Section 13.6(b)(i), the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c)     (i)     Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than (x) the Borrower and its Subsidiaries, and (y) any Disqualified Lender; provided that, notwithstanding clause (y) hereof, participations may be sold to Disqualified Lenders unless a list of Disqualified Lenders pursuant to clause (i) or (ii) of the definition thereof has been made available to all Lenders who so request) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to (I) enforce this Agreement and (II) approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (x)(i) and (x)(iv) of the second proviso to Section 13.1 that directly and adversely affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender, and if additional amounts are required to be paid pursuant to Section 5.4, such participating Lender shall provide to the Borrower and the Administrative Agent information reasonably satisfactory to the Borrower and the Administrative Agent regarding such documentation and the participant’s entitlement to additional amounts pursuant to Section 5.4). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant shall be subject to Section 13.8(a) as though it were a Lender.

(ii)     A participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, or 5.4 than the applicable Lender would have been entitled to receive absent the sale of the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent may be withheld in the Borrower’s sole discretion). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form for U.S. federal income tax purposes under Section 5f.103-1(c) of the U.S. Treasury Regulations or as is otherwise required by law.

(d)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over it, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee (other than any Disqualified Lender) any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)    SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. As to any SPV, this Section 13.6(g) may not be amended without the written consent of such SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided to the Granting Lender, and such Granting Lender shall provide any such documents to the Borrower and the Administrative Agent to the extent required by law)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, or 5.4 than its

Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall be within the Borrower’s sole discretion). If a Granting Lender grants an option to an SPV as described herein and such grant is not reflected in the Register, the Granting Lender shall maintain a separate register on which it records the name and address of each SPV and the principal amounts (and related interest) of each SPV’s interest with respect to the Loans, Commitments or other interests hereunder, which entries shall be conclusive absent manifest error, and such Granting Lender shall treat each Person whose name is recorded in such register as the owner of such interest for all purposes of this Agreement notwithstanding notice to the contrary; provided, further, that no Lender shall have any obligation to disclose any portion of such register to any Person (including the identity of any SPV or any information relating to an SPV’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent disclosure is necessary to establish that the Loans, Commitments or other interests hereunder are in registered form for U.S. federal income tax purposes under Section 5f.103-1(c) of the U.S. Treasury Regulations or as is otherwise required by law).

(h)    Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to Holdings, the Borrower, any Restricted Subsidiary or an Affiliated Lender and (y) Holdings, the Borrower and any Restricted Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be mutually agreed between the Borrower and the Auction Agent or (2) open market purchases; provided, that:

(i)    any Loans or Commitments acquired by the Borrower or any Restricted Subsidiary shall be retired and cancelled promptly upon acquisition thereof;

(ii)    by its acquisition of Loans or Commitments, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)    it shall not have any right to (x) attend or participate in (including, in each case, by telephone) any meeting (including “Lender only” meetings) or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (y) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders or any other material which is “Lender only”, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2) or receive any advice of counsel to the Administrative Agent or (z) make any challenge to the Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender; and

(B)    except with respect to any amendment, modification, waiver, consent or other action (I) in Section 13.1 requiring the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (II) that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, or (III) affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and, in the case of a plan of reorganization that does not affect the Affiliated Lender in a manner that is adverse to such Affiliated Lender relative to other Lenders, shall be deemed to have voted its interest in the Term Loans in the same proportion as the other Lenders in the same Class) (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph) (but, in any event, in connection with any amendment, modification, waiver, consent or other action, shall be entitled to any consent fee, calculated as if all of such Affiliated Lender’s Loans had voted in favor of any matter for which a consent fee or similar payment is offered);

(iii)    no such acquisition by an Affiliated Lender shall be permitted if, after giving effect to such acquisition, the aggregate principal amount of Term Loans held by Affiliated Lenders would exceed 25% of the aggregate principal amount of all Term Loans outstanding at the time of such purchase (after giving effect to any substantially simultaneous cancellation thereof);

(iv)    any such Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be (but shall not be required to be) contributed to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for debt or equity securities of the Borrower or such parent entity that are otherwise permitted to be issued by such entity at such time (and such Loans or Commitments contributed to the Borrower shall be retired and cancelled to the extent permitted by applicable law as determined in good faith by the Borrower or its advisors (and any such Loans not cancelled shall be subject to the voting and other restrictions applicable to Affiliated Lenders));

(v)    no assignment of Term Loans to Holdings, the Borrower or any Restricted Subsidiary may be consummated during the occurrence and continuance of an Event of Default; and

(vi)    in connection with each assignment pursuant to this Section 13.6(h), none of Holdings, the Borrower, any Subsidiary or an Affiliated Lender purchasing any Lender’s Term Loans shall be required to make a representation that it is not in possession of MNPI with respect to the Borrower and its Subsidiaries or their respective securities, and all parties to such transaction may render customary “big boy” letters to each other (or to the Auction Agent, if applicable); and

(vii)    in the case of any Term Loans (A) acquired by, or contributed to, Holdings, the Borrower or any Subsidiary thereof and (B) cancelled and retired in accordance with this Section 13.6(h), (1) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of such Term Loans acquired by, or contributed to, Holdings, the Borrower or such Subsidiary and (2) any scheduled principal repayment installments with respect to the Term Loans of such Class occurring pursuant to Sections 2.5(b) through (d), as applicable, prior to the final maturity date for Term Loans of such Class, shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled and retired), with such reduction being applied solely to the remaining Term Loans of the Lenders which sold or contributed such Term Loans.

For avoidance of doubt, the foregoing limitations in Section 13.6(h) shall not be applicable to Bona Fide Debt Funds. Each Lender that sells its Term Loans pursuant to this Section 13.6 acknowledges and agrees that (i) the Affiliated Lenders or Holdings and its Subsidiaries may come into possession of additional information regarding the Loans or the Credit Parties at any time after a repurchase has been consummated pursuant to an auction or open market purchase hereunder that was not known to such Lender or the Affiliated Lenders at the time such repurchase was consummated and that, when taken together with information that was known to the Affiliated Lenders at the time such repurchase was consummated, may be information that would have been material to such Lender’s decision to enter into an assignment of such Term Loans hereunder (“Excluded Information”), (ii) such Lender will independently make its own analysis and determination to enter into an assignment of its Loans and to consummate the transactions contemplated by an auction notwithstanding such Lender’s lack of knowledge of Excluded Information and (iii) none of the direct or indirect equityholders of Holdings, Sponsors or any of their respective Affiliates, or any other Person, shall have any liability to such Lender with respect to the nondisclosure of the Excluded Information.

13.7    Replacements of Lenders Under Certain Circumstances.

(a)    The Borrower shall be permitted (x) to replace any Lender with a replacement bank, other financial institution or other Person (other than a natural Person), or (y) repay the obligations of such Lender or a non-pro rata basis to the other Lenders, as the case may be, and in the case of a Lender, repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date that (I) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (II) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, (III) becomes a Defaulting Lender or (IV) refuses to make an Extension Election pursuant to Section 2.14,; provided, that, solely in the case of the foregoing clause (x), (i) such replacement does not conflict with any Requirement of Law, (ii) the Borrower shall repay (or the replacement bank, other financial institution or other Person (other than a natural Person) shall purchase, at par) all Loans and other amounts pursuant to Section 2.10, 2.11, or 5.4, as the case may be, owing to such replaced Lender (in respect of any applicable Credit Facility only, at the election of the Borrower) prior to the date of replacement, (iii) the replacement bank, other financial institution or other Person (other than a natural Person), if not already a Lender, an Affiliate of a Lender, an Affiliated Lender or Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent (solely to the extent such consent would be required under Section 13.6), (iv) the replacement bank, other financial institution or other Person (other than a natural Person), if not already a Lender shall be subject to the provisions of Section 13.6(b), (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided, that, unless otherwise agreed, the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders of the applicable Class or Classes directly and adversely affected or (ii) all of the Lenders of the applicable Class or Classes, and, in each case, with respect to which the Required Lenders (or Required Facility Lenders in respect of the applicable Class or Classes) or a majority (in principal amount) of the directly and adversely affected Lenders shall, in each such case, have granted their consent, then, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder (in respect of any applicable Class only, at the election of the Borrower) to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) (y) repay the Obligations of such Non-Consenting Lender on a non-pro rata basis to the other Lenders or (z) terminate the Commitment of such Lender and repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided, that (I) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender is owed pursuant to Section 2.11, (II) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (III) the Borrower shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b). In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

(c)    If any assignment or participation under Section 13.6 is made to any Disqualified Lender without the Borrower’s prior written consent, such assignment or participation shall be void. Nothing in this Section 13.7(c) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or at equity.

13.8    Adjustments; Set-off.

(a)    Except as contemplated in Section 13.6 or elsewhere herein or in any other Credit Document, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof as part of the exercise of remedies under this Agreement or any other Credit Document (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or such collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law (subject to the Second Lien Intercreditor Agreement), each Lender shall have the right, without prior notice to the Credit Parties but with the prior consent of the Administrative Agent, any such notice being expressly waived by the Borrower and the other Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, employee health and benefits, pension, 401(k), and petty cash accounts (collectively, “Excluded Deposit Accounts”)), in any currency, and any other credits, indebtedness or claims, in any currency, in each case then matured and owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or the other Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

13.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11    Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holdings, the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13    Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)    consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)    agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d)    agrees that nothing herein shall affect the right of the Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14    Acknowledgments. The Borrower hereby acknowledges that:

(a)    (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); and (ii) the Borrower and the other Credit Parties are capable of evaluating and understanding, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);

(b)    (i) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees, or any other Person; (ii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents and (iii) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship;

(c)    neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with the transactions contemplated hereby or the process leading thereto; and

(d)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15    WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

13.16    Confidentiality. The Administrative Agent, each other Agent and each Lender (collectively, the “Restricted Persons” and, each, a “Restricted Person”) shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided, that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof), (b) to the extent requested by any bank regulatory authority having jurisdiction over a Restricted Person (including any audit or examination conducted by bank accountants or any self-regulatory authority, or governmental regulatory authority exercising examination or regulatory authority), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its Affiliates or any Related Parties thereto in violation of any confidentiality obligations owing under this Section 13.16 or other confidentiality obligations owed to the Borrower or its Affiliates, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge (after due inquiry), subject to confidentiality obligations owing to any Credit Party or any of their respective Subsidiaries or Affiliates, (e) to the extent that such Confidential Information is independently developed by the Restricted Persons without the use of such Confidential Information or otherwise subject to any confidentiality obligation, (f) to such Restricted Person’s Affiliates involved in the Transactions (other than Excluded Affiliates) and to its and their respective officers, directors, employees, legal counsel, accountants, advisors or agents, in each case who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who agree to be bound by the terms of this Section 13.16, in each case on a confidential basis (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers or counterparties to other derivative transactions (“Derivative Counterparties”), participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16 that are reasonably acceptable to the Sponsor and Borrower) for the benefit of Borrower; provided, that (i) the disclosure of any such Confidential Information to any Lenders, Derivative Counterparties or prospective Lenders, Derivative Counterparties or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, Derivative Counterparty or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16 that are reasonably acceptable to the Sponsor and Borrower) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any Person that is at such time a Disqualified Lender or to any Person to which the Borrower has declined to consent to an assignment by such Lender prior to such disclosure, (h) as is necessary in protecting and enforcing each Restricted Person’s rights under this Agreement, the Commitment Letter and the Fee Letter, as applicable, (i) for purposes of establishing a “due diligence” defense, (j) with the Borrower’s prior written consent, or (k) with respect to the existence and contents of the term sheets attached to the Commitment Letter to the rating agencies; provided that, no such disclosure shall be made to the members of such Lender’s or any of its affiliates’ deal teams that are engaged as principals primarily in private equity, mezzanine financing or venture capital or are engaged in the sale of Eagle and its subsidiaries or of Iliad and its subsidiaries, including through the provision of advisory services, other than a limited number of senior employees who are required, in accordance with industry regulations or such Lender’s internal policies and procedures to act in a supervisory capacity and the Lenders’ internal legal, compliance, risk management, credit or investment committee members.

13.17    Direct Website Communications. Each of Holdings and the Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but, unless otherwise agreed by the Administrative Agent, excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, or (C) provides notice of any default or event of default under this Agreement (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided, that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of Holdings, the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth on Schedule 13.2 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(a)    Each of Holdings and the Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders, and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(b)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall (x) the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and, each, an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person or (y) Holdings, the Borrower or any of their respective Subsidiaries have any liability to any Agent, any Lender or any other Person, for actual losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent, in the case of clause (x), the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents, in each case, as determined in the final non-appealable judgment of a court of competent jurisdiction or, in the case of clause (y), the liability of any of Holdings, the Borrower or any of their respective Subsidiaries resulted from such Person’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents, in each case, as determined in the final non-appealable judgment of a court of competent jurisdiction.

(c)    Each of Holdings and the Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive MNPI with respect to the Borrower or its Subsidiaries or their respective securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that Holdings or the Borrower has indicated contains only publicly available information with respect to Holdings or the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If Holdings or the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive MNPI with respect to the Borrower, its Subsidiaries and their respective securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice to be distributed through the Platform contains only publicly available information; provided, however, that the Borrower shall not be required to mark any materials “PUBLIC”; provided, further, however, that, the following documents shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly (after the Borrower has been given a reasonable opportunity to review such documents) that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of any Credit Facility and (3) all financial statements and certificates delivered pursuant to Sections 9.1(a) and (b). In no event shall the Administrative Agent distribute Projections delivered hereunder to “public-side” Lenders. Each “public side” Lender agrees to cause at least one individual at or on behalf of such Person to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such “public side” Lender or its delegate, in accordance with such Person’s compliance procedures and applicable law, including foreign, United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

13.18    USA PATRIOT Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19    Payments Set Aside. To the extent that any payment by or on behalf of Holdings or the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20    No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) except as otherwise expressly agreed in writing, no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

13.21    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate joint and several obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

13.22    [Reserved].

13.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BCPE EAGLE BUYER LLC, as the Borrower

By:	/s/ David Hagey
Name:	David Hagey
Title:	Chief Financial Officer

BCPE EAGLE INTERMEDIATE HOLDINGS LLC, as Holdings
By:	/s/ David Hagey
Name:	David Hagey
Title:	Chief Financial Officer

[Second Lien Credit Agreement]

ROYAL BANK OF CANADA, as the Administrative Agent and the Collateral Agent

By:	/s/ Ann Hurley
	Name:	Ann Hurley
	Title:	Manager, Agency

[Second Lien Credit Agreement]

ROYAL BANK OF CANADA, as Lender

By:	/s/ Diana Lee
Name: Diana Lee
Title: AUTHORIZED SIGNATORY

[Second Lien Credit Agreement]

SCHEDULE 1.1(a)

Real Properties

None.

SCHEDULE 1.1(b)

Commitments of Lenders

Initial Term Loan Commitment

Lender	Initial Term Loan Commitment
Royal Bank of Canada	$240,000,000.00

Total:	$240,000,000.00

SCHEDULE 1.1(c)

Disposition of Assets

None.

SCHEDULE 1.1(e)

Specified Excluded Subsidiaries

None.

SCHEDULE 8.13

Subsidiaries

Name of Entity	Jurisdiction of Organization
AB Innovations Health Services, Incorporated	TX
American Staffing Services, Inc.	PA
AndVenture, Inc.	PA
Assure Home Healthcare, Inc.	TX
Care America Home Care Services, Inc.	PA
Care Unlimited, Inc.	PA
Dawson Thomas, Inc.	CO
DM Holdco, Inc.	DE
EHS DE Holdings, Inc.	DE
Epic Acquisition, Inc.	DE
Epic Health Services (DE), LLC	DE
Epic Health Services (PA), LLC	PA
Epic Health Services, Inc.	TX
Epic Health Services, Inc.	DE
Epic Health Services, Inc.	MA
Epic Pediatric Therapy, L.P.	TX
FHH Holdings, Inc.	DE
Firststaff Nursing Services, Inc.	PA
Freedom Eldercare NY, Inc.	NY
Freedom Home Healthcare, Inc.	DE
HomeFirst Healthcare Services, LLC	NC
JED ADAM ENTERPRISES, LLC	NV
LCA Holding, Inc.	DE
Loving Care Agency, Inc.	NJ
Medco Respiratory Instruments, Incorporated	TX
Nurses To Go, L.L.C.	MO
Option 1 Billing Group, LLC	AZ
Option 1 Northwest Enteral, LLC	WA
Option 1 Nutrition Group, LLC	DE
Option 1 Nutrition Holdings, Inc.	DE
Option 1 Nutrition Solutions CA, Inc.	CA
Option 1 Nutrition Solutions, LLC	AZ
Option 1 Nutrition Solutions, LLC	CO
Pediatria HealthCare LLC	DE

Name of Entity	Jurisdiction of Organization
Pediatric Home Health Care Holdings, Inc.	DE
Pediatric Home Nursing Services, Inc.	NY
Pediatric Services Holding Corporation	DE
Pediatric Services of America, Inc.	DE
Pediatric Services of America, Inc.	GA
Pediatric Special Care, Inc.	MI
Pennhurst Group, LLC	NV
PSA Healthcare Intermediate Holding Inc.	DE
PYRA MED HEALTH SERVICES, LLC	TX
Rehabilitation Associates, Inc.	VA
Santé GP, LLC	DE
Santé Holdings, Inc.	DE
TCG HOME HEALTH, LLC	TX
TCGHHA, LLC	TX

SCHEDULE 8.15

Environmental

None.

SCHEDULE 9.10

Closing Date Affiliate Transactions

None.

SCHEDULE 10.1

Closing Date Indebtedness

1.

Pursuant to a Settlement Agreement, dated February 19, 2015, by and between Santé LP and the Texas Health and Human Services Commission Office of the Inspector General (the “HHSC-OIG”), Santé LP agreed to pay the HHSC-OIG $3,000,000 for certain overpayments, via monthly payments of $25,000. As of the Closing Date, $2,425,000 is owed by Santé LP to the HHSC-OIG.

2.	The Existing Letters of Credit listed in items 1-4 on Schedule 1.1(d) of the First Lien Credit Agreement.

SCHEDULE 10.2

Closing Date Liens

None.

SCHEDULE 10.5

Closing Date Investments

None.

SCHEDULE 13.2

Notice Addresses

To Holdings and the Borrower:

BCPE Eagle Buyer LLC

5220 Spring Valley Road, Suite 400,

Dallas, Texas 75254

Attention:       David Hagey

Facsimile No.: 214-466-1388

Telephone No.: 214-466-1340

Email Address: David.Hagey@epichealthservices.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Linda K. Myers, P.C. and Michelle Kilkenney

Facsimile No.: (312) 862-2200

Telephone No.: (312) 862-2000

Email Address: lmyers@kirkland.com; mkilkenney@kirkland.com

To Administrative Agent and Collateral Agent:

Royal Bank of Canada

20 King Street West, 4th Floor

Toronto, ON M5H 1C4

Attention: Agency Services Group

Email: helena.sadowski@rbccm.com

Fax: 416-842-4023

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: John Cobb

Facsimile No.: (212) 230-7891

Telephone No.: (212) 318-6959

Email Address: johncobb@paulhastings.com

EXHIBIT A-1

FORM OF SECOND LIEN PARI INTERCREDITOR AGREEMENT

[Provided under separate cover.]

A-1-1

Exhibit A-1

[Form of]

SECOND LIEN PARI INTERCREDITOR AGREEMENT

among

BCPE EAGLE INTERMEDIATE HOLDINGS, LLC,

BCPE EAGLE BUYER LLC,

the other Grantors party hereto,

ROYAL BANK OF CANADA

as Collateral Agent for the Credit Agreement Secured Parties,

ROYAL BANK OF CANADA

as Authorized Representative for the Credit Agreement Secured Parties,

[                    ]

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

dated as of [                    ]

SECOND LIEN PARI INTERCREDITOR AGREEMENT, dated as of [            ], 20[    ] (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among BCPE EAGLE INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), BCPE EAGLE BUYER LLC, a Delaware limited liability company (the “Company” or the “Borrower”), the other Grantors (as defined below) party hereto, ROYAL BANK OF CANADA as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), ROYAL BANK OF CANADA as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), [                    ], as the Collateral Agent (in such capacity and together with its successors in such capacity, the “Initial Additional Pari Collateral Agent”) and Authorized Representative for the Initial Additional Pari Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Collateral Agent and Authorized Representative from time to time party hereto for the other Additional Pari Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent, the Administrative Agent (as defined below) (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (in each case, for itself and on behalf of the Initial Additional Pari Secured Parties), the Grantors (as defined below), and each additional Collateral Agent and Authorized Representative (for itself and on behalf of the Additional Pari Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Pari Collateral Agent” means (x) for so long as the Initial Additional Pari Obligations are the only Series of Additional Pari Obligations, the Initial Additional Pari Collateral Agent and (y) thereafter, the Collateral Agent for the Series of Additional Pari Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional Pari Obligations.

“Additional Pari Documents” means, with respect to the Initial Additional Pari Obligations or any Series of Additional Senior Class Debt, the notes, indentures, credit agreements, note purchase agreements security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional Pari Documents and the Additional Pari Security Documents and each other agreement entered into for the purpose of securing the Initial Additional Pari Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional Pari Obligations) has been designated as Additional Senior Class Debt pursuant to Section 5.12 hereto.

“Additional Pari Obligations” means (a) all amounts owing pursuant to the terms of any Additional Pari Document (including the Initial Additional Pari Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest, fees and expenses accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Additional Pari Document, whether or not such interest, fees and expenses is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, (b) any Secured Hedge Obligations secured under the Additional Pari Security Documents securing the related Series of Additional Pari Obligations, (c) any Secured Cash Management Obligations secured under the Additional Pari Security Documents securing the related Series of Additional Pari Obligations and (d) any renewals or extensions of the foregoing. Additional Pari Obligations shall include any Permitted Other Indebtedness (as defined in the Credit Agreement) that constitutes Additional Senior Class Debt and guarantees thereof by the Grantors issued in exchange therefor.

“Additional Pari Secured Parties” means the holders of any Additional Pari Obligations and any Authorized Representative or Collateral Agent with respect thereto, and shall include the Initial Additional Pari Secured Parties and the Additional Senior Class Debt Parties.

“Additional Pari Security Documents” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Additional Pari Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.12.

“Additional Senior Class Debt Collateral Agent” has the meaning assigned to such term in Section 5.12.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.12.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.12.

“Administrative Agent” has the meaning assigned to such term in the definition of Credit Agreement and shall include any successor administrative agent as provided in Section 12 of the Credit Agreement; provided, however, that if the Credit Agreement is Refinanced, then all references herein to the Administrative Agent shall refer to the administrative agent (or trustee) under the Refinancing.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional Pari Obligations or the Initial Additional Pari Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional Pari Obligations or Additional Pari Secured Parties that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Representative for such Series named in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.06(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” or “Borrowers” means, individually or collectively, the Company, any Successor Borrower (as defined in the Credit Agreement) and/or any Subsidiary Borrower (as defined in the Credit Agreement) as the context requires.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services.

“Cash Management Services” has the meaning assigned to such term in the Credit Agreement.

“Collateral” means any “Collateral” (as defined in the Credit Agreement) or any other Credit Agreement Collateral Documents or any other assets and properties subject to Liens created pursuant to any Pari Security Document to secure one or more Series of Pari Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional Pari Obligations, [                    ], and (iii) in the case of any other Series of Additional Pari Obligations that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Collateral Agent for such Series named in the applicable Joinder Agreement.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Controlling Collateral Agent” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date with respect to such Shared Collateral, the Credit Agreement Collateral Agent; and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date with respect to such Shared Collateral, the Collateral Agent for the Controlling Secured Parties.

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent with respect to such Shared Collateral, the Credit Agreement Secured Parties and (ii) at any other time, the Series of Pari Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Second Lien Credit Agreement, dated as of March 16, 2017, among Holdings, the Company, the lenders from time to time party thereto, Royal Bank of Canada as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) and collateral agent, and the other parties thereto (as such agreement may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Credit Agreement or one or more other credit agreements or otherwise, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by the Credit Agreement unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Credit Agreement)).

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Documents” means the Security Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means all “Obligations” as defined in the Credit Agreement (or any similar term in any Refinancing thereof).

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement (or any similar term in any Refinancing thereof).

“DIP Financing” has the meaning assigned to such term in Section 2.06(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.06(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.06(b).

“Discharge” means, with respect to any Shared Collateral and any Series of Pari Obligations, the date on which (i) such Series of Pari Obligations is no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Series of Pari Obligations or, with respect to any Secured Hedge Obligations or Secured Cash Management Obligations secured by the Pari Security Documents for such Series of Pari Obligations, either (x) such Secured Hedge Obligations or Secured Cash Management Obligations have either been paid in full and are no longer secured by the Shared Collateral pursuant to the terms of the documentation governing such Series of Pari Obligations, (y) such Secured Hedge Obligations or Secured Cash Management Obligations shall have been cash collateralized on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to the applicable counterparty shall have been made) or (z) such Secured Hedge Obligations or Secured Cash Management Obligations are no longer secured by the Shared Collateral pursuant to the terms of the documentation governing such Series of Pari Obligations, (ii) any letters of credit issued under the Secured Credit Documents governing such Series of Pari Obligations have terminated or been cash collateralized or backstopped (in the amount and form required under the applicable Secured Credit Documents) and (iii) all commitments of the Pari Secured Parties of such Series under their respective Secured Credit Documents have terminated. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional Pari Obligations secured by such Shared Collateral under an Additional Pari Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Additional Pari Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Grantors” means Holdings, the Borrowers and each Subsidiary or direct or indirect parent company of Holdings which has granted a security interest pursuant to any Pari Security Document to secure any Series of Pari Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“First Lien/Second Lien Intercreditor Agreement” means that certain Second Lien Intercreditor Agreement, dated as of March 16, 2017, among Barclays Bank PLC and Royal Bank of Canada.

“Hedge Agreement” has the meaning assigned to such term in the Credit Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph to this agreement.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional Pari Agreement” mean that certain [Agreement], dated as of [            ], 20[    ], among the Borrowers, [the Grantors identified therein,] and [                    ], as [description of capacity].

“Initial Additional Pari Documents” means the Initial Additional Pari Agreement, the debt securities or promissory notes issued thereunder, the Initial Additional Pari Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional Pari Obligations.

“Initial Additional Pari Obligations” means the “[Obligations]” as such term is defined in the Initial Additional Pari Security Agreement (or similar term in any Refinancing thereof).

“Initial Additional Pari Secured Parties” means the Initial Additional Pari Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional Pari Obligations issued pursuant to the Initial Additional Pari Agreement.

“Initial Additional Pari Security Agreement” means the security agreement, dated as of the date hereof, among the Borrowers, the Initial Additional Pari Collateral Agent and the other parties thereto.

“Insolvency or Liquidation Proceeding” means:

(1)    any case commenced by or against a Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of a Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to a Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to a Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)    any other proceeding of any type or nature in which substantially all claims of creditors of any Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto required to be delivered by an Additional Senior Class Debt Representative and the related Additional Senior Class Debt Collateral Agent pursuant to Section 5.12 hereof in order to establish an additional Series of Additional Senior Class Debt and add Additional Senior Class Debt Parties hereunder.

“Junior Lien Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.

“Lien” has the meaning assigned to such term in the Credit Agreement.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral the Authorized Representative of the Series of Additional Pari Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Pari Obligations (including the Credit Agreement Obligations) with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 consecutive days (throughout which consecutive 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional Pari Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Pari Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional Pari Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Pari Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent, the Applicable Authorized Representative or the Controlling Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral, (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding or (3) at any time the Controlling Collateral Agent is stayed from pursuing enforcement action pursuant to the First Lien/Second Lien Intercreditor Agreement. If the Non-Controlling Authorized Representative or any other Non-Controlling Secured Party exercises any rights or remedies with respect to the Shared Collateral in accordance with the immediately preceding sentence of this paragraph and thereafter the Controlling Collateral Agent or any other Controlling Secured Party commences (or attempts to commence) the exercise of any of its rights or remedies with respect to the Shared Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding), the Non-Controlling Authorized Representative Enforcement Date shall be deemed not to have occurred and the Non-Controlling Authorized Representative or any other Non-Controlling Secured Party shall stop exercising any such rights or remedies with respect to the Shared Collateral.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Pari Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Pari Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional Pari Obligations.

“Pari Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional Pari Secured Parties with respect to each Series of Additional Pari Obligations.

“Pari Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional Pari Security Documents.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, unlimited liability company, association, trust, or other enterprise or any Governmental Authority.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the Pari Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Cash Management Obligations” means obligations under Cash Management Agreements that are intended under the applicable Additional Pari Security Document to be secured by Shared Collateral.

“Secured Hedge Obligations” means obligations under Hedge Agreements that are intended under the applicable Additional Pari Security Document to be secured by Shared Collateral.

“Secured Credit Document” means (i) the Credit Agreement and each Credit Document (as defined in the Credit Agreement), (ii) each Initial Additional Pari Document, and (iii) each Additional Pari Document.

“Series” means (a) with respect to the Pari Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Pari Secured Parties (in their capacities as such), and (iii) the Additional Pari Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Pari Secured Parties) and (b) with respect to any Pari Obligations, each of (i) the

Credit Agreement Obligations, (ii) the Initial Additional Pari Obligations, and (iii) the Additional Pari Obligations incurred pursuant to any Additional Pari Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Pari Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders (or their Collateral Agent) of two or more Series of Pari Obligations hold a valid and perfected security interest at such time. If more than two Series of Pari Obligations are outstanding at any time and the holders of less than all Series of Pari Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Pari Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

SECTION 1.02 Interpretive Provision. The interpretive provisions contained in Section 1 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 1.03 Impairments. It is the intention of the Pari Secured Parties of each Series that the holders of Pari Obligations of such Series (and not the Pari Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Pari Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Pari Obligations), (y) any of the Pari Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Pari Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Pari Obligations) on a basis ranking prior to the security interest of such Series of Pari Obligations but junior to the security interest of any other Series of Pari Obligations or (ii) the existence of any Collateral for any other Series of Pari Obligations that is not Shared Collateral for such Series (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Pari Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Mortgaged Property (as defined in the Credit Agreement) that applies to all Pari Obligations shall not be deemed to be an Impairment of any Series of Pari Obligations. In the event of any Impairment with respect to any Series of Pari Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Pari Obligations, and the rights of the holders of such Series of Pari Obligations (including, without limitation, the right to receive distributions in respect of such Series of Pari Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Pari Obligations subject to such Impairment. Additionally, in the event the Pari Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Pari Obligations or the Pari Security Documents governing such Pari Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a)    Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any Pari Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of a Borrower or any other Grantor or any Pari Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any Pari Secured Party or received by the Controlling Collateral Agent or any Pari Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution to which the Pari Obligations are entitled under any intercreditor agreement (other than this Agreement) (subject, in the case of any such proceeds and distribution, to the sentence immediately following) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and any payment or distribution made in respect of Shared Collateral pursuant to any intercreditor agreement or in an Insolvency or Liquidation Proceeding being collectively referred to as “Proceeds”), shall, subject to the First Lien/Second Lien Intercreditor Agreement, be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the Pari Obligations of each Series on a ratable basis, with such Proceeds to be applied to the Pari Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all Pari Obligations, to a Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. If, despite the provisions of this Section 2.01(a), any Pari Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Pari Obligations to which it is then entitled in accordance with this Section 2.01(a), such Pari Secured Party shall hold such payment or recovery in trust for the benefit of all Pari Secured Parties for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Pari Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Pari Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Pari Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Pari Obligations with respect to which such Impairment exists.

(b)    It is acknowledged that the Pari Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Pari Secured Parties of any Series.

(c)    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Pari Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Pari Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Pari Secured Party hereby agrees that the Liens securing each Series of Pari Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.02 [Reserved].

SECTION 2.03 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)    Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional Pari Secured Party shall or shall instruct any Collateral Agent to, and neither the Initial

Additional Pari Collateral Agent nor any other Collateral Agent that is not the Controlling Collateral Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional Pari Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent (or a person authorized by it), acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b)    With respect to any Shared Collateral at any time when the Credit Agreement Collateral Agent is not the Controlling Collateral Agent with respect thereto, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Pari Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other Pari Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Pari Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent (or a person authorized by it), acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Additional Pari Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to such Shared Collateral.

(c)    Notwithstanding the equal priority of the Liens securing each Series of Pari Obligations with respect to any Shared Collateral, the Controlling Collateral Agent with respect thereto (acting on the instructions of the Applicable Authorized Representative if it is not the Credit Agreement Collateral Agent) may, subject to the First Lien/Second Lien Intercreditor Agreement, deal with such Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party in respect of any Shared Collateral will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or any Controlling Secured Party or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or a Controlling Secured Party of any rights and remedies relating to such Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Pari Secured Party, Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d)    Each of the Pari Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Pari Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.04 No Interference; Payment Over.

(a)    Each Pari Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any Pari Obligations of any Series or any Pari Security Document or the validity, attachment, perfection or priority of any Lien under any Pari Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of any Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.03, it shall have no right to (A) direct the Controlling Collateral Agent or any other Pari Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other Pari Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against the Controlling Collateral Agent or any other Pari Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other Pari Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other Pari Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) if not the Controlling Collateral Agent, it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Collateral Agent or any other Pari Secured Party to enforce this Agreement.

(b)    Each Pari Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any Proceeds or payment in respect of any such Shared Collateral, pursuant to any Pari Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the Pari Obligations, then it shall hold such Shared Collateral, Proceeds or payment in trust for the other Pari Secured Parties and promptly transfer such Shared Collateral, Proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof and the First Lien/Second Lien Intercreditor Agreement.

SECTION 2.05 Automatic Release of Liens; Amendments to Pari Security Documents.

(a)    If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of Pari Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any Proceeds of any Shared Collateral realized therefrom shall be allocated and applied pursuant to Section 2.01.

(b)    Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.06 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)    This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding (including any Bankruptcy Case) by or against Holdings, a Borrower or any of their respective Subsidiaries. The parties hereto acknowledge that the provisions of this Agreement are intended to be and shall be enforceable as contemplated by Section 510(a) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law.

(b)    Subject to the First Lien/Second Lien Intercreditor Agreement, if a Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code or any other applicable Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Pari Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent (in the case of any Collateral Agent other than the Credit Agreement Collateral Agent, acting on the instructions of the Applicable Authorized Representative) shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Pari Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Pari Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Pari Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Pari Secured Parties (other than any Liens of the Pari Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Pari Secured Parties of each Series are granted Liens on any additional collateral pledged to any Pari Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral (in each case, except to the extent a Lien on additional collateral is granted to one Series in consideration of Collateral of such Series that is not Shared Collateral for a Series that does not receive a Lien on such additional collateral), with the same priority vis-à-vis the Pari Secured Parties as set forth in this Agreement (other than any Liens of the Pari Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Pari Obligations, such amount is applied pursuant to Section 2.01 (in each case, except to the extent a payment is made to one Series in consideration of Collateral of such Series that is not Shared Collateral for a Series that does not receive such payment), and (D) if any Pari Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01 (in each case, except to the extent such adequate protection is granted to one Series in consideration of Collateral of such Series that is not Shared Collateral for a Series that does not receive such adequate protection); provided that the Pari Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Pari Secured Parties of such Series or its Authorized

Representative that shall not constitute Shared Collateral; and provided, further, that the Pari Secured Parties receiving adequate protection shall not object to any other Pari Secured Party receiving adequate protection comparable to any adequate protection granted to such Pari Secured Parties (other than as a provider of DIP Financing) in connection with a DIP Financing or use of cash collateral.

SECTION 2.07 Reinstatement. In the event that any of the Pari Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference under the Bankruptcy Code, or any Bankruptcy Law or other similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Pari Obligations shall again have been paid in full in cash.

SECTION 2.08 Insurance. As between the Pari Secured Parties, the Controlling Collateral Agent shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.09 Refinancings. The Pari Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any Pari Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative and Collateral Agent of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.10 Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a)     Subject to the First Lien/Second Lien Intercreditor Agreement, Possessory Collateral shall be delivered to the Controlling Collateral Agent and the Controlling Collateral Agent agrees to hold all Possessory Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the benefit of each other Pari Secured Party for which such Possessory Collateral is Shared Collateral and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Security Documents, in each case, subject to the terms and conditions of this Section 2.10; provided that at any time a Collateral Agent ceases to be Controlling Collateral Agent with respect to any Possessory Collateral, such former Controlling Collateral Agent shall, at the request of the new Controlling Collateral Agent, promptly deliver all such Possessory Collateral to such new Controlling Collateral Agent together with any necessary endorsements (or otherwise allow such new Controlling Collateral Agent to obtain control of such Possessory Collateral). The Borrowers shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.

(b)     The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the benefit of each other Pari Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Security Documents, in each case, subject to the terms and conditions of this Section 2.10.

(c)    The duties or responsibilities of each Collateral Agent under this Section 2.10 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the benefit of each other Pari Secured Party for purposes of perfecting the Lien held by such Pari Secured Parties thereon.

SECTION 2.11 Amendments to Security Documents.

(a)    Without the prior written consent of the Credit Agreement Collateral Agent, each Additional Pari Secured Party agrees that no Additional Pari Security Document may be amended, restated, amended and restated, supplemented or otherwise modified or entered into to the extent such amendment, restatement, amendment and restatement, supplement or modification, or the terms of any new Additional Pari Security Document would contravene any of the terms of this Agreement.

(b)    Without the prior written consent of the Additional Pari Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, restated, amended and restated, supplemented or otherwise modified or entered into to the extent such amendment, restatement, amendment and restatement, supplement or modification, or the terms of any new Credit Agreement Collateral Document would contravene any of the terms of this Agreement.

(c)     In making determinations required by this Section 2.11, each Collateral Agent may conclusively rely on a certificate of an Authorized Officer of the Borrower Representative.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Pari Obligations of any Series, or the Shared Collateral subject to any Lien securing the Pari Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower Representative. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Pari Secured Party or any other Person as a result of such determination.

ARTICLE IV

The Controlling Collateral Agent

SECTION 4.01 Authority.

(a)     Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute Proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b)     In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the Pari Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Pari Security Documents and the First Lien/Second Lien Intercreditor Agreement, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Pari Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other Pari Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Pari Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Pari Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of Proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Pari Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of Pari Obligations or any other Pari Secured Party of any other Series arising out of (i) any actions in accordance with this Agreement which any Collateral Agent, Authorized Representative or the Pari Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Pari Obligations from any account debtor, guarantor or any other party) in accordance with the Pari Security Documents or any other agreement related thereto or to the collection of the Pari Obligations or the valuation, use, protection or release of any security for the Pari Obligations, (ii) any election in accordance with this Agreement by any Applicable Authorized Representative or any holders of Pari Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 2.06, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by a Borrower or any of their Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any Pari Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Pari Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02 Exculpatory Provisions. The Controlling Collateral Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Controlling Collateral Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby;

provided that the Controlling Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Controlling Collateral Agent to liability or that is contrary to this Agreement or applicable law;

(iii)    shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Controlling Collateral Agent or any of its Affiliates in any capacity;

(iv)    shall not be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct or (2) in reliance on a certificate of an authorized officer of Holdings stating that such action is permitted by the terms of this Agreement. The Controlling Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of Pari Obligations unless and until notice describing such Event Default and referencing applicable agreement is given to the Controlling Collateral Agent;

(v)    shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Agreement Collateral Documents, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Agreement Collateral Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Credit Agreement Collateral Documents, (5) the value or the sufficiency of any Collateral for any Series of Second Lien Obligations, or (6) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Controlling Collateral Agent; and

(vi)    need not segregate money held hereunder from other funds except to the extent required by law. The Controlling Collateral Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a)         if to any Borrower or any Grantor, to the Borrower, at its address at:

BCPE Eagle Buyer LLC

c/o Bain Capital Private Equity, LP

John Hancock Tower

200 Clarendon Street

Boston, MA 02116

Attention: John Kilgallon and Peter Spring

Facsimile: [●]

Email: [●] and pspring@baincapital.com

with copies to (which shall not constitute notice):

KIRKLAND & ELLIS LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention: Linda Myers, P.C. and Michelle Kilkenney

Email: linda.myers@kirkland.com

michelle.kilkenney@kirkland.com

Fax: (312) 862-2200

(b)         if to the Credit Agreement Collateral Agent or the Administrative Agent, to it at:

ROYAL BANK OF CANADA

20 King Street West, 4th Floor

Toronto, ON M5H 1C4

Attention: Agency Services Group

Email: helena.sadowski@rbccm.com

Fax: 416-842-4023

with a copy (which shall not constitute notice) to:

PAUL HASTINGS LLP

200 Park Avenue

New York, NY 10166

Attention: John Cobb

Email: johncobb@paulhastings.com

Fax: 212-230-5169

(c)         if to the Initial Additional Authorized Representative or the Initial Additional Pari Collateral Agent, to it at:

[ ],	Attention of [ ] (Fax No. [ ]); or

(d)         if to any other Authorized Representative or Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a)    No failure or delay on the part of any party hereto in exercising any right, remedy, privilege or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, privilege or power, or any abandonment or discontinuance of steps to enforce such a right, remedy, privilege or power, preclude any other or further exercise thereof or the exercise of any other right, remedy, privilege or power. The rights, powers, privileges and remedies of the parties hereto are cumulative and are not exclusive of any rights, powers, privileges or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative, each Collateral Agent and the Grantors.

(c)    Notwithstanding the foregoing, without the consent of any Pari Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.12 and upon such execution and delivery, such Authorized Representative and the Additional Pari Secured Parties and Additional Pari Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof.

(d)    Notwithstanding the foregoing, in connection with any Refinancing of Pari Obligations of any Series, or the incurrence of Additional Pari Obligations of any Series, the Collateral Agents and the Authorized Representatives then party hereto shall enter (and are hereby authorized to enter without the consent of any other Pari Secured Party or any Loan Party), at the request of any Collateral Agent, any Authorized Representative or the Borrower Representative, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence and are reasonably satisfactory to each such Collateral Agent and each such Authorized Representative, provided that any Collateral Agent or Authorized Representative may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from an Authorized Officer of the Borrower Representative to the effect that such Refinancing or incurrence is permitted by the then existing Secured Credit Documents.

SECTION 5.03 Parties in Interest. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns and shall inure to the benefit of and bind each of the Pari Secured Parties. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Pari Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 5.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 5.07 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the Pari Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 5.01;

(d)    agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Holdings or a Borrower or any other Credit Party in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Pari Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien/Second Lien Intercreditor Agreement, the provisions of the First Lien/Second Lien Intercreditory Agreement shall control. This Agreement shall be subject to the terms and provisions of the First Lien/Second Lien Intercreditor Agreement in all respects.

SECTION 5.12 Additional Senior Debt. To the extent, but only to the extent, permitted by the provisions of the Credit Agreement and the Additional Pari Documents, the Borrowers may incur additional indebtedness after the date hereof that is permitted by the Credit Agreement and the Additional Pari Documents to be incurred and secured on an equal and ratable basis by the Liens securing the Pari Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt, together with obligations relating thereto, may be secured by such Liens if and subject to the condition that the trustee, administrative agent or similar representative for the holders of such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), and the collateral agent, collateral trustee or similar representative for the holders of such Additional Senior Class Debt (each, an “Additional Senior Class Debt Collateral Agent” and, together with the holders of such Additional Senior Class Debt and the related Additional Senior Class Debt Representative, the “Additional Senior Class Debt Parties”), in each case acting on behalf of the holders of such Additional Senior Class Debt, become a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order, with respect to any Additional Senior Class Debt, for an Additional Senior Class Debt Representative and the related Additional Senior Class Debt Collateral Agent to become a party to this Agreement,

(i)    such Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by such Authorized Representatives and such Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an “Authorized Representative” hereunder, such Additional Senior Class Debt Collateral Agent becomes a “Collateral Agent” hereunder and such Additional Senior Class Debt and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii)    the Borrowers shall have (x) delivered to each Authorized Representative true and complete copies of each of the Additional Pari Documents relating to such Additional Senior Class Debt, certified as being true and correct by an Authorized Officer of the Borrower Representative and (y) identified in a certificate of an Authorized Officer of the Borrower Representative such Additional Senior Class Debt, stating the initial aggregate principal amount or face amount thereof, and the obligations to be designated as Additional Pari Obligations and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then-extant Pari Obligations and by the terms of the then-extant Secured Credit Documents;

(iii)    all filings, recordations and/or amendments or supplements to the Pari Security Documents necessary or desirable in the reasonable judgment of such Additional Senior Class Debt Representative to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of such Additional Senior Class Debt Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of such Additional Senior Class Debt Representative); and

(iv)    the Additional Pari Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

SECTION 5.13 Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, Royal Bank of Canada is acting in the capacities of Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional Pari Security Documents, [                    ] is acting in the capacity of Additional Pari Collateral Agent solely for the Additional Pari Secured Parties. Except as expressly set forth herein, none of the Administrative Agent, the Credit Agreement Collateral Agent or the Additional Pari Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents. The Administrative Agent and the Credit Agreement Collateral Agent shall have no liability for any actions in any role under this Agreement to anyone other than the Credit Agreement Secured Parties and only then in accordance with the Credit Agreement Collateral Documents.

SECTION 5.14 Additional Grantors. In the event any Subsidiary or a Grantor shall have granted a Lien on any of its assets to secure any Pari Obligations, such Grantor shall cause such Subsidiary, if not already a party hereto, to become a party hereto as a “Grantor”. Upon the execution and delivery by any Subsidiary of a Grantor of a Grantor Joinder Agreement in substantially the form of Annex III hereof, any such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto (except to the extent obtained on or prior to such date). The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents, the First Lien/Second Lien Intercreditor Agreement and the Pari Security Documents represents the agreement of each of the Grantors and the Pari Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other Pari Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Pari Security Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROYAL BANK OF CANADA,
as Collateral Agent

By:
Name:
Title:

ROYAL BANK OF CANADA, as Authorized Representative for the Credit Agreement Secured Parties

By:
Name:
Title:

[ ],
as a Collateral Agent and as Initial Additional Authorized Representative

By:
Name:
Title:

IN WITNESS WHEREOF, we have hereunto signed this Pari Intercreditor Agreement as of the date first written above.

BCPE EAGLE INTERMEDIATE HOLDINGS, LLC, as a Grantor

By:
Name:
Title:

BCPE EAGLE BUYER LLC, as a Grantor

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

ANNEX I

Grantors

Schedule 1

[                    ]

ANNEX I-1

ANNEX II

[FORM OF] JOINDER NO. [        ] dated as of [                ], 20[    ] (this “Joinder Agreement”) to the SECOND LIEN PARI INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Pari Intercreditor Agreement”), among BCPE EAGLE INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), BCPE EAGLE BUYER LLC, a Delaware limited liability company (the “Company”), certain subsidiaries and affiliates of the Company (each, a “Grantor”), ROYAL BANK OF CANADA, as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the Pari Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), ROYAL BANK OF CANADA, as Authorized Representative for the Credit Agreement Secured Parties, [                    ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.1

A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Intercreditor Agreement. Section 1.02 contained in the Pari Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

B.    As a condition to the ability of the Borrowers to incur Additional Pari Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional Pari Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, the Additional Senior Class Debt Collateral Agent in respect of such Additional Senior Class Debt is required to become a Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Pari Intercreditor Agreement. Section 5.12 of the Pari Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the Pari Intercreditor Agreement upon the execution and delivery by the Additional Senior Class Debt Representative and the Additional Senior Class Debt Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.12 of the Pari Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) and Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Pari Intercreditor Agreement and the Pari Security Documents.

Accordingly, each Collateral Agent, each Authorized Representative, the New Representative and the New Collateral Agent agree as follows:

SECTION 1.     In accordance with Section 5.12 of the Pari Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, the New Collateral Agent by its signature below becomes a Collateral Agent under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Pari Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein

[1]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent

ANNEX II-1

as an Authorized Representative and the New Collateral Agent had originally been named therein as a Collateral Agent, and each of the New Representative and the new Collateral Agent, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Pari Intercreditor Agreement applicable to it as Authorized Representative or Collateral Agent, as applicable, and to the Additional Senior Class Debt Parties that it represents as Additional Pari Secured Parties. Each reference to an “Authorized Representative” in the Pari Intercreditor Agreement shall be deemed to include the New Representative. Each reference to a “Collateral Agent” in the Pari Intercreditor Agreement shall be deemed to include the New Collateral Agent. The Pari Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.     Each of the New Representative and the New Collateral Agent represents and warrants to each Collateral Agent, each Authorized Representative and the other Pari Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [trustee/administrative agent/collateral agent] under [describe new facility], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and, (iii) the Additional Pari Documents relating to such Additional Senior Class Debt provide that, upon its entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Pari Intercreditor Agreement as Additional Pari Secured Parties.

SECTION 3.     This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.     Except as expressly supplemented hereby, the Pari Intercreditor Agreement shall remain in full force and effect.

SECTION 5.     THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.     In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.     All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Intercreditor Agreement. All communications and notices hereunder to the New Representative or the New Collateral Agent shall be given to it at its address set forth below its signature hereto.

SECTION 8.     Holdings and the Borrowers agree to reimburse each Collateral Agent and each Authorized Representative for its reasonable and documented out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable documented fees, other charges and disbursements of counsel to the extent reimbursable under the Credit Agreement and the Credit Agreement Collateral Documents.

ANNEX II-2

[Remainder of this page intentionally left blank – signature pages follow]

ANNEX II-3

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder Agreement to the Pari Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as [ ] and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

ANNEX II-4

Acknowledged by:

ROYAL BANK OF CANADA

as the Credit Agreement Collateral Agent and Authorized Representative

By:
Name:
Title:

[                    ],

as the Initial Additional Authorized Representative and the Initial Additional Pari Collateral Agent

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

BCPE EAGLE INTERMEDIATE HOLDINGS, LLC

By:
Name:
Title:

BCPE EAGLE BUYER LLC

By:
Name:
Title:

THE OTHER GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

ANNEX II-5

Schedule I to the

Supplement to the

Pari Intercreditor Agreement

Grantors

[                    ]

Schedule I-1

ANNEX III

[FORM OF] GRANTOR JOINDER AGREEMENT NO. [        ] dated as of [                        ] (this “Joinder Agreement”) to the PARI INTERCREDITOR AGREEMENT dated as of [                ], 20[    ] (the “Intercreditor Agreement”), among BCPE EAGLE INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), BCPE EAGLE BUYER LLC, a Delaware limited liability company (the “Company”), certain subsidiaries and affiliates of the Company (each, a “Grantor”), ROYAL BANK OF CANADA as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the Pari Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), ROYAL BANK OF CANADA as Authorized Representative for the Credit Agreement Secured Parties, [                    ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

[                    ], a [                    ] [corporation] [limited liability company] and a Subsidiary of Holdings (the “Additional Grantor”), has granted a Lien on all or a portion of its assets to secure Pari Obligations and such Additional Grantor is not a party to the Intercreditor Agreement.

The Additional Grantor wishes to become a party to the Pari Intercreditor Agreement and to acquire and undertake the rights and obligations of a Grantor thereunder. The Additional Grantor is entering into this Joinder Agreement in accordance with the provisions of the Intercreditor Agreement in order to become a Grantor thereunder.

Accordingly, the Additional Grantor agrees as follows, for the benefit of the Collateral Agents, the Authorized Representatives and the Pari Secured Parties:

SECTION 1.01    Accession to the Intercreditor Agreement. The Additional Grantor (a) hereby accedes and becomes a party to the Intercreditor Agreement as a “Grantor”, (b) agrees to all the terms and provisions of the Intercreditor Agreement and (c) acknowledges and agrees that the Additional Grantor shall have the rights and obligations specified under the Intercreditor Agreement with respect to a “Grantor”, and shall be subject to and bound by the provisions of the Intercreditor Agreement.

SECTION 1.02    Representations and Warranties of the Additional Grantor. The Additional Grantor represents and warrants to the Collateral Agents, the Authorized Representatives and the Pari Secured Parties on the date hereof that this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 1.03    Parties in Interest. This Joinder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Pari Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 1.04    Counterparts. This Joinder Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Joinder Agreement shall become effective when the Authorized Representatives shall have received a counterpart of this Joinder Agreement that bears the signature of the Additional Grantor. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Joinder Agreement.

Annex III-1

SECTION 1.05    Governing Law. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 1.06    Notices. Any notice or other communications herein required or permitted shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement.

SECTION 1.07    Expenses. The Grantor agrees to pay promptly the Collateral Agents and each of the Authorized Representatives for its reasonable and documented costs and expenses incurred in connection with this Joinder Agreement, including the reasonable documented fees, expenses and disbursements of counsel for the Collateral Agents and any of the Authorized Representatives to the extent reimbursable under the Credit Agreement and/or the other Secured Credit Documents.

SECTION 1.08    Incorporation by Reference. The provisions of Sections 1.02, 5.04, 5.06, 5.08, 5.09, 5.10, 5.11 and 5.12 of the Intercreditor Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.

ANNEX III-2

IN WITNESS WHEREOF, the Additional Grantor has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

ANNEX III-3

EXHIBIT A-2

FORM OF SECOND LIEN INTERCREDITOR AGREEMENT

[Provided under separate cover.]

A-2-1

EXHIBIT B-1

FORM OF ASSIGNMENT AND ACCEPTANCE

(NON-AFFILIATED LENDER)

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] in respect of the Commitments and Loans identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor. The benefit of each Security Document shall be maintained in favor of [the][each] Assignee.

1.	Assignor[s]:

[Assignor is not][No Assignor is] a Defaulting Lender.

2.	Assignee[s]:

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

B-1-2

[for each Assignee, indicate [Lender] [Affiliate of [identify Lender]][Approved Fund]]

3.	Assignee Status:

The Assignee[s] is a Bona Fide Debt Fund The Assignee[s] is a Disqualified Lender The Assignee[s] is a Defaulting Lender	Yes ☐ No ☐ Yes ☐ No ☐ Yes ☐ No ☐

4.	Borrower: BCPE Eagle Buyer LLC

5.	Administrative Agent: Royal Bank of Canada, as the Administrative Agent under the Credit Agreement

6.

Credit Agreement: Second Lien Credit Agreement, dated as of March 16, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BCPE Eagle Intermediate Holding, LLC, a Delaware limited liability company, BCPE Eagle Buyer LLC, a Delaware limited liability company, the lending institutions from time to time party thereto and Royal Bank of Canada, as the Administrative Agent and the Collateral Agent.

7.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Commitment/ Loans Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]			Amount of Commitment/ Loans Assigned			Percentage Assigned of Commitment/ Loans[9]
			$	[	]	$	[	]		%
			$	[	]	$	[	]		%
			$	[	]	$	[	]		%
			$	[	]	$	[	]		%

[8.	Trade Date: ][10]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in Class (and Series, Refinancing Series, Replacement Series or Extension Series, as applicable) of Commitment/Loans being assigned.
[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. “All Lenders” refers to all Lenders under the applicable Class (and Series or Extension Series, as applicable).

[9]

Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders under the applicable Class (and Series, Refinancing Series, Replacement Series or Extension Series, as applicable).

[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

B-1-3

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR[S]]

By:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE[S]]

By:
Title:

[Consented to and Accepted:

ROYAL BANK OF CANADA,
as the Administrative Agent

By:
Name:
Title:	][11]

[Consented to and Accepted:

BCPE EAGLE BUYER LLC,
as Borrower

By:
Name:
Title:	][12]

[11]	To the extent required pursuant to Section 13.6(b) of the Credit Agreement.
[12]	To the extent required pursuant to Section 13.6(b) of the Credit Agreement.

B-1-4

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.     Representations and Warranties.

1.1     Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or any other Person of any of their respective obligations under any Credit Document.

1.2     Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.6(b)(i) and (b)(ii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.6(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Documents as a Lender under the Credit Agreement and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has (x) received a copy of the Credit Agreement and has received or has been afforded the opportunity to receive copies of the most recent financial statements referred to in Section 8.9 of the Credit Agreement or delivered pursuant to Section 9.1 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (y) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 5.4(e) of the Credit Agreement), duly completed and executed by [the] [such] Assignee, (vi) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vii) it is not an Affiliated Lender, (viii) it [is][is not] a Bona Fide Debt Fund, (ix) it is not a Disqualified Lender and (x) it [is] [is not] a Defaulting Lender; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.     Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the

B-1-5

Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the] [the relevant] Assignee.

3.     General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Acceptance may be executed by one or more of the parties to this Assignment and Acceptance on any number of separate counterparts (including by facsimile or other electronic transmission) and all of said counterparts shall be deemed originals and taken together shall be deemed to constitute one and the same instrument. This Assignment and Acceptance and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

B-1-6

EXHIBIT B-2

FORM OF ASSIGNMENT AND ACCEPTANCE

(AFFILIATED LENDER)

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]13 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]14 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]15 hereunder are several and not joint.]16 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] in respect of the Term Loan Commitments and Term Loans identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor. The benefit of each Security Document shall be maintained in favor of [the][each] Assignee.

1.	Assignor[s]:

[Assignor is not][No Assignor is] a Defaulting Lender.

[13]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[14]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[15]	Select as appropriate.
[16]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

B-2-1

2.	Assignee[s]:

[for each Assignee, indicate [Lender] [Affiliate of [identify Lender]][Approved Fund]]

3.	Assignee Status:

The Assignee[s] is an Affiliated Lender         Yes    ☐  No    ☐

The Assignee[s] is a Disqualified Lender                       Yes    ☐  No    ☐

The Assignee[s] is a Defaulting Lender                          Yes    ☐  No    ☐

4.	Borrower: BCPE Eagle Buyer LLC

5.	Administrative Agent: Royal Bank of Canada, as the Administrative Agent under the Credit Agreement

6.

Credit Agreement: Second Lien Credit Agreement, dated as of March 16, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BCPE Eagle Intermediate Holding, LLC, a Delaware limited liability company, BCPE Eagle Buyer LLC, a Delaware limited liability company, the lending institutions from time to time party thereto and Royal Bank of Canada, as the Administrative Agent and the Collateral Agent.

7.	Assigned Interest:

Assignor[s][17]	Assignee[s][18]	Term Loan Commitment/Term Loans Assigned[19]	Aggregate Amount of Term Loan Commitment/ Term Loans for all Lenders[20]			Amount of Term Loan Commitment/ Term Loans Assigned			Percentage Assigned of Term Loan Commitment/ Term Loans[21]
			$	[	]	$	[	]		%
			$	[	]	$	[	]		%
			$	[	]	$	[	]		%
			$	[	]	$	[	]		%

[8.	Trade Date: ][22]

[17]	List each Assignor, as appropriate.
[18]	List each Assignee, as appropriate.
[19]	Fill in Class (and Series, Refinancing Series, Replacement Series or Extension Series, as applicable) of Term Loan Commitments/Term Loans being assigned.
[20]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. “All Lenders” refers to all Lenders under the applicable Class (and Series or Extension Series, as applicable).

[21]

Set forth, to at least 9 decimals, as a percentage of the Term Loan Commitments/Term Loans of all Lenders under the applicable Class (and Series, Refinancing Series, Replacement Series, or Extension Series, as applicable).

[22]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

B-2-2

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR[S]]

By:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE[S]]

By:
Title:

[Consented to and Accepted:

BCPE EAGLE BUYER LLC,
as Borrower

By:
Name:
Title:	][23]

[23]	To the extent required pursuant to Section 13.6(b) of the Credit Agreement.

B-2-3

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.     Representations and Warranties.

1.1     Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or any other Person of any of their respective obligations under any Credit Document.

1.2     Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.6(b)(i), (b)(ii) and (h) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.6(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Documents as a Lender under the Credit Agreement and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has (x) received a copy of the Credit Agreement and has received or has been afforded the opportunity to receive copies of the most recent financial statements referred to in Section 8.9 of the Credit Agreement or delivered pursuant to Section 9.1 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (y) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 5.4(e) of the Credit Agreement), duly completed and executed by [the] [such] Assignee, (vi) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vii) it is an Affiliated Lender, (viii) it is not a Disqualified Lender, (ix) it is not a Defaulting Lender and (x) as of the Effective Date, after giving effect to the assignment of the Assigned Interest pursuant to this Assignment and Acceptance, the aggregate principal amount of Term Loans held by Affiliated Lenders shall not exceed 25% of the aggregate principal amount of all Term Loans outstanding at the time of such assignment; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender. [The][Each] Assignee acknowledges and agrees to the provisions of Section 13.6(h)(ii) of the Credit Agreement.

B-2-4

2.     Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the] [the relevant] Assignee.

3.     General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Acceptance may be executed by one or more of the parties to this Assignment and Acceptance on any number of separate counterparts (including by facsimile or other electronic transmission) and all of said counterparts shall be deemed originals and taken together shall be deemed to constitute one and the same instrument. This Assignment and Acceptance and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

4.     Excluded Information. [[The] [Each] Assignee acknowledges and agrees that (i) the Assignor may possess or come into possession of information regarding the Assigned Interest or the Credit Parties not known to such Assignee that may be material to such Assignee’s decision to enter into the assignment of such Assigned Interests (including material non-public information) (“Assignor Known Excluded Information”), (ii) such Assignee will independently make its own analysis and determination to enter into an assignment of its Assigned Interests and to consummate the transactions contemplated hereby notwithstanding such Assignee’s lack of knowledge of Assignor Known Excluded Information and (iii) none of the Assignor, the Credit Parties, the Sponsors or any other Person shall have any liability to such Assignee with respect to the nondisclosure of the Assignor Known Excluded Information.]24 [[The] [Each] Assignor acknowledges and agrees that (i) the Assignee may possess or come into possession of information regarding the Assigned Interests or the Credit Parties not known to such Assignor that may be material to such Assignor’s decision to enter into the assignment of such Assigned Interests (including material non-public information) (“Assignee Known Excluded Information”), (ii) such Assignor will independently make its own analysis and determination to enter into an assignment of its Assigned Interests and to consummate the assignment hereby notwithstanding such Assignor’s lack of knowledge of Assignee Known Excluded Information and (iii) none of the Assignee, the Credit Parties, the Sponsors or any other Person shall have any liability to such Assignor with respect to the nondisclosure of the Assignee Known Excluded Information.]25

[24]	Include if Assignor is an Affiliated Lender
[25]	Include if Assignee is an Affiliated Lender

B-2-5

EXHIBIT C

FORM OF SECOND LIEN GUARANTEE

[Provided under separate cover.]

C-1

EXHIBIT D

FORM OF INTERCOMPANY NOTE

New York, New York

[            ], 20[    ]

FOR VALUE RECEIVED, each of the undersigned (and its successors), to the extent a borrower from time to time with respect to any loan or advance constituting Indebtedness (a “Loan”) from any other entity listed on the signature pages hereto (each, in such capacity, a “Payor”), hereby promises to pay to the order of such other entity listed below (each, in such capacity, a “Payee”) or its registered assigns, at the time specified on the Schedule attached hereto with respect to such Loan (or if there is no such Schedule, on demand or as otherwise agreed by such Payor and such Payee), and in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available or same day funds, as applicable, at such location as the applicable Payee shall from time to time designate, the unpaid principal amount of all Loans made by such Payee to such Payor. Each Payor promises also to pay interest, if any, on the unpaid principal amount of all such Loans in like money at said location from the date of such Loans until paid at such rate per annum as shall be reflected on the Schedule or as otherwise agreed upon from time to time by such Payor and such Payee. The terms and conditions of one or more Loans may (but are not required to) be set forth on the Schedule attached to this note (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Note”) to memorialize the agreement of the Payor and Payee with respect to such Loan(s), in which case the terms and conditions specified in the Schedule shall govern as between the Payor and Payee unless otherwise agreed in writing between them.

This Note is an Intercompany Note referred to in the Second Lien Credit Agreement, dated as of March 16, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BCPE Eagle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), BCPE Eagle Buyer LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time party thereto (the “Lenders”) and Royal Bank of Canada, as the administrative agent and collateral agent for the Lenders (in such capacities and, together with its successors and permitted assigns in such capacities, the “Administrative Agent”). Capitalized terms used in this Note and not otherwise defined herein have the meanings specified in the Credit Agreement.

Each Payee that is a Credit Party hereby acknowledges and agrees that after the occurrence and during the continuance of an Event of Default under the Credit Agreement and after notice from the Administrative Agent to such Payee, the Administrative Agent may exercise all rights provided in the Credit Agreement, the Security Agreement and the Pledge Agreement with respect to this Note.

Each Payee is hereby authorized (but not required) to record all Loans made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Anything in this Note to the contrary notwithstanding, the Indebtedness evidenced by this Note owed by any Payor that is a Credit Party (an “Affected Payor”) to any Payee that is not a Credit Party (an “Affected Payee”) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Affected Payor, including, without limitation, where applicable, under such Affected Payor’s guarantee of the Obligations (the Obligations and the guarantee of the foregoing obligations are hereinafter collectively referred to as “Senior Indebtedness”):

(i)     In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Affected Payor, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Affected Payor (except as permitted under the Credit Agreement), whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent obligations) before any Affected Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full (other contingent obligations) in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Affected Payee would otherwise be entitled (other than (A) equity securities or (B) debt securities of such Affected Payor that are subordinated, to at least the same extent as this Note, to the payment of Senior Indebtedness then outstanding (such securities hereinafter referred to as “Restructured Debt Securities”)) in respect of this Note shall be made to the holders of Senior Indebtedness;

(ii)     (x) if any Event of Default under the Credit Agreement occurs and is continuing with respect to any Senior Indebtedness and (y) the Administrative Agent under the Credit Agreement delivers notice to the Borrower in accordance with the Pledge Agreement instructing the Borrower that the Administrative Agent is thereby exercising its rights pursuant to this clause (ii) then, unless agreed by the Administrative Agent, no payment or distribution of any kind or character shall be made by or on behalf of the Affected Payor or any other Person on its behalf, and no payment or distribution of any kind or character shall be received by or on behalf of the Affected Payee or any other Person on its behalf, with respect to this Note unless and until the holders of Senior Indebtedness have been paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent obligations); and

(iii)     if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Affected Payee in violation of the foregoing clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash (other than contingent obligations), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), in accordance with the relevant Credit Documents ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay such Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Affected Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Affected Payor hereby agrees that the subordination of this Note is for the benefit of the Administrative Agent and each Lender (collectively, the “Senior Creditors”) and that the Administrative Agent may, on behalf of itself and the Lenders, proceed to enforce the subordination provisions herein to the extent applicable.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest, if any, on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness. Each Payee is hereby authorized (but not required) to record all Loans made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note shall not in any way replace, or affect the principal amount of, any intercompany loan outstanding between any Payor and any Payee prior to the execution hereof, and to the extent permitted by applicable law, from and after the date hereof, each such intercompany loan shall be deemed to incorporate the terms set forth in this Note to the extent applicable and shall be deemed to be evidenced by this Note together with any documents and instruments executed prior to the date hereof in connection with such intercompany Indebtedness.

To the fullest extent permitted by law, each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. Except to the extent of any taxes required by law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof.

It is understood that this Note shall evidence only Indebtedness and not amounts owing in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.

From time to time after the date hereof, and as may be reflected on the Schedule, if desired, additional Subsidiaries of Holdings may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, which shall automatically be incorporated into this Note, notice of which is hereby waived by the other Payors and Payees, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended. The Payor or its designee (which shall, at the Administrative Agent’s request, be the Administrative Agent, acting solely for these purposes as agent of the Payor) shall record the transfer of the right to payments of principal and interest on the Indebtedness governed by this Note to holders of the Senior Indebtedness in a register (the “Register”), and no such transfer shall be effective until entered in the Register.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

[NAME OF ENTITY], as Payee and Payor

By:
Name:
Title:

Schedule to Intercompany Note

EXHIBIT E

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [            , 20    ] (this “Agreement”), by and among [NEW LOAN LENDERS] (each, a “New Term Loan Lender”), BCPE Eagle Buyer LLC, a Delaware limited liability company (the “Borrower”), and Royal Bank of Canada, as the Administrative Agent (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Second Lien Credit Agreement, dated as of March 16, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BCPE Eagle Intermediate Holdings LLC, a Delaware limited liability company, the Borrower, the lending institutions from time to time party thereto, and Royal Bank of Canada, as the Administrative Agent and the Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish New Term Loan Commitments by, among other things, entering into one or more Joinder Agreements with New Term Loan Lenders (each, a “New Loan Lender”), as applicable;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New Loan Lender party hereto hereby commits to provide its respective New Term Loan Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below.

Each New Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents and the exhibits thereto, together with copies of the most recent financial statements referred to in Section 8.9 of the Credit Agreement or delivered pursuant to Section 9.1 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other New Loan Lender or any other Lender or Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

Each New Loan Lender hereby agrees to make its respective Commitment on the following terms and conditions:26

1.

Applicable Margin. The Applicable Margin for ABR Loans or for LIBOR Loans, as applicable, for each Series [                    ] New Term Loan shall mean, as of any date of determination, the applicable percentage per annum as set forth below.

Series [ ] New Term Loans
LIBOR Loans	ABR Loans
[ ]%	[	]%

2.

[Principal Payments. The New Term Loan Maturity Date for the New Term Loans shall be [                    ]. The Borrower shall make principal payments on the Series [                    ] New Term Loans in installments on the dates and in the amounts set forth below:]

(A)	(B)
New Term Loan Payment Date	Scheduled Repayment of Series [ ] New Term Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

3.

Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Series [                    ] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series [                    ] New Term Loans in accordance with Section 5.1, Section 5.2 or Section 13.6(h) of the Credit Agreement, as applicable.

[Insert other additional provisions with respect to Series [                    ] New Term Loans]

4.	Proposed Borrowing. This Agreement represents a request by the Borrower to borrow Series [ ] New Term Loans from the New Loan Lenders as follows (the “Proposed Borrowing”):

(a)	Business Day of Proposed Borrowing: [ ], [ ]

(b)	Amount of Proposed Borrowing: $[ ]

(c)	Interest rate option:

(i)	[$[ ] of ABR Loan(s)]

[26]	Insert completed items 1-3 as applicable, with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.

(ii)	[$[ ] of LIBOR Loans with an initial Interest Period of [ ] month(s)]

5.

[New Loan Lenders. Each New Loan Lender acknowledges and agrees that upon its execution of this Agreement and the making of Series [                    ] New Term Loans, as the case may be, that such New Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder and under the Intercreditor Agreements, as applicable, pursuant to Section 12.13 of the Credit Agreement.][27]

6.	Credit Agreement Governs. Except as set forth in this Agreement, the Series [ ] New Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

7.

[Borrower Certifications. By its execution of this Agreement, the undersigned officer of the Borrower, to the best of his or her knowledge, hereby certifies, solely in his or her capacity as an officer of the Borrower and not in his or her individual capacity, that, subject to Section 1.12(f) of the Credit Agreement, no Event of Default (or if this Agreement is being executed in connection with a Permitted Acquisition or other acquisition constituting a Permitted Investment, or in connection with the refinancing of any Indebtedness that requires an irrevocable prepayment or redemption notice, that no Event of Default under Section 11.1 or Section 11.5 of the Credit Agreement) exists on the date hereof before or after giving Pro Forma Effect to the New Term Loan Commitments contemplated hereby [and to the Permitted Acquisition or other acquisition constituting a Permitted Investment occurring in connection therewith].][28]

8.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Loan Lender shall be as set forth below its signature below.

9.	Notice of Borrowing. The notice in respect of any initial Borrowing under this Agreement may be conditioned on any Permitted Acquisition or other acquisition or Permitted Investment.

10.

Tax Forms. For each relevant New Loan Lender, delivered herewith to the Administrative Agent and the Borrower are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Loan Lender may be required to deliver to the Administrative Agent and/or the Borrower pursuant to Section 5.4(e) of the Credit Agreement.

11.	Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Series [ ] New Term Loans made by each New Loan Lender in the Register.

12.

Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

13.

Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

[27]	Insert bracketed language if the lending institution is not already a Lender.
[28]	Certification may be revised to reflect the individual transaction.

14.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

15.

Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.

Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts shall be deemed originals and taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

[NAME OF NEW LOAN LENDER]

By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

BCPE EAGLE BUYER LLC

By:
Name:
Title:

[Consented to by:

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:	][29]

[29]	To the extent required under Section 2.14 of the Credit Agreement.

SCHEDULE A

TO JOINDER AGREEMENT

Name of New Loan Lender	Commitment Amount
[ ]	$
Total:	$

EXHIBIT F

[Reserved]

F-1

EXHIBIT G

FORM OF SECOND LIEN PLEDGE AGREEMENT

[Provided under separate cover]

G-1

EXHIBIT H

FORM OF SECOND LIEN SECURITY AGREEMENT

[Provided under separate cover.]

H-1

EXHIBIT I

FORM OF PROMISSORY NOTE

(TERM LOANS)

            ,

FOR VALUE RECEIVED, the undersigned Borrower (as defined below) hereby promises to pay to                      or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of (a) [                    ] ($[        ]), or, if less, (b) the aggregate unpaid principal amount, if any, of the [Initial Term Loan][New Term Loan][Extended Term Loan][Refinancing Term Loan][Replacement Term Loan] made by the Lender to the Borrower under that certain Second Lien Credit Agreement, dated as of March 16, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BCPE Eagle Buyer LLC, a Delaware limited liability company (the “Borrower”), BCPE Eagle Intermediate Holdings LLC, a Delaware limited liability company, the lending institutions from time to time party thereto and Royal Bank of Canada, as the Administrative Agent and the Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement).

The Borrower promises to pay interest on the unpaid principal amount of the [Initial Term Loan][New Term Loan][Extended Term Loan][Refinancing Term Loan][Replacement Term Loan] made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified in accordance with the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid in accordance with the Credit Agreement, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in Section 2.5(g) of the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided in the Credit Agreement. The [Initial Term Loan][New Term Loan][Extended Term Loan][Refinancing Term Loan][Replacement Term Loan] evidenced hereby is guaranteed and secured as provided in the Credit Agreement and in the other Credit Documents. Upon the occurrence and during the continuation of one or more Events of Default, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The [Initial Term Loan][New Term Loan][Extended Term Loan][Refinancing Term Loan][Replacement Term Loan] made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The transfer, sale or assignment of any rights under or interest in this Promissory Note is subject to certain restrictions contained in the Credit Agreement, including Section 13.6 thereof. This Promissory Note is a registered obligation and no assignment hereof shall be effective until recorded in the Register.

The Borrower, for itself, its successors and assigns, to the extent permitted by law, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[This Promissory Note is issued in full substitution for and replacement of, but not in payment of, the Promissory Note of the Borrower dated [                    ], payable to [                    ] in the original principal amount of $[        ].]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has executed this Promissory Note on the date first set forth above.

BCPE EAGLE BUYER LLC

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT J

FORM OF NOTICE OF BORROWING OR NOTICE OF CONVERSION OR CONTINUATION

Date:             , 20

To:	Royal Bank of Canada 20 King Street West, 4th Floor Toronto, Ontario M5H 1C4 Canada Attention: Manager, Agency Services

Ladies and Gentlemen:

Reference is made to the Second Lien Credit Agreement, dated as of March 16, 2017 (as amended, restated, amended and restated supplemented or otherwise modified from time to time, the “Credit Agreement”), among BCPE Eagle Intermediate Holdings LLC, a Delaware limited liability company, BCPE Eagle Buyer LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time party thereto, and Royal Bank of Canada, as the Administrative Agent and the Collateral Agent. Unless otherwise defined herein, capitalized terms used in this Notice of [Borrowing] [Conversion] [Continuation] shall have the respective meanings given to them in the Credit Agreement.

Pursuant to [Section 2.3] [Section 2.6] of the Credit Agreement, the Borrower hereby requests the following [borrowing][conversion][continuation] of certain Loans as specified below:

Class of Loans to be borrowed or converted or continued:

[Initial Term Loans]

[Series [                    ] of Extended Term Loans]

[Series [                    ] of Replacement Term Loans]

[Series [                    ] of New Term Loans]

[Series [                    ] of Refinancing Term Loans]

(1)	[Initial][Extended][Replacement][New][Refinancing] Term Loans

(a)	Aggregate amount of [Initial][Extended][Replacement][New][Refinancing] Term Loans is to be $ .

(b)	Requested funding date is , 20 .

(c)	$ of such borrowing is to be a LIBOR Loan; $ of such borrowing is to be an ABR Loan.

(d)	[Length of Interest Period for LIBOR Loans is month(s).][30]

[30]	One, two, three or six (or if available to all the Lenders making such LIBOR Loans, a twelve month period or a period shorter than one month).

(2)     convert $[        ] of ABR Loans in the name of the Borrower into LIBOR Loans with an Interest Period duration of                     31 month(s) on                     32.

(3)     convert $[        ] of LIBOR Loans in the name of the Borrower into ABR Loans on         33.

(4)     continue $[        ] of LIBOR Loans in the name of the Borrower with an Interest Period duration of                     34 month(s) on                     35.

[Signature Page Follows]

[31]	One, two, three or six (or if available to all the Lenders making such LIBOR Loans, a twelve month period or a period shorter than one month).
[32]	Date of conversion (must be a Business Day)
[33]	Date of conversion (must be a Business Day)
[34]	One, two, three or six (or if available to all the Lenders making such LIBOR Loans, a twelve month period or a period shorter than one month).
[35]	Date of continuation (must be a Business Day)

BCPE EAGLE BUYER LLC as Borrower

By:
Name:
Title:

EXHIBIT K-1

FORM OF

NON-BANK TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships or Pass-Through Entities For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit Agreement, dated as of March 16, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BCPE Eagle Intermediate Holdings LLC, a Delaware limited liability company, BCPE Eagle Buyer LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time party thereto, and Royal Bank of Canada, as the Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Lender]

By:
Name:
Title:

[Address]

Dated:

K-1-1

EXHIBIT K-2

FORM OF

NON-BANK TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships or Pass-Through Entities For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit Agreement, dated as of March 16, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BCPE Eagle Intermediate Holdings LLC, a Delaware limited liability company, BCPE Eagle Buyer LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time party thereto, and Royal Bank of Canada, as the Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the conduct of a U.S. trade or business by the undersigned or its direct or indirect partners/members that are claiming the portfolio interest exemption.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partners/members that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[SIGNATURE PAGE FOLLOWS]

K-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated:

K-2-2

EXHIBIT K-3

FORM OF

NON-BANK TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships or Pass-Through Entities For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit Agreement, dated as of March 16, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BCPE Eagle Intermediate Holdings LLC, a Delaware limited liability company, BCPE Eagle Buyer LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time party thereto, and Royal Bank of Canada, as the Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Participant]

By:
Name:
Title:

[Address]

Dated:

K-3-1

EXHIBIT K-4

FORM OF

NON-BANK TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships or Pass-Through Entities For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit Agreement, dated as of March 16, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BCPE Eagle Intermediate Holdings LLC, a Delaware limited liability company, BCPE Eagle Buyer LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time party thereto, and Royal Bank of Canada, as the Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the conduct of a U.S. trade or business by the undersigned or any direct or indirect partners/members that are claiming the portfolio interest exemption.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Participant]

By:
Name:
Title:

[Address]

Dated:

K-4-1

EXHIBIT L

FORM OF CREDIT PARTY CLOSING CERTIFICATE

[CREDIT PARTY]

[ASSISTANT] SECRETARY’S CERTIFICATE

MARCH 16, 2017

This Certificate is being executed and delivered pursuant to Section 6.1(o) of the Second Lien Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among BCPE Eagle Intermediate Holdings LLC, a Delaware limited liability company, BCPE Eagle Buyer LLC, a Delaware limited liability company, as borrower, the lending institutions from time to time party thereto, and Royal Bank of Canada, as the Administrative Agent and the Collateral Agent. Capitalized terms used but not defined in this Certificate shall have the meanings set forth in the Credit Agreement (hereinafter referred to as the “Agreement”).

I, [●], hereby certify that I am the duly elected and qualified [Assistant] Secretary of each of the companies listed on Exhibit A hereto (the “Companies”), and that as such, I am authorized to execute and deliver this Certificate on behalf of each of the Companies, and further certify, in my capacity as [Assistant] Secretary of each of the Companies, as follows:

1.     Attached hereto as Exhibit B-[●] through B-[●] are true, correct and complete copies of the certificates of incorporation or formation or other similar organizational document of each of the Companies and all amendments thereto, as in full force and effect on the respective dates set forth in the certification of the Secretary of State of the state of organization of each of the Companies attached to or set forth in such certificate of incorporation or formation or other similar organizational document and at all times thereafter, including on the date of adoption of the resolutions attached hereto as Exhibit D, to and including the date hereof (the “Charter Documents”)[;provided that on the Closing date, the certificate of incorporation of [●] will be amended and restated as the certificate of incorporation set forth in Exhibit C-[●]].

2.     No amendment to the Charter Documents has been filed by any of the Companies with the Secretary of State of the state of organization of such Company since the later of the date of (i) the initial filing referenced in the Charter Documents of such Company and (ii) the most recent certificate of amendment, restatement, amendment and restatement or correction, if any, referenced in the Charter Documents of such Company.

3.     Attached hereto as Exhibit C-[●] through C-[●] are true, correct and complete copies of the by-laws, operating agreements or similar organization document of each of the Companies and all amendments thereto, as in full force and effect since their respective dates of adoption and at all times thereafter, including on the date of adoption of the resolutions and/or consent attached hereto as Exhibit D, to and including the date hereof (the “Operating Documents”) and no proceeding for the amendment of the Operating Documents has been taken and no such proceedings are proposed or pending[;provided that on the Closing date, the by-laws of [●] will be amended and restated as the by-laws set forth in Exhibit C-[●]].

4.     Attached hereto as Exhibit D is a true, correct and complete copy of the resolutions and/or consents duly adopted by the board of directors or sole member, members and/or managers, as applicable, of each of the Companies authorizing (i) the execution, delivery and performance of the Credit Documents and each other document, instrument or agreement in connection therewith to which such Company is a party and (ii), in the case of the Borrower, the extensions of credit contemplated under the Credit Agreement to be made on the Closing Date. Such resolutions and/or consents have not been modified, amended or rescinded and are in full force and effect as of the date hereof.

5.     Each person set forth on Exhibit E-[●] through E-[●] is, as of the date hereof, a duly elected or appointed, qualified and acting officer of the Company or Companies named therein and holds the office of such Company as indicated next to his or her name and the signature appearing opposite his or her name is his or her true and genuine signature (or true facsimile thereof or other electronic transmission thereof).

6.     Attached hereto as Exhibit F is a true and complete copy of the certificate of good standing of each of the Companies, to the extent applicable in the jurisdiction of organization of such Company, certified as of a recent date by the Secretary of State or similar state agency, as applicable, of such Company.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first set forth above.

[                    ]

[Assistant] Secretary

I, [●], hereby certify that I am the duly elected and qualified [insert title] of each of the Companies and that [●] is the duly elected, qualified and acting [Assistant] Secretary of each of the Companies, and that the signature appearing above is [his/her] true and genuine signature (or true facsimile thereof or other electronic transmission thereof).

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first set forth above.

[                    ]

[Insert Title]

EXHIBIT A

Companies

EXHIBIT B-[●]

[NAME OF COMPANY]

Charter Documents

EXHIBIT C-[●]

[NAME OF COMPANY]

Operating Documents

EXHIBIT D

Resolutions/Consents

EXHIBIT E-[●]

Incumbency Certificate of

[LIST COMPANIES]

Name	Office	Signature

[Name]	[Title]

[Name]	[Title]

[Name]	[Title]

[Name]	[Title]

EXHIBIT F

Certificates of Good Standing

EXHIBIT M

FORM OF PREPAYMENT NOTICE1

Date:             , 20

To:	Royal Bank of Canada

20 King Street West, 4th Floor

Toronto, Ontario M5H 1C4

Canada

Attention:   Manager, Agency Services

Ladies and Gentlemen:

Reference is made to the Second Lien Credit Agreement, dated as of March 16, 2017 (as amended, restated, amended and restated supplemented or otherwise modified from time to time, the “Credit Agreement”), among BCPE Eagle Intermediate Holdings LLC, a Delaware limited liability company, BCPE Eagle Buyer LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time party thereto, and Royal Bank of Canada, as the Administrative Agent and the Collateral Agent. Unless otherwise defined herein, capitalized terms used in this Prepayment Notice shall have the respective meanings given to them in the Credit Agreement.

This Prepayment Notice is delivered to you pursuant to Section 5.1 of the Credit Agreement. The Borrower hereby give notice of a prepayment of Loans as follows:

1.	☐ ABR Loans in the aggregate principal amount of $[ ].
☐ LIBOR Loans with an Interest Period ending [ ] in the aggregate principal amount of [ ].

2.	On [ ] (a Business Day)[2].

This Prepayment Notice and the prepayment contemplated hereby comply with the Credit Agreement, including Section 5.1 of the Credit Agreement.

[Remainder of page intentionally left blank]

[1]	Prepayment Notice may be revised to reflect the individual transaction.
[2]	If (i) a prepayment of ABR Loans, to be at least one Business Day from the date of this notice and (ii) a prepayment of LIBOR Loans, to be at least three Business Days from the date of this notice.

M-1

BCPE EAGLE BUYER LLC as Borrower

By:
Name:
Title:

[Signature to Form of Prepayment Notice]